As filed with the Securities and Exchange Commission on June 29, 1998
                                               Registration No. 333-50815
 =========================================================================

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                        _________________________

                             AMENDMENT NO. 2
                                    TO
                                 FORM S-4
                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933
                        _________________________
                      Frank's Nursery & Crafts, Inc.
          (Exact name of Registrant as specified in its charter)

    Michigan                      5200
(State or other             (Primary Standard
jurisdiction of                 Industrial                   38-1561374
incorporation or            Classification Code            (I.R.S. Employer
 organization)                    Number)                 Identification No.)
                        _________________________

                         1175 West Long Lake Road
                           Troy, Michigan 48098
                              (248) 712-7000
 (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                        _________________________

                              Larry T. Lakin
                         Chief Financial Officer
                      Frank's Nursery & Crafts, Inc.
                         1175 West Long Lake Road
                           Troy, Michigan 48098
                              (248) 712-7000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                        _________________________

                                 Copy to:
                           Vincent Pagano, Jr.
                        Simpson Thacher & Bartlett
                           425 Lexington Avenue
                            New York, NY 10017
                              (212) 455-2000
                        _________________________

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there _________________________is compliance with General Instruction G, check the following box /_/.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

__________________________________________________________________________

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
__________________________________________________________________________

                 Subject to completion, dated June 29, 1998
PROSPECTUS
____________, 1998

                       Frank's Nursery & Crafts, Inc.

                Offer to Exchange up to $115,000,000 of its
            10 1/4% Series B Senior Subordinated Notes due 2008
                    which have been Registered under the
                 Securities Act for any of its outstanding
                 10 1/4% Senior Subordinated Notes due 2008
                         _________________________
    THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
                      ________, 1998, UNLESS EXTENDED.
                         _________________________

         Frank's Nursery & Crafts, Inc., a Michigan corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange an aggregate of up to $115,000,000 principal amount of its 10 1/4% Series B Senior Subordinated Notes due 2008 (the "Exchange
Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for an identical principal amount of its outstanding 10 1/4% Senior Subordinated Notes due 2008 (the "Old Notes"; collectively with the Exchange Notes, the "Notes") of the Company from the holders thereof. As of the date of this Prospectus, $115,000,000 aggregate principal amount of the Old Notes is outstanding. The Old Notes were issued and sold on February 26, 1998 in a transaction not registered under the Securities Act in reliance upon an exemption from the registration requirements thereof (the "Offering"). In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act. The Exchange Notes are being offered hereby in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement (as defined herein).

         The Exchange Notes will be obligations of the Company entitled to the benefits of the Indenture (as defined herein) relating to the Old Notes. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes except that the Exchange Notes have been registered under the Securities Act and therefore will not bear legends restricting their transfer and will not contain certain provisions providing for registration rights and liquidated damages relating to the Old Notes under certain circumstances described in the Registration Rights Agreement, which provisions will terminate as to all the Notes upon the consummation of the Exchange Offer. See "The Exchange Offer".

         Interest on the Exchange Notes will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 1998 (each, an "Interest Payment Date"). The Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after March 1, 2003 at the redemption prices set forth herein, plus accrued and unpaid interest, if any, thereon to the applicable redemption date. Prior to March 1, 2001, up to 35% of the aggregate principal amount of Exchange Notes originally issued will be redeemable at the option of the Company, in whole or in part, at any time, on one or more occasions, from the net proceeds of one or more public offerings of Capital Stock (as defined herein) of (i) the Company or (ii) FNC Holdings, Inc. ("Holdings"), the sole shareholder of the Company, to the extent the net cash proceeds thereof are (a) contributed to the Company as a capital contribution to the common equity of the Company or (b) used to purchase Equity Interests (as defined herein) of the Company (in either case, other than Disqualified Stock (as defined herein)), at a price of 110.25% of the principal amount of the Exchange Notes, together with accrued and unpaid interest, if any, to the date of redemption; provided that at least 65% of the aggregate principal amount of Exchange Notes remains outstanding immediately after the occurrence of each such redemption. See "Description of Exchange Notes". Upon the occurrence of a Change of Control (as defined herein), each holder of Exchange Notes may require the Company to repurchase all or a portion of such holder's Exchange Notes at a redemption price of 101% of the principal amount of the Exchange Notes, together with accrued and unpaid interest, if any, to the date of repurchase. There can be no assurance that upon the occurrence of a Change of Control the Company will have, or will have access to, sufficient funds to repurchase the Exchange Notes in the manner contemplated herein. See "Description of Exchange Notes--Repurchase at the Option of Holders-- Change of Control" and "--Certain Definitions".

         The Exchange Notes will be general, unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Debt (as defined herein) of the Company including all of the Company's obligations under the Senior Credit Facility (as defined herein), will rank pari passu with all future senior subordinated debt of the Company and will rank senior in right of payment to all of the Company's future subordinated debt. As of May 17, 1998, the aggregate amount of Senior Debt to which the Exchange Notes are subordinated is approximately $64.3 million. The Indenture will permit the Company to incur additional Indebtedness, subject to certain limitations. See "Description of Exchange Notes".

         The Old Notes are designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. There is no established trading market for the Exchange Notes. The Company does not currently intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the liquidity or development of any market for the Exchange Notes.

         Exchange Notes initially will be represented by one or more Exchange Notes in registered, global form without interest coupons (collectively, the "Global Exchange Notes"). The Global Exchange Notes will be deposited with the Trustee (as defined herein) as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC. Ownership of beneficial interests in the Global Exchange Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee or participants therein.

         The Exchange Offer is not conditioned upon any minimum
aggregate principal amount of Old Notes being tendered for exchange. The Exchange Offer will expire at 5:00 p.m., New York City time, on ________, 1998 (the "Expiration Date"). The Company does not currently intend to extend the Expiration Date. Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. The Company will not receive any cash proceeds from the Exchange Offer and will pay all expenses incident to the Exchange Offer.
                         _________________________
         See "Risk Factors" beginning on page 14 for a discussion of certain factors that should be considered in connection with the Exchange Offer and an investment in the Exchange Notes.
                         _________________________
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                 THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

         Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or
(ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. In the event that the Company's belief is inaccurate, holders of Exchange Notes who transfer Exchange Notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability under the Securities Act. The Company does not assume or indemnify holders against such liability. The Company has not sought, and does not intend to seek, its own no-action letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Notwithstanding the foregoing, each broker-dealer that receives Exchange
Notes in exchange for Old Notes held for its own account, as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.
The Letter of Transmittal states that by so acknowledging and bydelivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with resales of Exchange Notes where such Exchange Notes were acquired by such broker-dealer as a result of market-making or other trading activities. The Company has agreed that, for a period of 120 days after the consummation of the Exchange Offer, it will make this Prospectus and any amendment or supplement to this Prospectus available to any such broker-dealer for use in connection with any such resale. See "Plan of Distribution".


              DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         All statements other than statements of historical facts included in this Prospectus, including without limitation, the discussions of the Company's business strategy and expectations concerning the Company's position in the industry and market share, future operations, margins, profitability, liquidity and capital resources, as well as statements concerning increased market penetration, geographic expansion and achievement of cost savings, may constitute forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the Company's forward-looking statements are set forth below and elsewhere in this Prospectus. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth below. See "Risk Factors".

                           AVAILABLE INFORMATION

         The Company has filed with the Commission a registration statement on Form S-4 (herein referred to, together with all exhibits and schedules and supplements thereto and any amendments thereto, as the "Exchange Offer Registration Statement") under the Securities Act with respect to the Exchange Notes offered hereby. This Prospectus, which forms a part of the Exchange Offer Registration Statement, does not contain all of the information set forth in the Exchange Offer Registration Statement, as certain parts of the Exchange Offer Registration Statement are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Exchange Notes offered hereby, reference is hereby made to the Exchange Offer Registration Statement. Statements contained in this Prospectus as to the contents of certain documents are not necessarily complete and, in each instance, reference is hereby made to the copy of such document filed as an exhibit to the Exchange Offer Registration Statement.

         The Company is not currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Upon consummation of the Exchange Offer, the Company will be subject to the information requirements of the Exchange Act and, in accordance therewith, will file periodic reports and other information with the Commission. In addition, pursuant to the Indenture, the Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Notes remain outstanding, the Company will furnish to the holders of the Notes and file with the Commission, if permitted, (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company was required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated subsidiaries and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company was required to file such reports.
In addition, for so long as any of the Old Notes remain outstanding, the Company has agreed to furnish to any prospective purchaser of the Old
Notes or beneficial owner of the Old Notes, upon their request, the information required by Rule 144A(d)(4) under the Securities Act.

         Any reports or documents filed by the Company with the Commission (including the Exchange Offer Registration Statement) may be inspected and copied at the Public Reference Section of the Commission's office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices in New York at Seven World Trade Center, 13th Floor, New York, New York 10048 and Chicago at Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such reports or other documents may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a Web site that contains reports and other information that is filed through the Commission's Electronic Data Gathering Analysis and Retrieval System. The Web site can be accessed at http://www.sec.gov.

         UNTIL _____________, 1998, (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                             PROSPECTUS SUMMARY


         The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, references in this Prospectus to the "Issuer", "Frank's" or the "Company" refer to Frank's Nursery & Crafts, Inc., a Michigan corporation, and references to "Holdings" refer to the sole shareholder of Frank's, FNC Holdings Inc. (formerly known as General Host Corporation), a New York corporation. References in this Prospectus to "Cypress" refer to The Cypress Group L.L.C. and its affiliates. All references in this Prospectus to a fiscal year refer to the 52 or 53 weeks ended on the last Sunday in January (e.g., fiscal 1997 refers to the fiscal year ended January 25, 1998).

                                The Company

         The Company operates the largest chain (as measured by sales) in the United States of specialty retail stores devoted to the sale of lawn and garden products. In addition, the Company sells dried and artificial flowers and arrangements, Christmas merchandise, crafts and pet supplies. As of January 25, 1998, the Company operated 256 retail stores located in 15 states primarily in the East and Midwest regions of the country under the name Frank's Nursery & Crafts (Registered Trademark). The Company derives approximately 80% of its sales from its core business lines, which include lawn and garden products, related home decor merchandise such as dried and artificial flowers and Christmas merchandise. For fiscal 1997, the Company generated sales of $530.0 million and incurred a net loss of $31.4 million.

         The Company was organized in 1957. Holdings acquired the Company in 1983 with the objective of developing the first national chain of lawn and garden stores. At the time of the acquisition, Frank's had 95 stores principally located in the Midwest. Since 1983, the Company has built, leased or acquired a net of 161 stores in existing and new markets to become the largest retail chain in the national lawn and garden industry. On December 24, 1997, Holdings was acquired by Cypress and new senior management with the strategic objective of positioning Frank's as the leading specialty retailer in the lawn and garden arena. Frank's represents Holdings' sole operating subsidiary.

         The Company's principal executive offices are located at 1175 West Long Lake Road, Troy, Michigan 48098 and its telephone number is
(248) 712-7000.

                        The Lawn and Garden Industry

         Based on information contained in the recent publication of a leading national trade journal, the Company believes that the overall retail market for lawn and garden products, defined to include green goods, fertilizers, gardening accessories, lawn furniture, Christmas merchandise and snow removal, power and watering equipment, was approximately $71.2 billion in 1996 and approximately $76.5 billion in 1997, representing a 7.4% growth over 1996. Based on the same publication, the Company believes that between 1987 and 1997 the industry experienced an 8.6% compound annual growth rate. Such industry-wide growth has been driven by several key factors, including the increasing popularity of gardening as a leisure activity and positive demographic trends. Highlighting such widespread popularity, a publicly available survey leads the Company to believe that 64% of the approximately 101 million U.S. households participated in some form of gardening activity in 1996.

         The national lawn and garden market is seasonal, highly fragmented and generally non-branded, consisting of thousands of local garden centers and mass merchandisers who sell lawn and garden products as part of their overall product lines. Published reports lead the Company to believe that the top ten competitors accounted for approximately 10% of 1996 industry-wide sales. The Company believes that the industry's popularity, steady and consistent overall growth and fragmented nature represent a significant opportunity for a well-established specialty retailer such as Frank's to capture significant market share in the future through both increased market penetration and geographic expansion.



                             Company Strengths

         The Company believes that its main competitive strengths include its experienced new management team, its well-positioned specialty retailing concept, its strong competitive position and the increased liquidity provided by its new capital structure.

         New Management Team with Proven Track Record. The Company's new management team is led by its new Chairman, Chief Executive Officer and President, Joseph R. Baczko, who was formerly President and Chief Operating Officer at Blockbuster Entertainment Corp. ("Blockbuster") (1991-1992) and the initial President of the International Division of Toys "R" Us, Inc. ("Toys "R" Us International") (1983-1991). At Blockbuster, Mr. Baczko oversaw system-wide revenue growth from approximately $1.1 billion to approximately $2.0 billion, and during his eight years with Toys "R" Us International, system-wide sales expanded to approximately $800 million. To assist him in leading the Company, Mr. Baczko has re-assembled his senior management team from Toys "R" Us International, including Adam Szopinski as Chief Operating Officer and Larry T. Lakin as Chief Financial Officer, both of whom served in their respective functions under Mr. Baczko while at Toys "R" Us International. This new management team has worked successfully together in the past and possesses, on average, 29 years of specialty retailing and general management experience.

         Well-Positioned to Capitalize on Favorable Industry Fundamentals. The Company believes it has a strong existing operating base in a popular and growing market segment. A recently published study leads the Company to believe that nearly two-thirds of all U.S. households participate in one or more types of lawn and garden activities, ranking such leisure activities among the most popular in the U.S. Based on industry studies, the Company believes that adults between the ages of 45 and 64 are the most frequent participants in the lawn and garden market, and the U.S. Census Bureau expects the percentage of Americans in this age bracket to increase from 19.9% in 1995 to 25.3% in 2005. In addition, management believes that Frank's merchandise selection is characterized by relatively "high-maintenance" and low cost products with the capacity to generate a significant level of ancillary purchases and a relatively low exposure to fashion risk. As the country's largest specialty retailer dedicated to this category, the Company is well-positioned to capitalize on these trends and characteristics.

         Well-Established Competitive Position. New management believes that the Company is well-positioned within the lawn and garden industry. Competition in the lawn and garden retailing industry is comprised of nationwide mass merchandisers and home centers (often called "big box" retailing chains because of the construction of their stores), which sell lawn and garden products as a portion of their overall product offering, on the one hand, and local, often family-run, garden centers on the other. Unlike the price-driven competitive model of the "big box" retailers, the Company's business model focuses on a broad product offering, high quality merchandise, value-added customer service and the convenience of shopping in a smaller format store specializing in the sale of lawn and garden products. The Company believes that such differentiating factors create a basis for successful competition with "big box" home centers. In addition, as the nation's largest specialty lawn and garden retailer, the Company believes it successfully takes advantage of the economies of scale associated with purchasing, advertising, distribution and brand name to compete with locally-owned garden centers.

         Increased Liquidity.   New management believes that the Company
has been subject to capital constraints that have significantly hindered its growth and operating performance. As a result of the Transactions, the Company's prior $20 million revolving credit facility was replaced with a new $110 million revolving credit facility which provides significant added liquidity to support the new management team's strategic objectives. Additionally, Holdings was acquired with a cash equity investment of $166 million which represents approximately 45% of the sources of funds used in the Transactions and the Offering.


                              Company Strategy

         The Company plans to build on its core competencies in plants and gardening and its current market position to become the leading national specialty retailer of lawn and garden products. Management intends to systematically accomplish this objective by: (i) rationalizing the Company's current cost structure, (ii) implementing a store refurbishment program covering all existing 256 stores, (iii) increasing overall inventory levels, (iv) further focusing its merchandising strategy on its core lawn and garden theme and (v) increasing market penetration and expanding geographically through the selective opening and/or acquisition of new store locations.

         Rationalize Cost Structure. Since closing the acquisition of Holdings by Cypress on December 24, 1997, the Company's new management team has identified and principally effected annual cost savings of approximately $13.1 million through: (i) reduction of corporate overhead related to the closing of Holdings' headquarters in Stamford, Connecticut,
(ii) streamlining and reduction of field supervision and store-level management, (iii) replacement of the Company's insurance policies with new lower premium plans providing for substantially similar coverages,
(iv) elimination of expenditures incurred by prior management to build and promote a new store concept, (v) termination of the temporary mall-based Christmas stores and realization of savings from several previous and two additional store closings and (vi) expense reductions associated with the consolidation of its distribution facilities implemented in late fiscal 1996 and early fiscal 1997.

         Implement Store Refurbishment Program. Management expects to refurbish all of Frank's existing 256 store locations. This refurbishment is expected to occur over a three-year period by investing an average of $75,000 per store to improve overall store presentation, layout, signage and fixturing. Management expects to implement this refurbishment program by initially focusing on markets where the Company enjoys high market penetration and brand awareness as well as stores where demographic characteristics, traffic conditions and the competitive environment are especially attractive.

         Increase Overall Inventory Levels. Largely due to capital constraints beginning in late fiscal 1995, the Company's purchases of new inventory dropped by approximately 15.6% in fiscal 1996. Managementbelieves that this decrease contributed to the Company's significant decline in fiscal 1996 comparable store sales. During fiscal 1997, the Company's purchases of inventory increased approximately 4.6% over fiscal 1996. New management intends to raise overall inventory levels through a one-time increase of approximately $50,000 per store, representing an increase of 14.5% versus average inventory levels during the latest twelve months.

         Focus Merchandising Strategy on Lawn and Garden Theme. The Company's new merchandising strategy will build upon Frank's core lawn and garden competencies. Management expects to (i) enhance and enlarge both indoor and outdoor live plant categories and introduce more specialized assortments, (ii) increase the variety of gardening tools, aids and accessories, (iii) expand Frank's own private label program, (iv) provide ancillary services such as in-store consultation and educational programs geared towards the gardening enthusiast and (v) broaden and enhance the presentation of the Company's dried and artificial flowers and arrangements and Christmas trim-a-tree businesses. In addition, new management expects to re-merchandise portions of the crafts and pet supplies product categories to make them more complementary to the Company's core lawn and garden theme.

         Pursue Increased Market Penetration and Geographic Expansion. The Company intends to focus solely on improving the operations of its existing store base in fiscal 1998. Management currently expects to selectively pursue a new store opening program beginning in fiscal 1999. The Company believes that increased penetration and expansion will result in significant sales growth and allow the Company to further realize economies of scale associated with advertising, distribution, operations and brand name recognition. Additionally, management will selectively review acquisition opportunities of local and regional operators to complement its store expansion strategy.

                                The Sponsor


         As a result of the transactions described in the section entitled
"The Transactions," Holdings is controlled by Cypress. Cypress manages a $1.05 billion private equity fund which seeks to invest alongside proven and successful management teams to achieve long-term capital appreciation. Since its founding, Cypress has made investments in Cinemark USA, Inc., AMTROL Inc., Williams Scotsman, Inc., Genesis ElderCare Corp. and WESCO International, Inc. Prior to founding Cypress, the Cypress professionals managed the 1989 merchant banking fund (the "1989 Fund") of Lehman Brothers Inc. Selected investments of the 1989 Fund included Infinity Broadcasting Corporation, Lear Corporation, Parisian, Inc. and Illinois Central Corporation.


                              The Transactions

         Cypress acquired the Company through a series of transactions summarized as follows:

         o On November 25, 1997, affiliates of Cypress and Joseph R. Baczko, the current Chairman, President and Chief Executive Officer of Holdings and the Company, formed and invested $166 million in an acquisition corporation.

         o On December 24, 1997, the acquisition corporation acquired over 90% of Holdings' common stock through a tender offer for Holdings' common stock (the "Tender Offer") and the purchase of additional treasury shares of Holdings' common stock.

         o Contemporaneous with the Tender Offer, Holdings acquired $52.8 million of the $78 million then-outstanding aggregate principal amount of its 11 1/2% Senior Notes due 2002 pursuant to a tender offer for such indebtedness (the "Debt Tender").

         o On December 24, 1997, Holdings and the Company entered into a senior secured credit facility providing the Company with up to $195 million in immediate borrowings, and the Company made an initial draw under the senior secured credit facility of $47.5 million.

         o On January 7, 1998, the acquisition corporation was merged into Holdings with Holdings designated as the surviving corporation.

         o The proceeds of the Company's $47.5 million initial borrowing under the senior secured credit facility, together with the proceeds of the $166 million investment in the acquisition corporation were used, among other things, to fund the Tender Offer and Debt Tender, to purchase the remaining shares of Holdings' common stock not tendered in the Tender Offer, to refinance certain indebtedness of the Company and to pay fees and expenses relating to the transactions discussed above.

         For a more complete description of the transactions summarized above, see the section entitled "The Transactions" on page 21.


         The following table sets forth the sources and uses of funds in connection with the Transactions and the Offering:


                                                                                                           Amount
                                                                                                       -------------
                                                                                                       (in millions)
Sources:
Senior Credit Facility<F1> . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   $ 50.2
Assumption of existing indebtedness<F2>  . . . . . . . . . . . . . . . . . . . . . . . . . .                     41.3
Offering of the Old Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                     115.0
Equity contribution by the Investors  . . . . . . . . . . . . . . . . . . . . . . . . . . .                     166.0
                                                                                                               ------
  Total Sources . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                    $372.5
                                                                                                               ======
Uses:
Purchase of equity<F3> . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   $136.7
Assumption of existing indebtedness<F2>  . . . . . . . . . . . . . . . . . . . . . . . . . .                     41.3
Retirement of existing indebtedness<F4>  . . . . . . . . . . . . . . . . . . . . . . . . . .                    162.4
Estimated fees and expenses<F5>  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                     32.1
                                                                                                               ------
  Total Uses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                    $372.5
                                                                                                               ======

<F1>  The Senior Credit Facility originally consisted
      of a $110 million Revolving Credit Facility (as defined herein) and an $85 million Term Loan
      Facility (as defined herein). In connection with the Transactions, the Company borrowed
      $37.5 million under the Term Loan Facility and $10 million under the Revolving Credit
      Facility. Approximately $17.2 million of the proceeds of the Offering were used to pay down indebtedness under the Term Loan Facility. In connection with the Offering, the Company borrowed $19.9 million under the Revolving
      Credit Facility. Additionally, in connection with the Offering, the Company permanently reduced the commitments under the Term Loan
      Facility to $25 million from $85 million. Loans obtained under the Revolving Credit Facility mature in December 2003 and loans obtained under the Term Loan Facility mature in December
      2004, subject to amortization and mandatory prepayment. See "Other Indebtedness--Senior
      Credit Facility".
<F2>  Includes assumption of existing mortgages in
      the amount of $29.7 million and assumption of existing capital leases in the amount of $11.6 million. See "Other Indebtedness".
<F3>  Includes purchases made pursuant to the Tender
      Offer and in connection with the Merger
      totalling $134.3 million and retirement of stock options totalling $2.4 million. See "The
      Transactions".
<F4>  Includes $10.9 million used in the repayment of
      certain mortgages; $58.0 million used to purchase a portion of the Senior Notes tendered pursuant to the Debt Tender; $26.5 million of proceeds of the Offering were used to redeem the remaining Senior Notes; and $67.0 million of proceeds of the Offering were used to redeem the Convertible Notes (as defined herein). All payments include premium and accrued interest.
<F5>  Includes amounts paid pursuant to the former
      Chairman of Holdings' employment agreement, financial advisory, consulting and other professional fees and financing costs. See
      "Certain Relationships and Related
      Transactions".
/TABLE

                             THE EXCHANGE OFFER

         The Exchange Offer relates to the exchange of up to $115,000,000 aggregate principal amount of Old Notes for an equal aggregate principal amount of Exchange Notes. The Exchange Notes are obligations of the Company entitled to the benefits of the Indenture relating to the Old Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that the Exchange Notes have been registered under the Securities Act, and therefore will not bear legends restricting their transfer and will not contain certain provisions providing for registration rights and liquidated damages relating to the Old Notes under certain circumstances described in the Registration Rights Agreement (the "Registration Rights Agreement"), which provisions will terminate as to all the Notes upon the consummation of the Exchange Offer.


    The Exchange Offer  . . . . . . .     The Company is offering to exchange
                                          pursuant to the Exchange Offer up to
                                          $115,000,000 aggregate principal
                                          amount of its Exchange Notes for a
                                          like aggregate principal amount of its
                                          Old Notes validly tendered pursuant to
                                          the Exchange Offer. As of the date
                                          hereof, $115,000,000 in aggregate
                                          principal amount of Old Notes is
                                          outstanding. The Company will issue
                                          the Exchange Notes to tendering
                                          holders of Old Notes on or promptly
                                          after the Expiration Date. Old Notes
                                          may be tendered only in integral
                                          multiples of $1,000.

    Interest Payments . . . . . . . .     Interest on the Exchange Notes shall
                                          accrue from the last Interest Payment
                                          Date on which interest was paid on the
                                          Old Notes so surrendered or, if no
                                          interest have been paid on such Old
                                          Notes, from February 26, 1998, the
                                          date of issuance of the Old Notes,
                                          payable semi-annually in arrears on
                                          March 1 and September 1 of each year,
                                          commencing on September 1, 1998 at a
                                          rate of 10 1/4% per annum.

    Resale of the Exchange Notes  . .     Based on interpretations by the staff
                                          of the Commission set forth in
                                          no-action letters issued to third
                                          parties, the Company believes that
                                          Exchange Notes issued pursuant to the
                                          Exchange Offer in exchange for Old
                                          Notes may be offered for resale,
                                          resold and otherwise transferred by
                                          any holder thereof (other than (i) a
                                          broker-dealer who purchased such Old
                                          Notes directly from the Company for
                                          resale pursuant to Rule 144A or any
                                          other available exemption under the
                                          Securities Act or (ii) a person that
                                          is an "affiliate" of the Company
                                          within the meaning of Rule 405
                                          promulgated under the Securities Act)
                                          without compliance with the
                                          registration and prospectus delivery
                                          provisions of the Securities Act,
                                          provided that the holder is acquiring
                                          the Exchange Notes in its ordinary
                                          course of business and is not
                                          participating, and has no arrangement
                                          or understanding with any person to
                                          participate, in the distribution of
                                          the Exchange Notes. In the event that
                                          the Company's belief is inaccurate,
                                          holders of Exchange Notes who transfer
                                          Exchange Notes in violation of the
                                          prospectus delivery provisions of the
                                          Securities Act and without an
                                          exemption from registration thereunder
                                          may incur liability under the
                                          Securities Act. The Company does not
                                          assume or indemnify holders against
                                          such liability. The Company has not
                                          sought, and does not intend to seek,
                                          its own no-action letter, and there
                                          can be no assurance that the staff of
                                          the Commission would make a similar
                                          determination with respect to the
                                          Exchange Offer. Notwithstanding the
                                          foregoing, each broker-dealer that
                                          receives Exchange Notes in exchange
                                          for Old Notes held for its own
                                          account, as a result of market-making
                                          activities or other trading
                                          activities, must acknowledge that it
                                          will deliver a prospectus in
                                          connection with any resale of such
                                          Exchange Notes. The Letter of
                                          Transmittal states that by so
                                          acknowledging and by delivering a
                                          prospectus, such broker-dealer will
                                          not be deemed to admit that it is an
                                          "underwriter" within the meaning of
                                          the Securities Act. This Prospectus,
                                          as it may be amended or supplemented
                                          from time to time, may be used by such
                                          broker-dealer in connection with
                                          resales of Exchange Notes received in
                                          exchange for Old Notes. The Company
                                          has agreed that for a period of 120
                                          days after the consummation of the
                                          Exchange Offer it will make this
                                          Prospectus and any amendment or
                                          supplement to this Prospectus
                                          available to any such broker-dealer
                                          for use in connection with any such
                                          resales. See "Plan of Distribution".

                                          This Exchange Offer is not being made
                                          to, nor will the Company accept
                                          surrenders for exchange from, holders
                                          of Old Notes in any jurisdiction in
                                          which this Exchange Offer or the
                                          acceptance thereof would not be in
                                          compliance with the securities or blue
                                          sky laws of such jurisdiction.

    Expiration of Exchange Offer  . .     The Exchange Offer will expire at 5:00
                                          p.m., New York City time, on ________,
                                          1998, unless the Exchange Offer is
                                          extended, in which case the Expiration
                                          Date will be the latest date and time
                                          to which the Exchange Offer is
                                          extended. The Company does not
                                          currently intend to extend the
                                          Expiration Date.  See "The Exchange
                                          Offer--Expiration Date; Extensions;
                                          Amendments".

    Exchange Date . . . . . . . . . .     The date of acceptance and exchange of
                                          the Old Notes will be the third
                                          business day following the Expiration
                                          Date.

    Conditions to the Exchange
      Offer . . . . . . . . . . . . .     The Exchange Offer is subject to
                                          certain customary conditions, which
                                          may be waived by the Company. The
                                          Company may terminate or amend the
                                          Exchange Offer at any time prior to
                                          the Expiration Date upon the failure
                                          to satisfy any such conditions.  The
                                          Exchange Offer is not conditioned upon
                                          any minimum aggregate principal amount
                                          of Old Notes being tendered for
                                          exchange.  Holders of Old Notes will
                                          have certain rights against the
                                          Company under the Registration Rights
                                          Agreement should the Company fail to
                                          consummate the Exchange Offer. See
                                          "The Exchange Offer--General" and "--
                                          Termination".
    Procedures for Tendering Old
      Notes . . . . . . . . . . . . .     Each holder of Old Notes wishing to
                                          accept the Exchange Offer must
                                          complete, sign and date the Letter of
                                          Transmittal, or a facsimile thereof,
                                          in accordance with the instructions
                                          contained herein and therein, and mail
                                          or otherwise deliver such Letter of
                                          Transmittal, or such facsimile,
                                          together with any other required
                                          documentation, to the Exchange Agent
                                          (as defined herein) at the address set
                                          forth herein and therein. See "The

                                          Exchange Offer--Procedures for
                                          Tendering".

                                          By executing the Letter of
                                          Transmittal, each holder will
                                          represent to the Company that, among
                                          other things, (i) the Exchange Notes
                                          acquired pursuant to the Exchange
                                          Offer are being obtained in the
                                          ordinary course of business of the
                                          person receiving such Exchange Notes,
                                          whether or not such person is the
                                          holder, (ii) neither the holder nor
                                          any such other person has an
                                          arrangement or understanding with any
                                          person to participate in the
                                          distribution of such Exchange Notes
                                          and (iii) neither the holder nor any
                                          such other person is an "affiliate,"
                                          as defined in Rule 405 under the
                                          Securities Act, of the Company or, if
                                          an affiliate, such holder will comply
                                          with the registration and prospectus
                                          delivery requirements of the
                                          Securities Act to the extent
                                          applicable.

    Special Procedures for
      Beneficial Holders  . . . . . .     Any beneficial holder whose Old Notes
                                          are registered in the name of a
                                          broker, dealer, commercial bank, trust
                                          company or other nominee and who
                                          wishes to tender in the Exchange Offer
                                          should contact such registered holder
                                          promptly and instruct such registered
                                          holder to tender on such beneficial
                                          holder's behalf. If such beneficial
                                          holder wishes to tender on such
                                          beneficial holder's own behalf, such
                                          beneficial holder must, prior to
                                          completing and executing the Letter of
                                          Transmittal and delivering its Old
                                          Notes, either make appropriate
                                          arrangements to register ownership of
                                          the Old Notes in such beneficial
                                          holder's name or obtain a properly
                                          competed bond power from the
                                          registered holder. The transfer of
                                          record ownership may take considerable
                                          time. See "The Exchange Offer--
                                          Procedures for Tendering".

    Guaranteed Delivery
      Procedures  . . . . . . . . . .     Holders of Old Notes who wish to
                                          tender their Old Notes and whose Old
                                          Notes are not immediately available or
                                          who cannot deliver their Old Notes (or
                                          who cannot complete the procedure for
                                          book-entry transfer on a timely basis)
                                          and a properly completed Letter of
                                          Transmittal or any other documents
                                          required by the Letter of Transmittal
                                          to the Exchange Agent prior to the
                                          Expiration Date must tender their Old
                                          Notes according to the guaranteed
                                          delivery procedures set forth in "The
                                          Exchange Offer--Guaranteed Delivery
                                          Procedures".

    Withdrawal Rights . . . . . . . .     Tenders of Old Notes may be withdrawn
                                          at any time prior to 5:00 p.m., New
                                          York City time, on the Expiration
                                          Date. See "The Exchange Offer--
                                          Withdrawal of Tenders".

    Acceptance of Old Notes and
      Delivery of Exchange Notes  . .     Subject to certain conditions (as
                                          described under "The Exchange Offer--
                                          Termination"), the Company will accept
                                          for exchange any and all Old Notes
                                          which are properly tendered in the
                                          Exchange Offer and not validly
                                          withdrawn prior to 5:00 p.m., New York
                                          City time, on the Expiration Date. The
                                          Exchange Notes issued pursuant to the
                                          Exchange Offer will be delivered
                                          promptly following the Expiration
                                          Date. See "The Exchange Offer--
                                          General".

    Effect on Holders of Old
      Notes . . . . . . . . . . . . .     Holders of the Old Notes who do not
                                          tender their Old Notes in the Exchange
                                          Offer will continue to hold such Old
                                          Notes and will be entitled to all the
                                          rights and limitations applicable
                                          thereto under the Indenture dated as
                                          of February 26, 1998 between the
                                          Company and Bankers Trust Company
                                          relating to the Old Notes and the
                                          Exchange Notes (the "Indenture"),
                                          except for any such rights under the
                                          Registration Rights Agreement that by
                                          their terms terminate or cease to have
                                          further effectiveness as a result of
                                          the making of, and the acceptance for
                                          exchange of all validly tendered Old
                                          Notes pursuant to, the Exchange Offer.
                                          All untendered Old Notes will continue
                                          to be subject to the restrictions on
                                          transfer provided for in the Old Notes
                                          and in the Indenture and will have no
                                          further registration rights under the
                                          Registration Rights Agreement. To the
                                          extent that Old Notes are tendered and
                                          accepted in the Exchange Offer, the
                                          trading market for untendered Old
                                          Notes could be adversely affected.

    Consequences of Failure to
      Exchange  . . . . . . . . . . .     Holders of Old Notes who do not
                                          exchange their Old Notes for Exchange
                                          Notes pursuant to the Exchange Offer
                                          will continue to be subject to the
                                          restrictions on transfer of such Old
                                          Notes as set forth in the legend
                                          thereon. In general, the Old Notes may
                                          not be offered or sold, unless
                                          registered under the Securities Act,
                                          except pursuant to an exemption from,
                                          or in a transaction not subject to,
                                          the Securities Act and applicable
                                          state securities laws. The Company
                                          does not currently anticipate that it
                                          will register the Old Notes under the
                                          Securities Act.

    Certain Tax Considerations  . . .     The exchange pursuant to the Exchange
                                          Offer will not be a taxable event for
                                          federal income tax purposes. See
                                          "Certain United States Federal Income
                                          Tax Consequences of the Exchange".

    Exchange Agent  . . . . . . . . .     Bankers Trust Company, the Trustee
                                          under the Indenture, is serving as
                                          exchange agent (the "Exchange Agent")
                                          in connection with the Exchange Offer.
                                          The address of the Exchange Agent is:
                                          Bankers Trust Company, Four Albany
                                          Street, Fourth Floor, New York, New
                                          York 10006, Attention: Corporate Trust
                                          & Agency Group. For information with
                                          respect to the Exchange Offer, the
                                          telephone number for the Exchange
                                          Agent is (800) 735-7777 and the
                                          facsimile number for the Exchange
                                          Agent is (615) 835-3701.

    Use of Proceeds . . . . . . . . .     There will be no cash proceeds payable
                                          to the Company from issuance of the
                                          Exchange Notes pursuant to the
                                          Exchange Offer.

                                 THE EXCHANGE NOTES

    Issuer  . . . . . . . . . . . . . . Frank's Nursery & Crafts, Inc.

    Securities Offered  . . . . . . . . $115,000,000 in aggregate principal amount of 10 1/4% Series B Senior
                                        Subordinated Notes due 2008.
    Maturity Date . . . . . . . . . . . March 1, 2008.

    Interest Payment Dates  . . . . . . March 1 and September 1 of each year, commencing on September 1, 1998.

    Optional Redemption . . . . . . . . Except as described below, the Exchange
                                        Notes are not redeemable at the
                                        Company's option prior to March 1,
                                        2003. From and after March 1, 2003, the
                                        Exchange Notes will be subject to
                                        redemption at the option of the
                                        Company, in whole or in part, at the
                                        redemption prices set forth herein,
                                        plus accrued and unpaid interest, if
                                        any, thereon to the applicable
                                        redemption date. In addition, prior to
                                        March 1, 2001, up to 35% of the
                                        aggregate principal amount of Exchange
                                        Notes will be redeemable at the option
                                        of the Company, in whole or in part, on
                                        one or more occasions, from the net
                                        proceeds of one or more public
                                        offerings of Capital Stock of (i) the
                                        Company or (ii) Holdings to the extent
                                        the net cash proceeds thereof are (a)
                                        contributed to the Company as a capital
                                        contribution to the common equity of
                                        the Company or (b) used to purchase
                                        Equity Interests of the Company (in
                                        either case, other than Disqualified
                                        Stock), at a price of 110.25% of the
                                        principal amount of the Exchange Notes,
                                        together with accrued and unpaid
                                        interest, if any, to the date of the
                                        redemption; provided that at least 65%
                                        of the aggregate principal amount of
                                        Exchange Notes remains outstanding
                                        immediately after the occurrence of
                                        each such redemption. See "Description
                                        of Exchange Notes--Optional
                                        Redemption".

    Change of Control . . . . . . . . . In the event of a Change of Control, holders of the Exchange Notes will have
                                        the right to require the Company to
                                        repurchase their Exchange Notes, in
                                        whole or in part, at a price equal to
                                        101% of the aggregate principal amount
                                        thereof, plus accrued and unpaid
                                        interest, if any, to the date of
                                        repurchase. The Indenture will require
                                        that prior to such a repurchase, the
                                        Company must either repay all
                                        outstanding indebtedness under the
                                        Senior Credit Facility or obtain any
                                        required consent to such repurchase.
                                        See "Description of Exchange Notes--
                                        Repurchase at Option of Holders--Change
                                        of Control" and "--Certain
                                        Definitions".

    Ranking . . . . . . . . . . . . . . The Exchange Notes will be general, unsecured obligations of the Company
                                        and will be subordinated in right of
                                        payment to all existing and future
                                        Senior Debt of the Company, will rank
                                        pari passu with all future senior
                                        subordinated indebtedness of the
                                        Company and will rank senior in right
                                        of payment to all future subordinated
                                        indebtedness of the Company. As of May
                                        17, 1998, the aggregate amount of
                                        Senior Debt to which the Exchange Notes
                                        are subordinated is approximately $64.3
                                        million. See "Description of Exchange
                                        Notes--Subordination".


    Restrictive Covenants . . . . . . . The Indenture contains certain covenants that, among other things,
                                        limit the ability of the Company and
                                        its Restricted Subsidiaries (as defined
                                        herein) to incur additional
                                        indebtedness and issue preferred stock,
                                        pay dividends or distributions or make
                                        investments or make certain other
                                        Restricted Payments (as defined
                                        herein), enter into certain
                                        transactions with affiliates, dispose
                                        of certain assets, incur liens and
                                        engage in mergers and consolidations.
                                        See "Description of Exchange Notes".

    Use of Proceeds . . . . . . . . . . There will be no cash proceeds to the
                                        Company from the exchange pursuant to
                                        the Exchange Offer.

                              Absence Of Public Market

       There is no public market for the Exchange Notes, and the Exchange Notes will not be listed on any securities exchange. If an active public market does not develop, the market price and liquidity of the Exchange Notes may be adversely affected.

                                    Risk Factors

            See "Risk Factors" for a discussion of certain factors that should be considered by holders of Old Notes prior to tendering Old Notes in the Exchange Offer.

                               Additional Information

        For additional information regarding the Exchange Notes, see "Description of Exchange Notes" and "Certain United States Federal Income Tax Consequences of the Exchange".

      Summary Historical and Unaudited Pro Forma Financial Information


         Set forth below is summary historical financial information of the Company for the forty-eight week period ending December 28, 1997, the four-week period ending January 25, 1998 and for each of the two fiscal years in the period ended January 26, 1997 which are derived from the audited financial statements included elsewhere herein; such data for the sixteen weeks ended May 17, 1998 and May 18, 1997 are derived from the Company's unaudited interim financial statements included elsewhere herein. The fiscal year is normally comprised of 52 or 53 weeks, ending on the last Sunday in January. The 1997, 1996 and 1995 fiscal years each reflect a 52 week period ended January 25, 1998, January 26, 1997 and January 28, 1996, respectively. Because of the acquisition of Holdings by Cypress on December 24, 1997, as described under the section entitled "The Transactions," the summary financial data for fiscal 1997 represents the results of operations for the forty-eight week period prior to the acquisitions and the four-week period subsequent to the acquisition. The post-acquisition period has been presented on the purchase basis of accounting, and is therefore not comparable to the historical financial information presented for the forty-eight week pre-acquisition period.
The unaudited pro forma financial information has been derived from the Unaudited Pro Forma Financial Data and the related notes thereto included elsewhere herein. The unaudited pro forma financial information does not purport to represent what the Company's results actually would have been if the Transactions and the Offering and the application of the proceeds therefrom had occurred on the dates indicated, nor does such information purport to project the results of the Company for future periods. The summary financial information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Unaudited Pro Forma Financial Data", "Selected Historical Financial and Other Data" and the financial statements and notes thereto included elsewhere herein.


                                                           Pre-
                                                        Acquisition      Post-
                                                          Period      Acquisition
                                                           (Pre-         Period
                                                         decessor     (Successor-
                                                          basis)         basis)                              Unaudited
                                 Fiscal Year Ended      Forty-Eight    Four-Weeks    Unaudited          Sixteen Weeks Ended
                                 -----------------      Weeks Ended      Ended       Pro Forma    --------------------------------
                              January 28,  January 26, December 28,   January 25,   January 25,     May 17,     May 18,    Pro Forma
                                 1996         1997         1997           1998         1998          1998        1997         1998
                              -----------  ----------- -----------    -----------   -----------     -------     -------    ---------


Statement of
   Operations Data:
Net sales . . . . . . .    $593,270     $530,752     $ 515,204      $ 14,814      $530,018      $176,273    $178,243     $176,273
Cost of sales, including
  buying and
  occupancy  . . . . . .    429,181      383,099       367,008        17,532       384,540       114,078     121,946      114,078
                           --------     --------     ---------      --------      --------      --------    --------     --------
Gross profit  . . . . .     164,089      147,653       148,196        (2,718)      145,478        62,195      56,297       62,195
    Selling, general and
     administrative
     expenses   . . . .     148,502      138,355       136,622         8,568       143,895       42,867       44,106       42,867
Impairment loss . . . .          --           --         1,720            --         1,720           --           --           --

Provision for store
  closings and other
  cost. . . . . . . .            --           --         6,677            --         6,677           --          --           --
                           --------     --------      --------      --------      --------     --------    --------     --------
Operating income
  (loss)                     15,587        9,298         3,177       (11,286)       (6,814)      19,328      12,191       19,328
Interest expense  . .        23,845       20,863        19,632         1,601        20,490        6,792       6,624        6,416
Other income
  (expense). . . . . .          507         (226)       (2,010)          (17)       (2,027)         562          35          562
                           --------      --------      --------      --------      --------    --------    --------     --------
Income (loss) before
  income taxes and
  extraordinary loss. .      (7,751)     (11,791)      (18,465)      (12,904)      (29,331)      13,098       5,602       13,474
Extraordinary loss  . .          --           --            --            --            --        5,148          --           --
Income (loss) before
  income taxes. . . . .      (7,751)     (11,791)      (18,465)      (12,904)      (29,331)       7,950       5,602       13,474
Income tax expense
  (credit). . . . . . .          --           --            --            --            --           --          --           --
                           --------     --------     ---------      --------      --------     --------    --------     --------
Net income (loss). . .     $ (7,751)    $(11,791)    $ (18,465)     $(12,904)     $(29,331)      $7,950      $5,602      $13,474
                           ========     ========     =========      ========      ========     ========    ========     ========

Other Data:
Merchandise margin  . .        40.8%        42.2%         42.2%         13.7%         41.4%        47.1%       44.0%        47.1%
Depreciation and
  amortization(1)  . . .    $ 22,888    $ 22,377     $  21,835      $  1,500       $22,071      $ 5,611    $  6,429     $  5,631
Capital expenditures  .        5,497       4,371        12,472           (34)       12,438        3,199         951        3,199
Number of stores at
  the end of period  . .         264         262           258           258           256          257         261          257

                                         Fiscal Year Ended      Unaudited
                                             January 25,          May 17,
                                                1998               1998
                                         -----------------      ---------


Balance Sheet Data (at end of period):
Cash and cash equivalents . . . . . . . . . . .   $16,100     $   55,171
Working capital<F2> . . . . . . . . . . . . . .     7,347        (23,422)
Property, plant and equipment, net  . . . . . .   217,880        212,727
Total debt, including current maturities  . . .   178,969        175,978
Shareholder's equity  . . . . . . . . . . . . .   152,403        160,302

____________________

<F1>   Includes amortization of debt issuance cost of, $1,671 for fiscal
       1995; $889 for fiscal 1996; $676 for the forty-eight weeks ended December 28, 1997; $56 for the four weeks ended January 25, 1998; $627 for pro forma fiscal 1997 and includes $1,720 for the write-down to fair value of property, plant and equipment in accordance with FAS-121 "Impairment of Long-Lived Assets" for the forty-eight weeks ended December 28, 1997 and pro forma 1997; $330 for the sixteen weeks ended May 17, 1998; $231 for the sixteen weeks ended May 18, 1997; and $327 for pro forma 1998.
<F2>   Reflects total current assets (excluding cash) less total current liabilities (excluding current maturities of long-term debt, notes payable to banks and the Revolving Credit Facility).

                                RISK FACTORS


         Prospective investors should consider carefully the following factors, as well as the other information and data included in this Prospectus, before tendering Old Notes in exchange for the Exchange Notes offered hereby. The risk factors set forth below are generally applicable to the Old Notes as well as the Exchange Notes.

Consequences of Failure to Exchange

         Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the offer or sale of the Old Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act or any state securities laws. Based on interpretations by the staff of the Commission, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Exchange Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The interpretations by the staff of the Commission on which the Company has relied were based on no-action letters issued by the staff of the Commission to third parties. The Company has not sought, and does not intend to seek, its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. See "Plan of Distribution".


Substantial Leverage

         As a result of the Transactions and the Offering and the application of the proceeds therefrom, the Company is highly leveraged. At May 17, 1998, the Company had outstanding indebtedness of $176 million and its shareholder's equity was $161.6 million. In addition, the Company had available borrowings of up to $106.7 million under the Revolving Credit Facility. In addition, subject to restrictions in the Senior Credit Facility and the Indenture, the Company may incur additional indebtedness.
For fiscal 1997, after giving pro forma effect to the Transactions and the Offering and the application of the proceeds therefrom, the Company's ratio of earnings to fixed charges would have been (0.1) to 1.0. Pro forma earnings would have been insufficient to cover pro forma fixed charges by $29.3 million for fiscal year ended January 25, 1998.


         The Company's ability to make scheduled payments of principal of, or to pay the interest, if any, on, or to refinance, its indebtedness (including the Notes), or to fund planned capital expenditures will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Based upon the current level of operations and anticipated revenue growth and operating improvements, management believes that cash flow from operations and available cash, together with available borrowings under the Senior Credit Facility, will be adequate to meet the Company's future liquidity needs for at least the next several years. The Company, however, may need to refinance all or a portion of the principal of the Notes on or prior to maturity. There can be no assurance that the Company will be able to effect any such refinancing on commercially reasonable terms or at all. In addition, there can be no assurance that the Company's business will generate sufficient cash flow from operations, that anticipated revenue growth and operating improvements will be realized or that future borrowings will be available under the Senior Credit Facility in an amount sufficient to enable the Company to service its indebtedness, including the Notes, or to fund its other liquidity needs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

         The Company's high degree of leverage could have important consequences to holders of the Notes, including, but not limited to:
(i) making it more difficult for the Company to satisfy its obligations with respect to the Notes; (ii) increasing the Company's vulnerability to general adverse economic and industry conditions; (iii) limiting the Company's ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;
(iv) requiring the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures or other general corporate purposes; (v) limiting the Company's flexibility in planning for, or reacting to, changes in its business and the industry; and (vi) placing the Company at a competitive disadvantage relative to less leveraged competitors. In addition, the Indenture and the Senior Credit Facility contain financial and other restrictive covenants that limit the ability of the Company to, among other things, borrow additional funds. Failure by the Company to comply with such covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on the Company's financial condition or results of operations. In addition, the degree to which the Company is leveraged could prevent it from repurchasing all of the Notes tendered to it upon the occurrence of a Change of Control. See "Description of Exchange Notes--Repurchase at Option of Holders--Change of Control" and "Other Indebtedness".

Subordination of Notes


         The Notes are contractually subordinated to all Senior Debt including all obligations under the Senior Credit Facility. Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, the holders of Senior Debt will be entitled to be paid in full in cash before any payment may be made with respect to the Notes. In addition, the subordination provisions of the Indenture provide that payments with respect to the Notes will be blocked in the event of a payment default on Senior Debt. In the event of a bankruptcy, liquidation or reorganization of the Company, holders of the Notes will participate ratably in the remaining assets of the Company with all holders of subordinated indebtedness of the Company that is deemed to be of the same class as the Notes, and potentially with all other general creditors of the Company, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, there can be no assurance that there would be sufficient assets to pay amounts due on the Notes. As a result, holders of Notes may receive less, ratably, than the holders of Senior Debt. At May 17, 1998, the aggregate amount of Senior Debt to which the Notes are subordinated is approximately $64.3 million, consisting of secured borrowings under the Senior Credit Facility, the Company's mortgages and the capital leases. In addition, the Company would have had available additional borrowings of up to $106.7 million under the Revolving Credit Facility, all of which would constitute Senior Debt. Subject to certain limitations, the Indenture permits the Company to incur additional indebtedness, including Senior Debt. See "The Transactions" and "Description of Exchange Notes". Substantially all of the assets of the Company have been pledged to secure other indebtedness of the Company.
See "Other Indebtedness".


Restrictions Imposed by the Senior Credit Facility and the Indenture

         Among other obligations, the Senior Credit Facility requires the Company to satisfy certain tests and maintain specified financial ratios, including a minimum interest coverage ratio and a maximum leverage ratio. In addition, the Senior Credit Facility restricts, among other things, the Company's ability to incur additional indebtedness and to make acquisitions, investments and capital expenditures beyond a certain level. A failure to comply with the restrictions contained in the Senior Credit Facility could lead to an event of default thereunder which could result in an acceleration of such indebtedness. Such an acceleration would constitute an event of default under the Indenture relating to the Notes. In addition, the Indenture restricts, among other things, the Company's ability to incur additional indebtedness, make investments, sell assets, make certain payments and dividends or merge or consolidate. A failure to comply with the restrictions in the Indenture could result in an event of default under the Indenture. If, as a result thereof, a default occurs with respect to Senior Debt, the subordination provisions of the Indenture would likely restrict payments to holders of the Notes. See "Other Indebtedness" and "Description of Exchange Notes--Subordination".

Encumbrances on Assets to Secure Credit Facilities and Mortgages

         In addition to being subordinated to all existing and future Senior Debt of the Company, the Notes are not secured by any of the

Company's assets. The Company's obligations under the Senior Credit Facility are secured by a first priority pledge of and security interest in the common stock of the Company and the Company's subsidiaries and in substantially all of the Company's personal property (including inventory) and real property (other than real property encumbered by certain existing mortgages). If the Company becomes insolvent or is liquidated, or if payment under the Senior Credit Facility is accelerated, the lenders under the Senior Credit Facility will be entitled to exercise the remedies available to a secured lender under applicable law. In addition, the Company's obligations under its mortgage loans are secured by the respective store properties subject to such mortgage loans. See "Other Indebtedness--Senior Credit Facility" and "Description of Exchange Notes".

Competition; Business Factors; History of Net Losses

         The national lawn and garden market is highly fragmented and competitive, consisting of thousands of local garden centers and mass merchandisers who sell lawn and garden products as part of their overall product lines. The Company encounters competition from many retailers and mass merchandisers with respect to certain of the Company's lines of business. Certain of the Company's principal competitors are less highly-leveraged than the Company and may be better able to withstand market conditions. Additionally, there can be no assurance that the Company will not encounter increased future competition, which could have a material adverse effect on the Company's financial condition or results of operations. See "Business--Industry Overview--Competition".

         The success of the Company's operations depends upon a number of factors relating to consumer spending, including future economic conditions affecting disposable consumer income such as employment, business conditions, interest rates and taxation. If existing economic conditions deteriorate, consumer spending may decline. There can be no assurance that any prolonged economic downturn would not have a material adverse affect on the Company.

         More specifically, growth in the lawn and garden industry is driven by several key factors including the increasing popularity of gardening as a leisure activity and positive demographic trends. No assurance can be made that the absence of any of these key factors would not have a material adverse effect on the Company.

         The financial results of the Company in recent years have been significantly affected by management turnover, capital constraints and general economic conditions. For fiscal years 1995, 1996 and 1997, the Company had net losses of $7.8 million, $11.8 million and $31.4 million, respectively. There can be no assurance that the Company will not incur additional losses in the future.

Seasonal Earnings; Effect of Weather Conditions

         The Company's business is highly seasonal and subject to the impact of weather conditions, which may affect consumer purchasing patterns. Historically, the spring season, which runs from late March to mid-June, is the Company's most profitable and has accounted for approximately 40% of the Company's sales and the Christmas season, which runs from November to late December, is the Company's second most profitable and has accounted for approximately 25% of the Company's sales. Losses are usually experienced during the other periods of the year.

         A significant portion of the Company's products consists of live nursery goods which have limited shelf lives in some cases. Adverse weather conditions may cause delays in the purchase of live nursery goods by customers and may result in such goods remaining unsold past their shelf life and require markdowns or disposal. See "Management's Discussions and Analysis of Financial Condition and Results of Operations".

Year 2000 Issue; Computer System Upgrade

         The Company has begun installing a new Management Information System ("MIS") to address the widely-known dating flaw inherent in most operating systems (the "Year 2000 Issue"). While the new MIS being installed is expected to be operational by the end of fiscal 1998, there can be no assurance that the new MIS will be installed in time to remedy the Year 2000 Issue or that the Company's computer operating systems will not be disrupted in the year 2000. Any such disruption, whether caused by the Company's systems or those of any of its vendors, could have a material adverse effect on the Company's financial condition or results of operations. In addition, there can be no assurance that the Company will not experience significant cost overruns or delays in connection with the upgrade of its existing computer system. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Management Information System".

Dependence on Key Personnel

         The Company is dependent on the continued services of its new senior management team. Although the Company intends to enter into employment agreements with its new Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, it currently has no employment agreement with any members of its new senior management team. There can be no assurance that these and other key personnel will continue to be employed by the Company or that the Company will be able to attract and retain qualified personnel in the future. Although the Company believes that it could replace key employees in an orderly fashion should the need arise, the loss of such key personnel could have a material adverse effect on the Company's financial condition or results of operations. The Company does not currently maintain key-man life insurance policies on any of its executive officers or any other key personnel. See "Management--Executive Officers and Directors".

Anticipated Cost Savings

         Since closing the acquisition on December 24, 1997, the Company's new management team has identified and principally effected annual cost savings of approximately $13.1 million through: (i) reduction of corporate overhead related to the closing of Holdings' headquarters in Stamford, Connecticut, (ii) streamlining and reduction of field supervision and store-level management, (iii) replacement of the Company's insurance policies with new lower premium plans providing for substantially similar coverages, (iv) elimination of expenditures incurred by prior management to build and promote a new store concept, (v) termination of the temporary mall-based Christmas stores and realization of savings from several previous and two additional store closings and (vi) expense reductions associated with the consolidation of its distribution facilities implemented in late fiscal 1996 and early fiscal 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- General", "Business--Overview" and "Business--Company Strategy".

         These cost savings estimates were prepared solely by members of the management of the Company. All of these statements are based on estimates and assumptions made by management of the Company, which although believed to be reasonable, are inherently uncertain and difficult to predict. There can be no assurance that the savings anticipated in these statements will be achieved. In addition, there can be no assurance that unforeseen costs and expenses or other factors will not offset the estimated cost savings or other components of the Company's operating plan in whole or in part.

Ability to Implement the Company's Operating Strategy

         The growth and success of the Company is dependent, in large part, upon the Company's ability to successfully execute its focused operating strategy aimed at substantially improving the Company's cost structure, refurbishing existing stores, improving inventory levels, re-merchandising its stores and enhancing its geographic footprint through the pursuit of new store growth. The success of the Company's new store opening plan will depend on, among other things, the identification of suitable markets and sites for new stores, the ability to penetrate such markets and the negotiation of leases on acceptable terms. In addition, the Company must be able to hire, train and retain competent managers and personnel and manage the operational components of its growth. The failure of the Company to open new stores on a timely basis, obtain acceptance in markets in which it currently has limited or no presence, attract qualified management and personnel and appropriately adjust operational systems and procedures could adversely affect the Company's future operating results. There can be no assurance that the Company will be able to locate suitable store sites or enter into suitable lease agreements. In addition, no assurances can be given that the Company or its management team will be able to implement successfully the other aspects of the operating strategy described herein. The ability of the Company to implement its operating strategy may require significant additional debt and/or equity capital, and no assurance can be given as to whether, and on what terms, such additional debt and/or equity capital will be available. See "Business-- Company Strategy".

Calculation of Goodwill

         At May 17, 1998, included in Intangibles in the Company's balance sheet is an amount designated as "goodwill" that represents 19% of assets and 59% of stockholder's equity. Goodwill arises when an acquirer pays more for a business than the fair value of the tangible and separately measurable intangible net assets of such business. Generally accepted accounting principles require that this and all other intangible assets be amortized over the period benefited. Management of the Company has determined that period to be no less than 40 years.

         If management were not to give effect to shorter benefit periods of factors giving rise to a material portion of the goodwill, earnings reported in periods immediately following the Transactions would be higher. In later years, the Company would be burdened by a continuing charge against earnings without the associated benefit to income valued by management in arriving at the consideration paid for the business. Earnings in later years also could be significantly affected if management determined then that the remaining balance of goodwill was impaired.

         Management of the Company has reviewed all of the factors and related future cash flows which were considered in arriving at the amount incurred in connection with the acquisition of Holdings. Management concluded that the anticipated future cash flows associated with intangible assets recognized in the acquisition of Holdings will continue indefinitely, and there is no persuasive evidence that any material portion will dissipate over a period shorter than 40 years.


Controlling Shareholders

         The Cypress Funds beneficially own approximately 99% of the outstanding common stock of Holdings, the sole shareholder of the Company, and can effectively control the affairs and policies of the Company. Circumstances may occur in which the interests of these shareholders conflict with the interests of the holders of the Notes. In addition, these shareholders may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, enhance their equity investment, even though such transactions might involve risks to the holders of the Notes. See "Security Ownership of Certain Beneficial Owners and Management".

Limitations on Change of Control

         In the event of a Change of Control, the Company will be required to make an offer for cash to repurchase the Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the repurchase date. A Change of Control will result in an event of default under the Senior Credit Facility and may result in a default under other indebtedness of the Company that may be incurred in the future. The Senior Credit Facility prohibits the purchase of outstanding Notes prior to repayment of the borrowings under the Senior Credit Facility and any exercise by the holders of the Notes of their right to require the Company to repurchase the Notes will cause an event of default under the Senior Credit Facility. Finally, there can be no assurance that the Company will have the financial resources necessary to repurchase the Notes upon a Change of Control. See "Description of Exchange Notes--Repurchase at the Option of Holders--Change of Control".

Risk of Fraudulent Transfer

         A significant portion of the net proceeds of the Offering were paid as a dividend to Holdings and used to redeem the outstanding Holdings Notes (as defined herein). Under applicable provisions of the U.S. Bankruptcy Code or comparable provisions of state fraudulent transfer or conveyance laws, if the Company, at the time it issued the Notes
(i) incurred such indebtedness with the intent to hinder, delay or defraud creditors, or (ii) (a) received less than reasonably equivalent value or fair consideration for incurring such indebtedness and (b) (1) was insolvent at the time of incurrence, (2) was rendered insolvent by reason of such incurrence (and the application of the proceeds thereof), (3) was engaged or was about to engage in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital to carry on its businesses, or (4) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature, then, in each case, a court of competent jurisdiction could void, in whole or in part, the Notes, or, in the alternative, subordinate the Notes to existing and future indebtedness of the Company. The measure of insolvency for purposes of the foregoing will vary depending upon the law applied in such case. Generally, however, the Company would be considered insolvent if the sum of its debts, including contingent liabilities, was greater than all of its assets at fair valuation or if the present fair saleable value of its assets was less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and mature. Management believes that, for purposes of all such insolvency, bankruptcy and fraudulent transfer or conveyance laws, the Notes were issued without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith and that the Company, after the issuance of the Notes and the application of the proceeds thereof, was solvent, had sufficient capital for carrying on its business and was able to pay its debts as they mature. There can be no assurance, however, that a court passing on such questions would agree with management's view.

Environmental Matters

         National, state and/or local laws and regulations relating to pollution and environmental protection impose limitations and prohibitions on the discharge and emission of, and establish standards for the use, disposal, and management of, certain materials and waste, and impose liability for the costs of investigating and cleaning up, and certain damages resulting from, present and past spills, disposals, or other releases of hazardous substances or materials (collectively, "Environmental Laws"). As an owner/lessor or former owner/lessor of numerous properties, as well as a seller of certain environmentally sensitive products such as herbicides and pesticides, the Company has an inherent risk of liability under Environmental Laws, including, for example, contamination that may have occurred in the past on its current or formerly owned/leased properties or as a result of its operations. There can be no assurance that the costs of complying with Environmental

Laws, any claims concerning noncompliance, or liability with respect to contamination will not have a material adverse effect on the Company's operations in the future.

         The Company may also be affected by Holdings' liabilities and potential liabilities with respect to Environmental Laws. Holdings' subsidiaries in the past have included corporations involved in manufacturing, such as food processing, salt-mining and refining, tanning and retail operations such as convenience stores that sell gasoline, as well as retail operations such as those of the Company. Such manufacturing and other retail operations have in some instances resulted in contamination at facilities currently or formerly owned or leased by Holdings or its subsidiaries and/or at sites where wastes have allegedly been disposed of by a subsidiary. Holdings has incurred substantial liabilities under the Environmental Laws for such contamination, and has also from time to time contracted to indemnify purchasers of subsidiaries or properties for environmental liabilities. There can be no assurance that Holdings will not be called upon to discharge additional liabilities with respect to the Environmental Laws that may arise from its operations/properties or those of its present or former subsidiaries, or that such liabilities will not be significant. Holdings' ability to satisfy any obligations under the Environmental Laws (and any other obligations) it may have will depend upon dividends from the Company, which will be limited by certain covenants in the Indenture and the Senior Credit Facility. Additionally, there can be no assurance that parties will not attempt to impose upon the Company liabilities arising or allegedly arising out of the operations or properties of Holdings and/or its present or former subsidiaries, or that such attempts if undertaken would not adversely affect the Company in a manner that could be material. See "Business--Environmental Matters".

Government Regulation

         The Company's stores and products are subject to regulation by numerous governmental authorities, including, without limitation, federal, state and local laws and regulations governing health, sanitation, safety and hiring and employment practices, including laws, such as the Fair Labor Standards Act, governing such matters as minimum wages, overtime and other working conditions. The failure to obtain or retain the required licenses or to be in compliance with applicable governmental regulations, or any increase in the minimum wage, rate, employee benefit costs or other costs associated with employees, could adversely affect the business, financial condition or results of operations of the Company. Even if such regulatory approval is obtained, the stores are subject to periodic inspection and discovery of problems or regulatory noncompliance may have a material adverse effect on the Company's operations.

Lack of Public Market for the Exchange Notes

         The Exchange Notes are being offered to holders of the Old Notes. The Old Notes were offered and sold in February 1998 to a small number of institutional investors and are eligible for trading in the PORTAL market. The Exchange Notes are a new issue of securities for which there is currently no trading market. If the Exchange Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition and performance of, and prospects for, the Company. The Company does not intend to apply for a listing of the Exchange Notes on any securities exchange. See "Description of Exchange Notes".

                              THE TRANSACTIONS


         On November 25, 1997, pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 22, 1997, between Holdings and Cyrus Acquisition Corp., a New York corporation ("Acquisition Corp.") formed by Cypress, Acquisition Corp. commenced the Tender Offer to purchase all of the then-outstanding shares (the "Former Shares") of common stock of Holdings, $1.00 par value per share ("Holdings Common Stock"). Also pursuant to the Merger Agreement, contemporaneously with the Tender Offer, Holdings began the Debt Tender and consent solicitation for at least a majority in principal amount of Holdings' Senior Notes.

         On December 23, 1997, Cypress Merchant Banking Partners L.P. ("CMBP") and Cypress Offshore Partners L.P. ("Cypress Offshore" and, together with CMBP, the "Cypress Funds"), invested $165 million in Acquisition Corp. and Joseph R. Baczko, the new Chairman, President and Chief Executive Officer of Holdings and the Company (together with the Cypress Funds, the "Investors"), invested $1 million in Acquisition Corp. The total investment made in Acquisition Corp. by the Investors is referred to herein as the "Investment".

         On December 24, 1997, following the acquisition of 22.0 million Former Shares tendered in the Tender Offer and the purchase of approximately 4.8 million treasury shares of Holdings Common Stock pursuant to the Merger Agreement, in each case at a price of $5.50 in cash per share, Acquisition Corp. owned approximately 91.6% of the outstanding Former Shares. In addition, Holdings acquired $52.8 million of the $78 million then-outstanding aggregate principal amount of the Senior Notes pursuant to the Debt Tender.

         Also on December 24, 1997, Holdings and the Company entered into a senior secured credit facility (the "Senior Credit Facility") for the Company with various banks and financial institutions including The Chase Manhattan Bank and Goldman Sachs Credit Partners L.P. providing for (i) a term loan facility of up to $85 million (the "Term Loan Facility") and
(ii) a revolving credit facility of up to $110 million (the "Revolving Credit Facility"). The Company's initial borrowing under the Senior Credit Facility consisted of $37.5 million in term loans and $10 million of revolving credit loans.

         On January 7, 1998, pursuant to the Merger Agreement, Acquisition Corp. was merged (the "Merger") with and into Holdings with Holdings as the surviving corporation of the Merger. In the Merger, each Former Share not purchased in the Tender Offer (other than Former Shares held by Acquisition Corp., Holdings or its subsidiaries or dissenting shareholders) was converted into the right to receive $5.50 in cash (the "Merger Consideration"), and each share of Acquisition Corp. common stock was converted into one share of Holdings Common Stock; accordingly, Holdings became wholly owned by the Investors.

         The proceeds of the initial $47.5 million borrowing under the Senior Credit Facility, together with the proceeds of the Investment were used, among other things, to fund the Debt Tender and the Tender Offer, to pay Merger Consideration, to refinance certain indebtedness of Frank's and to pay fees and expenses relating to the transactions discussed above.

         In connection with the Transactions, Holdings contributed its available cash on-hand to Frank's and converted all intercompany borrowings with Frank's to equity of Frank's.

         The Tender Offer, the Debt Tender, the Investment, the Merger, the consummation of the Senior Credit Facility and the other transactions described or referred to above are collectively referred to herein as the "Transactions".

         The following table sets forth the sources and uses of funds in connection with the Transactions and the Offering:


                                                                                                            Amount
                                                                                                         -------------
                                                                                                         (in millions)

Sources:
Senior Credit Facility<F1>:
  Revolving Credit Facility   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 $ 29.9
  Term Loan Facility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   20.3
Assumption of existing mortgages  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               29.7
Assumption of existing capital leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               11.6
Offering  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              115.0
Equity contribution by the Investors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              166.0
                                                                                                             -----
  Total Sources   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 $372.5
                                                                                                            ======

Uses:
Purchase of equity<F2>  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             $136.7
Assumption of existing mortgages  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               29.7
Assumption of existing capital leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               11.6
Repayment of certain mortgages  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               10.9
11 1/2% Senior Notes due 2002:
  Purchased pursuant to Debt Tender<F3>   . . . . . . . . . . . . . . . . . . . . . . . . .                   58.0
  To be redeemed<F4>  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   26.5
Redemption of 8% Convertible Subordinated Notes due 2002(4) . . . . . . . . . . . . . . . . . .               67.0
Estimated fees and expenses<F5> . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               32.1
                                                                                                            ------
  Total Uses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 $372.5
                                                                                                            ======

<F1> The Senior Credit Facility originally consisted
     of a $110 million Revolving Credit Facility and an $85 million Term Loan Facility. In connection with the Transactions, the Company borrowed
     $37.5 million under the Term Loan Facility and $10 million under the Revolving Credit Facility.
     Approximately $17.2 million of the proceeds of the Offering were used to pay down indebtedness under the Term Loan Facility. In connection with the Offering, the Company borrowed $19.9 million under the Revolving Credit Facility.
     Additionally, in connection with the Offering, the Company permanently reduced the commitments under the Term Loan Facility to $25 million from $85 million. Loans obtained under the Revolving
     Credit Facility mature in December 2003 and loans obtained under the Term Loan Facility mature in December 2004, subject to amortization and mandatory prepayment. See "Other
     Indebtedness--Senior Credit Facility".
<F2> Includes purchases made pursuant to the Tender
     Offer and in connection with the Merger
     totalling $134.3 million and retirement of stock options totalling $2.4 million. See "The
     Transactions".
<F3> Includes tender premium and accrued interest.
<F4> Includes call premium and accrued interest.
<F5> Includes amounts paid pursuant to the former
     Chairman of Holdings' employment agreement, financial advisory, consulting and other professional fees and financing costs. See
     "Certain Relationships and Related
     Transactions".

                              USE OF PROCEEDS

         There will be no cash proceeds to the Company from the Exchange
Offer.

         The net proceeds of the Offering were used to (i) pay a dividend to Holdings to enable Holdings to redeem (A) approximately $67.0 million of its outstanding 8% Convertible Subordinated Notes due 2002 (including the redemption premium and accrued interest) (the "Convertible Notes") and
(B) approximately $26.5 million of its outstanding 11 1/2% Senior Notes due 2002 (including the redemption premium and accrued interest) (the "Senior Notes" and, together with the Convertible Notes, the "Holdings Notes") and (ii) prepay approximately $17.2 million of the Company's indebtedness under the Term Loan Facility.

         The Convertible Notes were originally issued pursuant to an indenture dated February 28, 1992 among Holdings, the subsidiary guarantors and Bankers Trust Company. The Convertible Notes had a maturity date of February 15, 2002 and an interest rate of 8%. The Senior Notes were originally issued pursuant to an indenture dated February 28, 1992 between Holdings and United States Trust Company of New York. The Senior Notes had a maturity date of February 15, 2002 and an interest rate of 11 1/2%. For a description of the Term Loan Facility, see "Other Indebtedness--Senior Credit Facility".

                               CAPITALIZATION


         The following table sets forth the capitalization of the Company as of May 17, 1998. See "Use of Proceeds" and the financial statements and related notes appearing elsewhere in this Prospectus.


                                                                                      As of May 17, 1998
                                                                                      ------------------
                                                                                        (in thousands)
Cash and cash equivalents . . . . . . . . . . . . . . . . . . . . . . . . .            $ 55,171

Debt:
  Senior Credit Facility<F1>:
    Term Loan Facility   . . . . . . . . . . . . . . . . . . . . . . . . . .             20,281
Capitalized lease obligations<F2> . . . . . . . . . . . . . . . . . . . . .              11,250
Mortgages   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              29,447
Old Notes offered in the Offering . . . . . . . . . . . . . . . . . . . . .             115,000
                                                                                        -------
    Total debt   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            175,978
                                                                                        -------
Total shareholder's equity  . . . . . . . . . . . . . . . . . . . . . . . .             160,302
                                                                                        -------
Total capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . .            $336,280
                                                                                       ========


<F1> The Senior Credit Facility originally consisted
     of a $110 million Revolving Credit Facility and an $85 million Term Loan Facility. In connection with the Transactions, the Company borrowed
     $37.5 million under the Term Loan Facility and $10 million under the Revolving Credit Facility.
     Approximately $17.2 million of the proceeds of the Offering were used to pay down indebtedness under the Term Loan Facility. In connection with the Offering, the Company reduced commitments available under the Term Loan Facility to $25 million from $85 million. Loans obtained under the Revolving Credit Facility mature in December 2003 and loans obtained under the Term
     Loan Facility mature in December 2004, subject to amortization and mandatory prepayment. See
     "Other Indebtedness--Senior Credit Facility".
<F2> Capitalized lease obligations are primarily
     related to the Company's financing of its retail stores. The implicit interest rates under the leases range from approximately 9.3% to 18.2%.
     See "Other Indebtedness--Capital Leases".

                     UNAUDITED PRO FORMA FINANCIAL DATA


         The following unaudited pro forma financial data (the "Unaudited Pro Forma Financial Data") for the sixteen weeks ended May 17, 1998 and for the fiscal year ended January 25, 1998 have been derived by the application of pro forma adjustments to the financial statements of the Company included elsewhere in this Prospectus. The unaudited pro forma results of operations data for the fiscal year ended January 25, 1998 give effect to: (i) the Tender Offer, (ii) the Debt Tender, (iii) borrowings under the Senior Credit Facility, (iv) the Merger and (v) the consummation of the Offering and application of the proceeds therefrom, as if each had occurred on January 27, 1997. The unaudited pro forma results of operations data for the sixteen weeks ended May 17, 1998 give effect to the consummation of the Offering and application of the proceeds therefrom, as if each had occurred on January 26, 1998. The adjustments are described in the accompanying notes. The Unaudited Pro Forma Financial Data (a) do not purport to represent what the Company's results of operations actually would have been if those transactions had been consummated on the date or for the periods indicated, or what such results will be for any future date or for any future period or (b) give effect to certain non-recurring charges expected to result from the Transactions. The final allocation of the purchase price in connection with the Transactions, in accordance with the purchase method of accounting, may differ from the preliminary estimates due to the final allocation being based on completion of fixed asset appraisals and valuations of certain other acquired assets and assumed liabilities and management's evaluation of such items. The Unaudited Pro Forma Financial Data should be read in conjunction with "Selected Historical Financial and Other Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements included elsewhere in this Prospectus.

                UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

                     Fiscal Year Ended January 25, 1998
                           (dollars in thousands)



                                                         Company Historical

                              Post-         Pre-
                           acquisition   acquisition
                              Period        Period
                            (Successor   (Predecessor
                              basis)        basis)
                             Four-Weeks    Forty-Eight
                               Ended       Weeks Ended                                                       Adjusted
                             January 25,   December 28,       Transaction      Unaudited     Offering        Unaudited
                                1998          1997            Adjustments      Pro Forma    Adjustments     Pro Forma



Sales . . . . . . . . . . .   $    14,814   $   515,204                     $   530,018               $    530,018
Cost of sales, including
  buying and occupancy
  expense . . . . . . . . .        17,532       367,008                         384,540                    384,540
                                  -------       -------        -------          -------                    -------
     Gross profit  . . . .        (2,718)      148,196                          145,478                    145,478
Selling, general and
  administrative expense .         8,568       136,622         (1,295)<F1>       143,895                    143,895
Impairment loss . . . . . .                      1,720                            1,720                      1,720
Provision for store
  closings and other cost .                      6,677                            6,677                      6,677
                                  -------       --------        ------          --------     -------       --------
Operating income  . . . . .       (11,286)        3,177         1,295            (6,814)           0        (6,814)
Interest and debt expense .         1,601        19,632        (4,509)<F2>     16,724        3,766<F3>     20,490

Other income (expense)  . .           (17)       (2,010)                         (2,027)                    (2,027)
Inome (loss) before income        -------       -------         ------           -------     -------        -------
  taxes . . . . . . . . . . . $   (12,904)  $   (18,465)   $    5,804       $   (25,565)     (3,766)    $  (29,331)
                                  =======       =======         ======          =========    =======        =======
Ratio of earnings to
  fixed charges<F4>  . . . . .

         See Notes to Unaudited Pro Forma Statements of Operations

                UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

                      Sixteen Weeks Ended May 17, 1998
                           (dollars in thousands)



                                                                                                              Adjusted
                                                            Company                 Offering                 Unaudited
                                                          Historical              Adjustments                Pro forma
                                                          ----------              -----------                ---------

Sales . . . . . . . . . . . . . . . . . . . . . .       $  176,273                                           $ 176,273
Cost of sales, including buying and occupancy
  expense . . . . . . . . . . . . . . . . . . . .          114,078                                             114,078
                                                        ----------                  --------                 ---------
    Gross profit  . . . . . . . . . . . . . . . .           62,195                        --                    62,195
Selling, general and administrative expense . . .           42,867                                              42,867
                                                        ----------                  --------                 ---------
Operating income  . . . . . . . . . . . . . . . .           19,328                        --                    19,328

Interest and debt expense . . . . . . . . . . . .            6,792            $        (376)<F3>                 6,416
Other Income  . . . . . . . . . . . . . . . . . .              562                        --                       562
                                                        ----------                  --------                 ---------
Income before income taxes and extraordinary loss           13,098                       376                    13,474
Income taxes  . . . . . . . . . . . . . . . . . .               --                        --                        --
                                                        ----------                  --------                 ---------
Income before extraordinary loss  . . . . . . . .           13,098                       376                    13,474
Extraordinary loss  . . . . . . . . . . . . . . .            5,148                    (5,148)<F5>                   --
                                                         ---------                   -------                 ---------
Net income  . . . . . . . . . . . . . . . . . . .            7,950                   $ 5,524                   $13,474
                                                         =========                   =======                 =========

Ratio of earnings to fixed charges<F4> . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              2.5x


         See Notes to Unaudited Pro Forma Statements of Operations


           NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

                           (dollars in thousands)

<F1>   Pro forma adjustments to reflect the effects of
         the Transactions on property, plant and
         equipment and intangibles: Increase in amortization
         of goodwill(a)  . . . . . . . . . . . . . . . . .            $  2,010
       Reduction in depreciation for valuation of
         property, plant and equipment(b)  . . . . . . . .              (3,305)
                                                                        ------
                                                                     $  (1,295)
                                                                        ======

       (a) The increase in amortization of goodwill is a result of the increase in goodwill of $80,404 (due to purchase accounting), amortized over 40 years.

       (b) The reduction in depreciation expense is due to the write-down of buildings, fixtures and other fixed assets as a result of the allocation of purchase price based on appraisals amortized over the estimated useful lives of the related assets.

 <F2>  Reflects interest and debt expense adjustments as
           a result of the Transaction as follows:
            Interest expense for the Senior Notes at 11.5%           $ (5,518)
            Interest expense for certain mortgages repaid at
            8.75% (average interest)  . . . . . . . . . .                (810)
            Interest expense for the Previous Bank Facility
            at 8% (average interest)  . . . . . . . . . .              (1,290)
            Change in commitment fees, net  . . . . . . . .               381
            Amortization of Holdings' Senior Notes issuance
             cost redeemed over 10 years   . . . . . . . . .             (185)
            Amortization of issuance cost on Senior Credit
            Facility over 7 years   . . . . . . . . . . . .               476
            Interest expense on borrowings under the Senior
            Credit Facility (a)   . . . . . . . . . . . . .             2,437
                                                                       ------
                                                                     $ (4,509)
                                                                      =======
       (a) Reflects the following:
           Revolving Credit Facility at 7.875%  . . . . .            $    788
           Term Loan Facility at 8.125%   . . . . . . . . .             1,649
                                                                       ------
                                                                      $ 2,437
                                                                       ======

         A 1/8 increase in the interest rate under the Senior Credit Facility would increase interest expense and reduce income
        (loss) before income taxes by $37 for the fiscal year ended January 25, 1998.

                                                                      Sixteen
                                                       Fiscal Year     Weeks
                                                          Ended        Ended
                                                        January 25,    May 17,
                                                          1998         1998
                                                        -----------  ---------
<F3>  Reflects interest and debt expense adjustments
         as a result of the Offering as follows:
         Interest expense for the Senior
            Notes at 11.5%  . . . . . . . . . .          $(2,902)     $(498)
         Interest expense for the Convertible
            Subordinated Notes at 8%   . . . . .          (5,200)      (934)
          Amortization of Holdings Notes issuance
            cost over 10 years  . . . . . . . . .           (353)        --
          Interest expense for the Notes offered
            hereby at a rate of 10.25%  . . . . .         11,788       1,007
          Amortization of issuance cost on Notes
            offered hereby over 10 years  . . . .            433          49
                                                          ----------  ---------
                                                          $3,766       $(376)
                                                          ==========  =========

<F4>  For purposes of determining the ratio of earnings of fixed charges, earnings are defined as income before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issuance costs) and a portion of operating lease rental expense that is representative of the interest factor. The Company's earnings would have been insufficient to cover pro forma fixed charges by $29.3 million for the fiscal year ended January 25, 1998.

<F5>  Reflects the loss on the  early extinguishment of the Senior Notes and the Convertible Subordinated Notes.

                SELECTED HISTORICAL FINANCIAL AND OTHER DATA

         Set forth below are selected historical financial data of the Company for the forty-eight week period ending December 28, 1997, the four-week period ending January 25, 1998 and for each of the two fiscal years in the period ended January 26, 1997, which are derived from the audited financial statements included elsewhere herein; such data for the sixteen weeks ended May 17, 1998 and May 18, 1997 are derived from the Company's unaudited interim financial statements included elsewhere herein. The fiscal year is normally comprised of 52 or 53 weeks, ending on the last Sunday in January. The 1997, 1996 and 1995 fiscal years each reflect a 52 week period ended January 25, 1998, January 26, 1997 and January 28, 1996, respectively. Because of the acquisition of Holdings by Cypress on December 24, 1997, as described under the section entitled "The Transactions," the summary financial data for fiscal 1997 represents the operations data for the forty-eight week period prior to the acquisition and the four-week period subsequent to the acquisition. The post-acquisition period has been presented on the purchase basis of accounting, and is therefore not comparable to the historical financial information presented for the forty-eight week pre-acquisition period. The selected historical financial data set forth below for the Company as of January 30, 1994 and January 29, 1995 and for each of the two fiscal years in the period ended January 29, 1995 are derived from the unaudited financial statements for those periods and, in the opinion of management, include all adjustments necessary for a fair presentation of said information. The selected historical financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere herein.


                                                                               Pre-
                                                                            acquisition
                                                                              Period        Post-
                                                                          (Predecessor-   acquisition
                                                                              basis)        Period
                                                                             Forty-Eight (Successor-         Unaudited
                                       Fiscal Year Ended                       Weeks      Four Weeks    Sixteen Weeks Ended
                         ------------------------------------------------      Ended        Ended       -------------------
                         January 30,  January 29,  January 28, January 26,  December 28,  January 25,   May 17,     May 18,
                            1994        1995         1996        1997          1997         1998         1998        1997
                          ---------   ----------   ----------  ----------    ---------    -------      -------      -------
Statement of
    Operations Data:
Net sales . . . . . . .   $568,602    $567,987    $593,270     $530,752     $515,204     $14,814     $176,273     $178,243
Cost of sales,
    including buying
    and occupancy . . .   425,724      402,839     429,181      383,099      367,008      17,532      114,078      121,946
                          -------      -------     -------      -------      -------     -------      -------      -------
Gross profit  . . . . .   142,878      165,148     164,089      147,653      148,196      (2,718)      62,195       56,297
Selling, general and
    administrative
    expense . . . . . .   151,995      140,171     148,502      138,355      136,622       8,568       42,867       44,106

Impairment loss . . . .       --           --          --          --          1,720          --          --            --
Provision for store
    closings
    and other costs . .    22,876          --          --          --          6,677          --          --             --

Operating income (loss)   (31,993)      24,977      15,587        9,298        3,177    (11,286)      19,328        12,191
Interest expense  . . .   23,251        22,911      23,845       20,863       19,632      1,601        6,792         6,624

Other income (expense)    (216)             47         507         (226)      (2,010)       (17)         562            35
Income (loss) before
    income taxes and
    extraordinary
    loss  . . . . . . .   (55,460)       2,113      (7,751)     (11,791)     (18,465)   (12,904)       13,098        5,602

Extraordinary loss  . .        --          --           --           --          --          --         5,148           --

Income (loss) before
    income taxes  . . .   (55,460)       2,113      (7,751)     (11,791)     (18,465)   (12,904)       7,950         5,602
Income tax expense
    (credit)  . . . . .        --          --           --           --           --         --           --            --
                          -------      -------     -------      -------      -------     -------      -------      -------
Net income (loss) . .    $(55,460)    $  2,113    $ (7,751)    $(11,791)    $(18,465)   $(12,904)     $ 7,950      $ 5,602
                          =======      =======     =======      =======      =======     =======      =======      =======
Ratio of earnings to
    fixed charges(1)      --              1.08x         --          --            --          --         2.44x        1.64x

Other Data:
Merchandise gross
    margin  . . . . . .      39.6%        42.3%       40.8%        42.2%        42.2%       13.7%        47.1%        44.0%
                          -------      -------     -------      -------      -------     -------      -------      -------
Depreciation and
    amortization<F2> . .  $24,610       23,836      22,888       22,377       21,835       1,500        5,611        6,429

Capital expenditures  .    29,946        5,391       5,497        4,371       12,472         (34)       3,199          951
Increase (decrease)
    in comparable
    store sales . . . .   (1.0)%           5.2%        4.5%        (9.4)%        0.8%       (5.2)%       (0.1)%        3.7%
Number of stores at
    end of period . . .    265             265         264          262          258         258          257          261

Balance Sheet Data
    (at end of period):
Cash and cash
    equivalents(3)  . .   $ 5,204      $ 5,619     $ 4,871      $ 3,526      $39,411    $ 16,100      $55,171     $ 20,759
Working capital(4)  . .    27,127        9,631      36,926       27,005       (4,708)      7,347      (23,422)    (7,983)
Property, plant and
    equipment, net  . .   280,210      253,331     237,803      220,626      219,171      217,880     212,727      213,983
Total debt,
    including current
    maturities  . . . .   256,875      234,005     191,872      195,015      169,067      178,969     175,978      194,338

Shareholder's equity  .   71,587       54,117      106,258      75,681       166,441      153,653     160,302      152,403

____________________

<F1>    The ratio of earnings to fixed charges has been calculated by dividing income before income taxes and fixed charges (excluding capitalized interest) by fixed charges. Fixed charges consist of interest expense, capitalized interest and the portion of operating rental expense which management believes is representative of the interest component of rent expense. For fiscal 1993, fiscal 1995, fiscal 1996, for the forty-eight weeks ended December 28, 1997 and for the four weeks ended January 25, 1998, the Company's earnings were insufficient to cover its fixed charges by $55,820, $7,610, $11,803, $18,393 and $12,900, respectively.
<F2>   Includes amortization of debt issuance cost of $1,485 for fiscal
       1993, $1,218 for fiscal 1994, $1,671 for fiscal 1995, $899 for fiscal 1996, $676 for the forty-eight weeks ended December 28, 1997, $56 for the four weeks ended January 25, 1998 and includes $1,720 for the write-down to fair value of property, plant and equipment in accordance with FAS-121 "Impairment of Long-Lived Assets" for the forty-eight weeks ended December 28, 1997, $330 for the sixteen weeks ended May 17, 1998 and $231 for the sixteen weeks ended May 18, 1997.
<F3>   Excludes Holdings cash of $32,653 for fiscal 1993, $62,745 for fiscal 1994, $5,033 for fiscal 1995, $23,796 for fiscal 1996 and $75,937 for the sixteen weeks ended May 18, 1997.
<F4>    Reflects total current assets (excluding cash) less total current liabilities (excluding current maturities of long-term debt and notes payable to banks).

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS

         The following is management's discussion and analysis of the financial condition and results of operations ("MD&A") of the Company for the fiscal years ended January 25, 1998, January 26, 1997 and January 28, 1996. This discussion and analysis should be read in conjunction with, and is qualified in its entirety by, the sections entitled (i) "Summary Historical and Unaudited Pro Forma Financial Information", (ii) "Selected Historical Financial and Other Data" and (iii) the financial statements of the Company and the notes thereto included elsewhere in this Prospectus.

General

         Overview. The Company operates the largest national chain of specialty retail stores devoted to the sale of lawn and garden products. In addition, the Company sells dried and artificial flowers and arrangements, Christmas merchandise, crafts and pet supplies. The Company's parent, Holdings, was acquired by Cypress and new management on December 24, 1997 in a series of related transactions. See "The Transactions". Following the Transactions, the Company announced the appointment of Joseph R. Baczko as Chairman, President and Chief Executive Officer, Adam Szopinski as Executive Vice President and Chief Operating Officer and Larry T. Lakin as Executive Vice President and Chief Financial Officer. The new management team possesses considerable expertise in specialty retailing and has developed an operating strategy which is designed to position the Company as the nation's leading lawn and garden specialty retailer.

         Factors Affecting Historical Operating Performance. New management believes that the Company's financial performance during the past several years has been affected by senior management turnover and significant capital constraints.

         During the past several years, the operations of Frank's have been under the leadership of three different senior executives: Ernest Townsend (Frank's President and Chief Operating Officer from February 1997 to December 1997), Scott Hessler (Frank's President and Chief Operating Officer from May 1994 to January 1997) and Harris J. Ashton, former Chairman of Holdings (acting president of Frank's from March 1991 to May
1994). New management believes that lack of continuity and frequent change of strategic direction adversely affected the Company's operations and financial performance.

         Furthermore, in recent years, the Company's ability to effect a long-term strategic plan has been adversely affected by capital constraints. Since fiscal 1994, the Company's revolving line of credit has had a maturity of no longer than a single year, prohibiting the Company from implementing a strategy and merchandising plan beyond a one-year time horizon. In fiscal 1995 and early fiscal 1996, Frank's refinanced $76 million of mortgages with approximately $39 million of new mortgages and available Holdings and Frank's cash on hand. As a consequence, in fiscal

1996, the Company's overall liquidity significantly deteriorated. The Company reduced its purchases of inventory during fiscal 1996 by 15.6% versus the prior year, which contributed to a significant decline in fiscal 1996 comparable store sales. In addition, during 1997, the Company's revolving line of credit was extended only through December 31, 1997, further eroding long-term liquidity. New management believes that the new $110 million Revolving Credit Facility, which will solely finance working capital and must have no borrowings outstanding for a consecutive 30-day period during each fiscal year, will substantially increase the Company's liquidity and will allow for the successful implementation of the new operating plan.

Anticipated Cost Savings

         Since closing the acquisition on December 24, 1997, the Company's new management team has identified and principally effected annual cost savings of approximately $13.1 million through: (i) reduction of corporate overhead related to the closing of Holdings' headquarters in Stamford, Connecticut, (ii) streamlining and reduction of field supervision and store-level management, (iii) replacement of the Company's insurance policies with new lower premium plans providing for substantially similar coverages, (iv) elimination of expenditures incurred by prior management to build and promote a new store concept, (v) termination of the temporary mall-based Christmas stores and realization of savings from several previous and two additional store closings and (vi) expense reductions associated with the consolidation of its distribution facilities implemented in late fiscal 1996 and early fiscal 1997. This approximately $13.1 million in annual cost savings is net of revenues new management expects the Company will forego as a result of the identified closure of unprofitable stores. See "Risk Factors--Anticipated Cost Savings", "Business--Overview" and "Business--Company Strategy".

         These cost savings estimates were prepared solely by members of the management of the Company. All of these statements are based on estimates and assumptions made by management of the Company, which although believed to be reasonable, are inherently uncertain and difficult to predict. There can be no assurance that the savings anticipated in these statements will be achieved. In addition, there can be no assurance that unforeseen costs and expenses or other factors will not offset the estimated cost savings or other components of the Company's operating plan in whole or in part.

Results of Operations

         Because the acquisition occurred on December 24, 1997, only four weeks prior to the Company's fiscal year end on January 25, 1998, management considers the impact of reduced depreciation expense and changes in interest expense to have an immaterial impact on the results of operations for the four-week period subsequent to the acquisition (see Unaudited Pro Forma Statements of Operations in "Unaudited Pro Forma Financial Data"); therefore, for purposes of the analysis of the results of operations, the four-week period and forty-eight week period ending January 25, 1998 and December 28, 1997, respectively, have been aggregated for comparative purposes. The following table sets forth the Company's results of operations for the periods indicated expressed as a percentage of net sales:

                                            Fiscal Year            Sixteen Weeks Ended
                                    --------------------------     -------------------
                                                                    May 17,    May 18,
                                     1995       1996      1997       1998       1997
                                   --------   --------  --------   --------   ---------
Net sales . . . . . . . . . . .      100.0%     100.0%    100.0%     100.0%      100.0%
Cost of sales, including
  buying and occupancy  . . . .       72.3       72.2      72.6       64.7        68.4
                                   --------   --------  --------   --------   ---------
Gross profit  . . . . . . . . .       27.7       27.8      27.4       35.3        31.6
Selling, general and administrative
  expense  . . . . . . . . . . .      25.1       26.1      28.9       24.3        24.8
                                   --------   --------  --------   --------   ---------
Operating income (loss)  . . . .       2.6        1.7      (1.5)      11.0         6.8
Interest expense  . . . . . . . .      4.0        3.9        4.0       3.9         3.7
Other income (expense)  . . . . .      0.1        0.0       (0.4)      0.3         0.0
                                   --------   --------  --------   --------   ---------
Income (loss) before income
  taxes and extraordinary loss .      (1.3)      (2.2)      (5.9)      7.4         3.1
Extraordinary loss . . . . . . .       0.0        0.0        0.0       2.9         0.0
                                   --------   --------  --------   --------   ---------
Income (loss) before taxes . . .      (1.3)      (2.2)      (5.9)      4.5         3.1
Income tax expense (credit)  .  .        --        --         --         --         --
                                   --------   --------  --------   --------   ---------
Net income (loss) . . . . . . . .     (1.3)%     (2.2)%    (5.9)%      4.5%        3.1%
                                   ========   ========  ========   ========   =========

         First Quarter Fiscal 1998 Compared to First Quarter Fiscal 1997

         Net Sales. Net sales for the first quarter of fiscal 1998 were $176.3 million compared with $178.2 million for the first quarter of fiscal 1997, a decrease of 1.1%. Same store sales (stores open for a full year in both years) decreased 0.1% for the first quarter of fiscal 1998.

         Cost of Sales Including Buying & Occupancy. Cost of sales including buying and occupancy expenses were $114.1 million in the first quarter of 1998 compared to $121.9 million for the first quarter of 1997. This reduction of $7.8 million amounts to a 6.5% decrease. Cost of sales as a percentage of net sales improved by 3.7 percentage points during the 1998 first quarter compared to the same period last year. This improvement was due primarily to a 3.1 percentage point increase in merchandise margins and a decrease of 0.6 of a percentage point in buying and occupancy costs due principally to lower expenses in the distribution centers. The 3.1 percentage point improvement in merchandise margins was primarily the result of decreased markdowns in the first quarter of 1998 compared to 1997 as the Company reduced its reliance on broad category markdowns.

         Selling, General & Administrative Expense. Selling, general and administrative expense for the first quarter of fiscal 1998 was $42.9 million compared to $44.1 million for the first quarter of 1997. The decrease of $1.2 million was principally the result of the elimination of the Holdings corporate expenses. As a percentage of net sales selling, general and administrative expenses decreased by 0.5 of a percentage point to 24.3% in the first quarter of 1998 compared to 24.8% in the same period of 1997.

         Operating Income (Loss). Operating income for the first quarter of fiscal 1998 was $19.3 million, an increase of $7.1 million or 59%, compared to $12.2 million for the first quarter of fiscal 1997. The improvement in operating income was primarily the result of improved merchandise margins, lower distribution center expenses and lower selling, general and administrative expenses as explained above. Operating income as a percentage of sales improved to 11% of net sales for the first quarter of 1998, an increase of 4.2 percentage points over the 6.8% for the first quarter of 1997. The principal contributor to this improvement was the 3.1 percentage point gain in merchandise margins.

         Interest and Debt Expense. Interest and debt expense was $6.8 million for the first quarter of 1998 compared with $6.6 million for the first quarter of 1997.

         Other Income. Other income for the first quarter of 1998 was $562,000 compared with $35,000 for the first quarter of 1997. This increase of $527,000 is due primarily to a higher level of interest income resulting from a higher level in 1998 of short-term investments and cash equivalents. In addition, the first quarter of 1997 included a charge of $250,000 associated with the closing of a leased store.

         Due to previously unrecognized tax benefits no income tax provision has been provided for in the first quarters of 1998 and 1997.

         In the 1998 first quarter the Company recorded an extraordinary loss of $5.1 million as a result of early extinguishment of debt and major modification to existing credit lines. The early extinguishment of debt resulted in an extraordinary charge of $3.5 million representing the premium of $2.2 million and other costs associated with the retirement of the 11.5% Senior Notes and the 8% Convertible Notes. In addition, costs were incurred for early payment of a term loan and overall credit line reduction from $195 million to $135 million.

         Income Before Extraordinary Loss. Income before extraordinary loss for the first quarter of 1998 was $13.1 million, an improvement of $7.5 million over the first quarter 1997 results of $5.6 million. This improvement is the result of increases in the operating income and other income as explained above.

         Net Income. Net income for the first quarter of 1998 was $8.0 million compared with $5.6 million in 1997, an increase of $2.4 million or 43%. The net income improvement reflects improved operating income and other income partially offset by the extraordinary loss as explained above.

         Fiscal 1997 Compared to Fiscal 1996

         The discussion and analysis below combines the results for the forty-eight weeks ended December 28, 1997 and the four weeks ended January 25, 1998 and compares this combined fiscal 1997 with fiscal 1996.
Management believes that the combined fiscal 1997 periods represent a fair and comparable presentation versus fiscal 1996.

         Net Sales. Net sales for fiscal 1997 were $530.0 million compared to $530.8 million for fiscal 1996, a decrease of 0.2%. Comparable store sales (stores open for a full year in both years) for fiscal 1997 increased 0.6% compared to fiscal 1996.

         Cost of Sales, Including Buying and Occupancy. Cost of sales, including buying and occupancy, was $384.5 million for fiscal 1997 compared to $383.1 million for fiscal 1996, an increase of 0.4%. Cost of sales as a percentage of net sales increased 0.4% to 72.6%. Merchandise gross margins, as a percentage of net sales, declined 0.8% to 41.4% due primarily to the 1997 third quarter strategy under prior management that increased promotions in the fall lawn and garden business and increased markdowns to clear some seasonal and aged merchandise. Additionally, in the 1997 fourth quarter the Company experienced a lower merchandise gross margin rate on Christmas products, as a result of markdowns taken to minimize its inventory carryover. Buying and occupancy costs for fiscal 1997 decreased by $2.1 million, and as a percentage of net sales decreased 0.3% compared to fiscal 1996. As a result, gross profit for fiscal 1997 was $145.5 million compared to $147.7 million for fiscal 1996, a decrease of 1.5%. As a percentage of net sales, gross profit declined 0.4% to 27.4%.

         Selling, General and Administrative Expense. Selling, general and administrative expense for fiscal 1997 was $145.2 million compared to $138.4 million for fiscal 1996, an increase of 4.9% resulting from higher store labor and advertising costs. In addition, fiscal 1997 included expenses of $1.2 million in additional compensation granted by the former Board of Directors to the former Chairman prior to the acquisition of Holdings in the form of the forgiveness of indebtedness owed the Company by the Chairman and $2.5 million associated with the development of a new store concept implemented by prior management. As a percentage of net sales, selling, general and administrative expense increased 1.3% to 27.4%.

         Operating Income (Loss). The operating loss for fiscal 1997 was $8.1 million compared with operating income of $9.3 million for fiscal 1996. The decrease in operating income was caused by the gross profit and selling, general and administrative factors as explained above and the recording of an asset impairment loss of $1.7 million and a provision for store closings of $6.7 million during fiscal 1997.

         Interest Expense. Interest expense for fiscal 1997 was $21.2 million compared to $20.9 million for fiscal 1996.

         Other Expense. Other expense was $2.0 million in fiscal 1997 compared to $0.2 million in fiscal 1996 due primarily to a gain of $2.8 million associated with the termination of a leased store, higher levels of interest income and $4.6 million for legal and advisory fees in connection with the acquisition. The increase was offset in part by a loss of $0.9 million associated with the sale of the Company's prior headquarters and $0.5 million associated with the closing of stores.

         Net Income (Loss). The net loss for fiscal 1997 was $31.4 million compared with a net loss of $11.8 million for fiscal 1996. The increase in net loss of $19.6 million is due to the increased operating loss of $17.4 million and increased interest and other expense as explained above.

         Fiscal 1996 Compared to Fiscal 1995

         Net Sales. Net sales for fiscal 1996 were $530.8 million compared to $593.3 million for fiscal 1995, a decrease of 10.5%. Comparable store sales for fiscal 1996 decreased 9.4% due primarily to a significant reduction in inventory purchases from $332.5 million for fiscal 1995 to $280.7 million for fiscal 1996, representing a decrease of 15.6%.

         Cost of Sales, Including Buying and Occupancy. Consistent with the reduction of sales discussed above, cost of sales, including buying and occupancy was $383.1 million for fiscal 1996 compared to $429.2 million for fiscal 1995, a decrease of 10.7%. Cost of sales as a percentage of net sales decreased 0.1% to 72.2%. Merchandise gross margins, as a percentage of net sales, improved 1.4% due to fewer promotions and tighter inventory management during fiscal 1996. Buying and occupancy costs for fiscal 1996 decreased $1.8 million, but as a percentage of net sales, increased 1.2% compared to fiscal 1995. As a result, gross profit for fiscal 1996 was $147.7 million compared to $164.1 million for fiscal 1995, a decrease of 10.0%. As a percentage of net sales, gross profit improved 0.1% to 27.8%.

         Selling, General and Administrative Expense. Selling, general and administrative expense for fiscal 1996 was $138.4 million compared to $148.5 million for fiscal 1995, a decrease of 6.8%. This decrease resulted from expense reductions initiated during 1996 particularly in the areas of advertising, store payroll and administrative expenses. As a percentage of net sales, selling, general and administrative expense increased 1.0% to 26.1%.

         Operating Income. Operating income for fiscal 1996 was $9.3 million compared to $15.6 million for fiscal 1995. The decline of $6.3 million was the result of a decrease in gross profit of $16.4 million, primarily due to reduced sales as explained above offset by reduced selling, general and administrative expenses of $10.1 million.

         Interest Expense. Interest expense for fiscal 1996 was $20.9 million compared to $23.8 million for fiscal 1995, a decrease of 12.2%. The decrease was primarily due to the Company's repayment in full of certain mortgages at the end of fiscal 1995. The Company replaced this financing, in part, with new mortgage financings that totalled $39.0 million as of January 26, 1997.

         Other Income. Other income for fiscal 1995 was $0.5 million compared to other expense of $0.2 million in fiscal 1996. During fiscal 1995 the Company had a gain on the sale of land, while in fiscal 1996 the Company incurred a loss on the sale of a store.

         Net Income. The net loss for fiscal 1996 was $11.8 million compared to $7.7 million in fiscal 1995. The increased net loss of $4.1 million was a result of the $6.3 million operating profit decrease, and a $0.7 million decrease in other income, offset by a $2.9 million lower interest expense as a result of the reduced financing explained above.


Liquidity and Capital Resources

         First Quarter 1998 Compared to First Quarter 1997

         Net cash provided by operations in the 1998 first quarter was $49.5 million compared to $47.2 million in the 1997 first quarter. Inventory increased $35.4 million in 1998 compared to an increase of $27.4 million in 1997, while accounts payable increased $71.6 million in 1998 compared to an increase of $60.3 million in 1997. Both the higher level of inventory and accounts payable increases during the first quarter of 1998 are primarily attributable to the Company's strategy to increase overall inventory levels to assure adequate inventory levels in all stores. The decrease in accrued expenses during the first quarter of 1998 is due primarily to payments of approximately $12.0 million in 1998 to two former shareholders of Holdings as they exercised conversion rights for their untendered shares, and to timing differences.

         Net cash provided by investing activities in the 1998 first quarter was $0.7 million compared to $2.1 million in the 1997 first quarter. Capital spending in the first quarter of 1998 was $3.2 million compared with $1.0 million in the first quarter of 1997 as the Company invested in new systems, refurbished stores and invested in store fixtures. The first quarters of both fiscal years included net proceeds from the sale and leaseback of Company owned stores. Net proceeds were $4.0 million in the 1998 first quarter and $2.7 million in the 1997 first quarter.

         Net cash used for financing activities in the 1998 first quarter was $11.2 million compared to $32.1 million in the 1997 first quarter. The $32.1 million used in the first quarter of 1997 was primarily for the intercompany transactions with Holdings. The $11.2 million used in the first quarter of 1998 was the net of $115.0 million in proceeds from the Offering of Old Notes offset by the redemption of the remaining 11.5%

Senior Notes and the 8% Convertible Notes and related costs as well as the pay-down of the bank debt.


         Historical

         The Company has historically financed its operations with funds generated from operating activities, available cash (both at Frank's and Holdings) and borrowing under its revolving credit facility with Comerica Bank (the "Previous Bank Facility").


         Operating Activities. Net cash provided by (used for) operating activities for fiscal 1997 was $(27.0) million compared to $18.2 million for fiscal 1996. The decrease is primarily attributable to lower earnings and a decrease in accrued expenses due to timing of payments. At January 25, 1998 the remaining store closing reserve was $11.6 million. As a result of the acquisition, new management accelerated its plan for the disposal of unprofitable stores identified by former management resulting in an additional liability of $5.4 million when allocating the purchase price. The reserve primarily represents lease termination costs for the remaining four store locations, net lease costs on subleased locations, estimated legal fees and estimated losses associated with the sale and/or sublease of real estate. During 1997 the Company utilized net cash of $2.6 million in connection with the store closing reserve. As a result of the Merger on January 7, 1998 a liability of $13.4 million, from the acquisition corporation that represented the conversion rights for the untendered shares of Holdings Common Stock, was recorded by the Company.


         Net cash provided by (used for) operating activities for fiscal years 1996 and 1995 was $18.2 million and $(11.7) million, respectively. The improvement in cash flow from operations in fiscal 1996 compared to fiscal 1995 was attributable to significantly reduced inventory purchases in fiscal 1996 and an increase in accrued expenses in fiscal 1996 compared to a decrease in fiscal 1995. Furthermore, in fiscal 1995 the early receipt of Christmas merchandise and reduced spring purchases in the 1995 fourth quarter resulted in a decrease in accounts payable for fiscal 1995 of $13.9 million compared to an increase of $0.1 million in fiscal 1996.

         Investing Activities. Net cash provided by (used for) investing activities for fiscal 1997 was $0.2 million compared to $(3.4) million for fiscal 1996. The expenditures in fiscal 1997 included $12.4 million for the addition of property, plant and equipment which was offset by $12.6 million of proceeds from the sale of property, plant and equipment, which includes $6.0 million from the sale/leaseback of three owned stores, the sale of the Company's headquarters facility and the termination of a leased location.

         Net cash used for investing activities for the fiscal years 1996 and 1995 was $3.4 million and $5.2 million, respectively. The majority of such expenditures was generally for refurbishment of existing stores.

         Financing Activities. Net cash provided by (used for) financing activities for fiscal 1997 was $39.4 million compared to $(16.1) million for fiscal 1996. The increase was primarily attributable to the

Transactions, which provided $146.3 million. Available cash in excess of the Company's working capital requirements was used to pay down intercompany borrowings with Holdings of $114.7 million.

         Net cash provided by (used for) financing activities for the fiscal years 1996 and 1995 was $(16.1) million and $16.1 million, respectively. The greater net cash used in fiscal 1996 compared to fiscal 1995 was primarily due to decreased intercompany borrowings with Holdings. Net cash provided in fiscal 1995 included the payment of long-term debt and capital lease obligations of $77.1 million (principally the repayment of $76 million of mortgages), offset by $35.0 million of new mortgage financing and $59.9 million in increased intercompany borrowings with Holdings.

         After the Transactions and the Exchange Offer

         Following the Exchange Offer, the Company's primary sources of liquidity will be cash flow from operations and borrowings under its Revolving Credit Facility. The primary uses of cash will be working capital, capital expenditures and debt service requirements.

         As a result of the Transactions and the Offering, the Company's capital structure has changed substantially. As of January 25, 1998, after giving pro forma effect to the Transactions and the Offering and the application of the proceeds therefrom, the Company would have had total outstanding indebtedness of $186.5 million, including $20.3 million under the Company's Term Loan Facility and $10.0 million under the Revolving Credit Facility. The Company would have had $98.3 million of remaining availability under its $110 million Revolving Credit Facility. In connection with the Offering, the Company reduced commitments available under the Term Loan Facility to $25 million from $85 million. The unused portion of the Term Loan Facility of $4.7 million is reserved for potential refinancing of certain mortgages. See "Other Indebtedness-- Mortgage Loans". The Term Loan and Revolving Credit Facilities will mature on the seventh and sixth anniversary, respectively, of the Credit Facility Closing Date (as defined herein). The principal balance under the Term Loan Facility will begin amortizing at the end of the first quarter of fiscal 1999. In addition, beginning with fiscal 1998, for a consecutive 30-day period during each fiscal year there must be no outstanding borrowings under the Revolving Credit Facility. See "Other Indebtedness-- Senior Credit Facility".

         The Company experiences seasonal fluctuations in its net sales and profitability, with generally lower net sales and gross profit during the winter and late summer months. The Company believes that the seasonality of net sales and profitability is a factor that affects the lawn and garden industry generally and is primarily due to fluctuating gardening activity during any given year. As a result, the Company's working capital requirements also fluctuate throughout the year, ranging from a deficit of $7.3 million in May to a high of $62.1 million in November during the twelve months ended January 25, 1998.

         Subject to restrictions in the Senior Credit Facility and the Indenture, the Company may incur additional indebtedness from time to time to finance working capital, capital expenditures or acquisitions. For fiscal 1997, after giving pro forma effect to the Transactions and the Offering and the proceeds therefrom, the Company's ratio of earnings to fixed charges would have been insufficient to cover pro forma fixed charges by $29.3 million for the fiscal year ended January 25, 1998. See "Risk Factors--Substantial Leverage".


         Based upon the current level of operations and anticipated revenue growth and operating improvements, management believes that cash flow from operations and available cash, together with available borrowings under the Senior Credit Facility, will be adequate to meet the Company's future liquidity needs for at least the next several years, although no assurance can be given in this regard. In addition, there can be no assurance that the Company's business will generate sufficient cash flow from operations, that anticipated revenue growth and operating improvements will be realized or that future borrowings will be available under the Senior Credit Facility in an amount sufficient to enable the Company to service its indebtedness, including the Notes, or to fund its other liquidity needs. The Company's future operating performance and ability to service or refinance the Notes and to extend or refinance the Senior Credit Facility will be subject to future economic conditions and to financial, business and other factors, many of which are beyond the Company's control. See "Risk Factors".

Usage of Net Operating Losses

         In preparing its financial statements included elsewhere herein, Frank's has determined its available net operating losses ("NOLs") on a stand-alone basis from Holdings. As of the close of the Transactions, the Company had NOLs of approximately $68 million which expire from fiscal 2008 through fiscal 2013. The Company's income tax liability is calculated as part of the consolidated U.S. federal income tax returns of Holdings. As of January 25, 1998, Holdings had additional NOLs of approximately $24 million which expire from fiscal 2008 through fiscal 2013 and will also be available to offset income generated by the Company provided that the Company files its tax returns as part of the consolidated U.S. federal income tax returns of Holdings.

         As a result of the Transactions, the tax status of such NOLs is subject to limitations imposed by Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), and as such their usage by Holdings is currently estimated to be limited to $7.2 million per year. New management expects to utilize such NOLs as the Company regains its profitability.

         The Company projects future tax deductions, not subject to Section 382 of the Code, which are expected to result from the Transactions and the use of the proceeds of the Offering of $16 million.

Capital Expenditures

         The Company's capital expenditures were $4.4 million, $5.5 million and $5.4 million in the fiscal years 1996, 1995 and 1994, respectively.

The majority of such capital expenditures in each of such fiscal years has been for the refurbishment of the stores. The Company incurred approximately $12.4 million of expenditures in fiscal 1997 for various capital projects, including investments in the new MIS, refurbishment of existing stores and implementation of the new store concept by prior management.


         Management anticipates that total capital expenditures for fiscal 1998 will be approximately $22 million, of which $3.2 million was incurred in the 1998 first quarter. Such capital expenditures will be made in connection with the implementation of the new MIS, refurbishment of the existing stores and the new store opening program which is expected to begin early in fiscal 1999. The Company expects to spend $6.5 million in connection with the implementation of the new MIS which the Company believes will, among other things, solve all known Year 2000 issues.


Inflation

         Inflation has been modest in recent years and has not had a significant effect on the Company. If merchandise costs were to increase because of inflation, management believes such increases could be recovered through higher selling prices, as virtually all retailers would be similarly affected.

                                  BUSINESS

Overview

         The Company operates the largest chain (as measured by sales) in the United States of specialty retail stores devoted to the sale of lawn and garden products. In addition, the Company sells dried and artificial flowers and arrangements, Christmas merchandise, crafts and pet supplies. As of January 25, 1998, the Company operated 256 retail stores located in 15 states primarily in the East and Midwest regions of the country under the name Frank's Nursery & Crafts (Registered Trademark). The Company derives approximately 80% of its sales from its core business lines, which include lawn and garden products, related home decor merchandise such as dried and artificial flowers and Christmas merchandise. For fiscal 1997, the Company generated sales of $530.0 million and incurred a net loss of $31.4 million.


         The Company was organized in 1957. Holdings acquired the Company in 1983 with the objective of developing the first national chain of lawn and garden stores. At the time of the acquisition, Frank's had 95 stores principally located in the Midwest. Since 1983, the Company has built, leased or acquired a net of 161 stores in existing and new markets to become the largest retail chain in the national lawn and garden industry. On December 24, 1997, Holdings was acquired by Cypress and new senior management with the strategic objective of positioning Frank's as the leading specialty retailer in the lawn and garden arena. Frank's represents Holdings' sole operating subsidiary.

         The Company's principal executive offices are located at 1175 West Long Lake Road, Troy, Michigan 48098 and its telephone number is (248) 712-7000.

Company Strengths

         The Company believes that its main competitive strengths include its experienced new management team, its well-positioned specialty retailing concept, its strong competitive position and the increased liquidity provided by its new capital structure.

         New Management Team with Proven Track Record. The Company's new management team is led by its new Chairman, Chief Executive Officer and President, Joseph R. Baczko, who was formerly President and Chief Operating Officer at Blockbuster Entertainment Corp. ("Blockbuster") (1991-1992) and the initial President of the International Division of Toys "R" Us, Inc. ("Toys "R" Us International") (1983-1991). At Blockbuster, Mr. Baczko oversaw system-wide revenue growth from approximately $1.1 billion to approximately $2.0 billion, and during his eight years with Toys "R" Us International, system-wide sales expanded to approximately $800 million. To assist him in leading the Company, Mr. Baczko has re-assembled his senior management team from Toys "R" Us International, including Adam Szopinski as Chief Operating Officer and Larry T. Lakin as Chief Financial Officer, both of whom served in their respective functions under Mr. Baczko while at Toys "R" Us International. This new management team has worked successfully together in the past and possesses, on average, 29 years of specialty retailing and general management experience.

         Well-Positioned to Capitalize on Favorable Industry Fundamentals. The Company believes it has a strong existing operating base in a popular and growing market segment. A recently published study leads the Company believe that nearly two-thirds of all U.S. households participate in one or more types of lawn and garden activities, ranking such leisure activities among the most popular in the U.S. Based on industry studies, the Company believes that adults between the ages of 45 and 64 are the most frequent participants in the lawn and garden market, and the U.S. Census Bureau expects the percentage of Americans in this age bracket to increase from 19.9% in 1995 to 25.3% in 2005. In addition, management believes that Frank's merchandise selection is characterized by relatively "high-maintenance" and low cost products with the capacity to generate a significant level of ancillary purchases and a relatively low exposure to fashion risk. As the country's largest specialty retailer dedicated to this category, the Company is well-positioned to capitalize on these trends and characteristics.

         Well-Established Competitive Position. New management believes that the Company is well-positioned within the lawn and garden industry. Competition in the lawn and garden retailing industry is comprised of nationwide "big box" retailing chains which sell lawn and garden products as a portion of their overall product offering, on the one hand, and local, often family-run, garden centers on the other. Unlike the price-driven competitive model of the "big box" retailers, the Company's business model focuses on a broad product offering, high quality merchandise, value-added customer service and the convenience of shopping in a smaller format store specializing in the sale of lawn and garden products. The Company believes that such differentiating factors create a basis for successful competition with "big box" home centers. In addition, as the nation's largest specialty lawn and garden retailer, the Company believes it successfully takes advantage of the economies of scale associated with purchasing, advertising, distribution and brand name to compete with locally-owned garden centers.


         Increased Liquidity.   New management believes that the Company
has been subject to capital constraints that have significantly hindered its growth and operating performance. As a result of the Transactions, the Company's prior $20 million revolving credit facility was replaced with a new $110 million revolving credit facility which provides significant added liquidity to support the new management team's strategic objectives. Additionally, Holdings was acquired with a cash equity investment of $166 million which represents approximately 45% of the sources of funds used in the Transactions and the Offering.

Company Strategy

         The Company plans to build on its core competencies in plants and gardening and its current market position to become the leading national specialty retailer of lawn and garden products. Management intends to systematically accomplish this objective by: (i) rationalizing the Company's current cost structure, (ii) implementing a store refurbishment program covering all existing 256 stores, (iii) increasing overall inventory levels, (iv) further focusing its merchandising strategy on its core lawn and garden theme and (v) increasing market penetration and expanding geographically through the selective opening and/or acquisition of new store locations.

         Rationalize Cost Structure. Since closing the acquisition on December 24, 1997, the Company's new management team has identified and principally affected annual cost savings of approximately $13.1 million through: (i) reduction of corporate overhead related to the closing of Holdings' headquarters in Stamford, Connecticut, (ii) streamlining and reduction of field supervision and store-level management,
(iii) replacement of the Company's insurance policies with new lower premium plans providing for substantially similar coverages,
(iv) elimination of expenditures incurred by prior management to build and promote a new store concept, (v) termination of the temporary mall-based Christmas stores and realization of savings from several previous and two additional store closings and (vi) expense reductions associated with the consolidation of its distribution facilities implemented in late fiscal 1996 and early fiscal 1997.

         Implement Store Refurbishment Program. Management expects to refurbish all of Frank's existing 256 store locations. This refurbishment is expected to occur over a three-year period by investing an average of $75,000 per store to improve overall store presentation, layout, signage and fixturing. Management expects to implement this refurbishment program by initially focusing on markets where the Company enjoys high market penetration and brand awareness as well as stores where demographic characteristics, traffic conditions and the competitive environment are especially attractive.

         Increase Overall Inventory Levels. Largely due to capital constraints beginning in late fiscal 1995, the Company's purchases of new inventory dropped by approximately 15.6% in fiscal 1996. Management believes that this decrease contributed to the Company's significant decline in fiscal 1996 comparable store sales. During fiscal 1997, the Company's purchases of inventory increased approximately 4.6% over fiscal 1996. New management intends to raise overall inventory levels through a one-time increase of approximately $50,000 per store, representing an increase of 14.5% versus average inventory levels during the latest twelve months.

         Focus Merchandising Strategy on Lawn and Garden Theme. The Company's new merchandising strategy will build upon Frank's core lawn and garden competencies. Management expects to (i) enhance and enlarge both indoor and outdoor live plant categories and introduce more specialized assortments, (ii) increase the variety of gardening tools, aids and accessories, (iii) expand Frank's own private label program, (iv) provide ancillary services such as in-store consultation and educational programs geared towards the gardening enthusiast and (v) broaden and enhance the presentation of the Company's dried and artificial flowers and arrangements and Christmas trim-a-tree businesses. In addition, new management expects to re-merchandise portions of the crafts and pet supplies product categories to make them more complementary to the Company's core lawn and garden theme.

         Pursue Increased Market Penetration and Geographic Expansion. The Company intends to focus solely on improving the operations of its existing store base in fiscal 1998. Management currently expects to selectively pursue a new store opening program beginning in fiscal 1999. The Company believes that increased penetration and expansion will result in significant sales growth and allow the Company to further realize economies of scale associated with advertising, distribution, operations and brand name recognition. Additionally, management will selectively review acquisition opportunities of local and regional operators to complement its store expansion strategy.


Industry Overview

    Summary. The national lawn and garden market is seasonal, highly fragmented and generally non-branded, consisting of thousands of local garden centers and mass merchandisers who sell lawn and garden products as part of their overall product lines. Based on information contained in the recent publication of a leading trade journal, the Company believes that the overall retail market for lawn and garden products, defined to include green goods, fertilizers, gardening accessories, lawn furniture, Christmas merchandise and snow removal, power and watering equipment, was approximately $71.2 billion in 1996 and approximately $76.5 billion in 1997, representing a 7.4% growth over 1996. Based on the same publication, the Company believes that between 1987 and 1997 the industry experienced an 8.6% compound annual growth rate.

    Competition. The United States lawn and garden retail market is highly fragmented, with publicly available reports leading the Company to believe that the top ten competitors accounted for approximately 10% of 1996 industry-wide sales. During the past several years, hardware warehouses and home centers have entered the lawn and garden market due to the attractive margins and growth rates. Industry reports lead the Company to believe that hardware warehouses and home centers are taking market share primarily at the expense of mass merchandisers, local hardware stores and supermarkets. Additionally, because consumers are increasingly demanding greater service, selection, variety and material sizes, the Company believes that retailers best positioned to offer such amenities should gain market share.

    Marketing Channels / Distribution. Based on published industry reports, the Company believes that approximately 36% of all 1996 lawn and garden market sales were generated in the warehouse club / chain store / mass market channel, 32% in the hardware store / home center / hardware warehouse channel and 32% in the lawn and garden center / nursery / farm store channel. These reports also lead the Company to believe that approximately 60% of all lawn and garden products sold in 1996 were distributed through a direct (one-step) method of distribution to the retailer from the manufacturer or grower, and approximately 40% arrived at retail through distributors (two-step distribution).

    Widespread Popularity and Favorable Demographics. Gardening enjoys a highly favorable demographic profile in that it is one of the most popular leisure activities in the United States. Based on a publicly available survey, the Company believes that 64% of the approximately 101 million U.S. households participated in some form of gardening activity in 1996. According to industry studies, the Company believes that adults between the ages of 45 and 64 are the most frequent participants in the lawn and garden market, and the U.S. Census Bureau expects the percentage of Americans in this age bracket to increase from 19.9% in 1995 to 25.3% in 2005.


Product Categories and Strategic Enhancements

         The following chart illustrates the Company's fiscal 1997 sales by product category:

                    Sales by Product Category
                      (dollars in millions)

Product Category      Sales    % of Sales      Description
----------------      ------   ----------   --------------------------------
Lawn and Garden . . . $294.0     55.5%      Roses, potted plants, annual and
                                            perennial flowering  plants, trees,
                                            shrubs, fertilizers, seeds and
                                            bulbs, mulches, plant accessories,
                                            hoses and gardening tools and
                                            equipment

Floral  . . . . . . .   59.8       11.3     Dried, silk and acrylic flowers
                                            and arrangements

Christmas . . . . . .   70.1       13.1     Artificial Christmas trees,
                                            decorations and trimmings

Crafts  . . . . . . .   85.6       16.2     Yarns, macrame, art supplies,
                                            needlework, candles and wood crafts

Pet Supplies  . . . .   20.5        3.9     Bird houses, feeders, seeds and
                                            accessories
                      ------      ------
Total                 $530.0      100.0%
                      ======      ======

         Management intends to execute specific strategic enhancements to the Company's current product categories designed to build upon its existing strengths.

    Lawn and Garden. As the nation's largest specialty retailer of lawn and garden products, the Company enjoys a strong franchise in the lawn and garden business. The Company offers customers one of the widest selections of live plants in the industry. In addition, the Company markets its own line of private label lawn and garden products under the Frank's name.

         The Company intends to build on the live plant category and introduce deeper and more specialized and differentiated assortments on a year-round basis. Similarly, the assortment of gardening tools, aids and accessories will be increased. The Company also intends to grow Frank's private label products in gardening tools, potting soil, fertilizers and related merchandise. Finally, management intends to upgrade its service level to cater more to the gardening enthusiast, with the added intention of tying sales of ancillary lawn and garden products to the purchase of live plants by offering in-store demonstrations and take-home instructions.

    Floral. The Company's floral products include dried and artificial flowers and arrangements. Such floral products exhibit high inventory turnover, excellent sales productivity, strong operating margins and low seasonality. Importantly, the floral category ties in closely with the Company's emphasis on the lawn and garden market and related home decor merchandise.

         The Company plans to improve its current in-store floral presentation. Additionally, the Company will enhance its current service level to assist customers more closely in developing their own unique floral arrangements. Management expects the floral category to be a growth area for the Company.

    Christmas. During the Christmas holiday season, the Company's second most important selling season after spring, the Company transforms substantial portions of its stores into Christmas layouts and offers a broad selection of seasonal merchandise for the holiday season and Christmas decoration. The Company believes that it is the largest retailer of live Christmas trees in the United States, selling in excess of 200,000 trees in 1997. In addition, the Company provides a large selection of artificial trees, wreathes, and holiday plants as well as a wide array of trim-a-tree items.

         The Company plans to discontinue the operation of its temporary mall-based Christmas boutiques under the name "Christmas by Frank's" in order to concentrate on in-store Christmas presentations. Management will also upgrade and expand the trim-a-tree business by offering a more diverse and richer assortment of products to be displayed using an enhanced presentation layout.

    Crafts. The Company's crafts business provides a steady stream of revenues throughout the year. The Company intends to re-merchandise the crafts product category by narrowing the assortment range and re-focusing the merchandise to better complement its lawn and garden theme.

    Pet Supplies. Management believes the sale of pet supplies is a natural complement to the Company's lawn and garden product offerings. The

Company intends to eliminate basic (dog and cat) pet foods and re-focus its pet product line to focus on wild-bird related products, such as feeders, seeds and bird houses which are more complementary to its lawn and garden theme.

Store Operations and Management

         The Company's 256 stores average approximately 15,000 square feet of indoor selling space and on average an equal amount of outdoor selling space which is primarily closed during the winter months. The stores are primarily free-standing and/or located adjacent to or near strip shopping centers. The Company's stores are open 80 hours per week, with the average store opening at 9 a.m. and closing at 9 p.m.

         The average store has approximately 20-25 part- and full-time employees, including a store manager, an assistant manager and up to six department managers responsible for the various product lines. The in-store staff is generally supplemented at seasonal peaks by temporary employees.

Advertising and Marketing

         For fiscal 1997, the Company spent $25.5 million, or 4.8% of sales, on advertising and marketing. New management expects to increase its advertising budget modestly for fiscal 1998.

Distribution

         During fiscal years 1996 and 1997, the Company consolidated its distribution centers by closing its facilities in Detroit and Chicago and opening a new facility in Howe, Indiana. The Company also operates a distribution center in Harrisburg, Pennsylvania.

         In fiscal 1997, the Company's distribution facilities delivered approximately 50% of all merchandise, principally bulk, crafts and Christmas items, to the stores primarily using contract carriers. The balance of the Company's products, primarily live goods, are delivered directly to the stores by regional and local outside vendors.

Properties

         In March 1998, the Company moved its headquarters to Troy, Michigan. The Company's headquarters measure approximately 27,000 square feet and are subject to a lease which expires in September 2007.

         The Company currently leases a 292,300 square foot distribution facility in Harrisburg, Pennsylvania as well as a 346,515 square foot facility in Howe, Indiana. The lease on the Harrisburg facility expires in March 2002, with one five-year renewal option. The Howe property carries a lease expiring in June 2002 with two five-year renewal options.

         As of January 25, 1998, the Company operated 256 Frank's stores, 117 of which were leased and 139 were owned (40 of which are subject to ground leases). The following is a summary of store properties by state:


                    Number of Frank's Stores Per State

  Michigan  . . . . . . . . . . . . . . . . . . . . . . . . . .      42
  Illinois  . . . . . . . . . . . . . . . . . . . . . . . . . .      33
  Ohio  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      24
  New York  . . . . . . . . . . . . . . . . . . . . . . . . . .      21
  Pennsylvania  . . . . . . . . . . . . . . . . . . . . . . . .      18
  Indiana . . . . . . . . . . . . . . . . . . . . . . . . . . .      18
  Maryland  . . . . . . . . . . . . . . . . . . . . . . . . . .      17
  Minnesota . . . . . . . . . . . . . . . . . . . . . . . . . .      16
  New Jersey  . . . . . . . . . . . . . . . . . . . . . . . . .      15
  Florida . . . . . . . . . . . . . . . . . . . . . . . . . . .      13
  Connecticut . . . . . . . . . . . . . . . . . . . . . . . . .      12
  Missouri  . . . . . . . . . . . . . . . . . . . . . . . . . .       9
  Massachusetts . . . . . . . . . . . . . . . . . . . . . . . .       7
  Virginia  . . . . . . . . . . . . . . . . . . . . . . . . . .       6
  Kentucky  . . . . . . . . . . . . . . . . . . . . . . . . . .       5
                                                                    ---
  Total . . . . . . . . . . . . . . . . . . . . . . . . . . . .     256
                                                                    ===

         The Company owns three and leases eleven additional store locations which were previously operated as Frank's stores. The Company is actively engaged in the leasing, sub-leasing and releasing of these properties.

Vendors

         The Company purchases its merchandise from approximately 1,200 outside vendors. Of the Company's total vendor purchases in fiscal 1997, approximately $126 million, or 43.8%, came from its top 50 vendors, with no single vendor representing more than 2.1% of overall purchases. Alternative sources of supply are generally available for all products sold by the Company. The Company intends to increase its product purchases, particularly in the floral, Christmas and crafts product categories, from overseas vendors.

Seasonality

         The Company benefits from two distinct selling seasons--Spring and the Christmas holiday season. The lawn and garden market is fundamentally seasonal, with the low point arriving during the winter months and the high point being the spring planting season of April through June, during which nearly 40% of the Company's annual sales occur.

Employees

         In fiscal 1997, the Company's employee base (excluding employees at the Company's temporary mall-based Christmas stores which are being discontinued) ranged from a low of 6,500 employees in February to a high of 8,100 employees in May. The Company's entire employee base is non-unionized and management considers its employee relations to be good.

Management Information System

         To address the Year 2000 Issue, the Company is currently in the process of implementing a new MIS at its headquarters. The Company has hired outside consultants specializing in retailing MIS to implement the new system. The implementation process entails transferring the headquarters from a mainframe-based system to an IBM AS/400 computer system. The project is already in process and is expected to be completed by the end of fiscal 1998. The Company's in-store MIS capabilities are adequate and are not directly impacted by the implementation of the new home office system. These capabilities include POS data capture, laser scanning and price look-up. The Company believes it has adequately addressed the Year 2000 Issue as it relates to its in-store systems. See "Risk Factors--Year 2000 Issue; Computer System Upgrade".

Environmental Matters

         The Company and its operations are subject to Environmental Laws. As an owner/lessor or former owner/lessor of numerous properties, as well as a seller of certain environmentally sensitive products such as herbicides and pesticides, the Company has an inherent risk of liability under Environmental Laws, including, for example, contamination that may have occurred in the past on its current or former properties or as a result of its operations. For example, prior to the Company's ownership/ occupancy, some of the Company's store locations were the site of uses such as car dealerships, gasoline stations, or lumber yards. In addition, several of the Company's stores are known to use (and others to have formerly used) underground tanks for heating oil storage, and a facility in Detroit formerly used by the Company as its headquarters has been, in connection with its sale by the Company, the subject of investigation and remediation relating to underground storage tanks formerly present and other environmental conditions. The Company believes it complies in all material respects with applicable Environmental Laws and does not anticipate any obligations with respect to Environmental Laws that would have a material adverse effect on its operations.

         The Company may also be affected by Holdings' or Holdings' present or former subsidiaries' liabilities and potential liabilities with respect to Environmental Laws, which have been and may continue to be significant to Holdings. Such liabilities could adversely affect the Company insofar as the Company declares dividends to Holdings (subject to certain covenants in the Indenture and the Senior Credit Facility) to discharge any such liability. The Company believes, however, that it is unlikely to be held liable in any claim that may be asserted against it for the liabilities or potential liabilities of Holdings or Holdings' present or former subsidiaries under any Environmental Law. See "Risk Factors-- Environmental Matters".

Litigation

         In the normal course of business the Company is subject to various claims. In the opinion of the Company, any ultimate liability arising from or related to these claims should not have a material adverse effect on future results of operations or the consolidated financial position of the Company.

                                 MANAGEMENT

Executive Officers and Directors

         Set forth below are the names, ages and positions of the persons serving as the executive officers and directors of the Company. Each director will hold office until the next annual meeting of shareholders and until the director's successor is elected and qualified or until the earlier of the director's death, resignation or removal.


Name                           Age       Position
-----                          ---       --------
Joseph R. Baczko  . . .        53        Chairman of the Board of Directors,
                                         Chief Executive Officer and President

Adam Szopinski  . . . .        52        Executive Vice President,

                                         Chief Operating Officer and Director
Larry T. Lakin  . . . .        58        Executive Vice President,

                                         Chief Financial Officer and Director
William C. Boyd . . . .        69        Executive Vice President

J. Theodore Everingham         59        Vice President, General Counsel and
                                         Secretary

David P. Spalding . . .        44        Director

James A. Stern  . . . .        47        Director

Bahram Shirazi  . . . .        34        Director


         Joseph R. Baczko became Chairman of the Board, Chief Executive Officer and President of the Company following consummation of the Tender Offer after having been a private investor and consultant since 1993. From 1991 to 1992, Mr. Baczko served as President, Chief Operating Officer and director of Blockbuster. Prior to joining Blockbuster, he was the initial President of Toys "R" Us International from 1983 to 1991. At Blockbuster, Mr. Baczko oversaw system-wide revenue growth from approximately $1.1 billion to approximately $2.0 billion, and during his eight years with Toys "R" Us International system-wide sales expanded to approximately $800 million.

         Adam Szopinski became Executive Vice President, Chief Operating Officer and director of the Company upon consummation of the Merger after having served as the Vice President of Operations of Toys "R" Us International since 1989. During his service as Vice President of Operations for Toys "R" Us International, Mr. Szopinski was responsible for directing the operational development of that company's $2.7 billion international business extending across 27 countries and a total of 394 superstores. Mr. Szopinski had been employed by Toys "R" Us in various positions of increasing responsibility during the 22 years prior to assuming his role as that company's Vice President of Operations in 1989.

         Larry T. Lakin became the Company's Chief Financial Officer following consummation of the Tender Offer, and was elected Executive Vice President and director of the Company following consummation of the Merger. Mr. Lakin previously served as the Chief Financial Officer and a principal of Shiara, Inc. ("Shiara"), a private fragrance company and cosmetics venture, from April 1994 to December 1997. Prior to Shiara, Mr. Lakin served as Vice President of Finance and principal of River Road Distributors, Inc. from November 1992 to March 1994. Previously, Mr. Lakin served as Chief Financial Officer and/or Vice President of Finance of the international operations of Faberge Inc., LJN Toys Ltd., Toys "R" Us International and Max Factor & Co.'s international operations and Controller of Chrysler Corporation--France.

         William C. Boyd has served as Executive Vice President of the Company since June 1987 and prior thereto was employed by the Company in various capacities since 1949.

         J. Theodore Everingham has served as Vice President, General Counsel and Secretary of the Company since July 1995. He was self-employed in the private practice of law from January 1995 to July 1995 and was a partner of the law firm of Dykema Gossett PLLC from April 1975 through December 1994.

         David P. Spalding became a director of the Company upon consummation of the Tender Offer, and has served as Vice Chairman of Cypress since its formation in April 1994. Prior to joining Cypress, he was a Managing Director in the Merchant Banking Group at Lehman Brothers Inc. from February 1991 to April 1994. Prior to 1991 he was a Senior Vice President in the Merchant Banking Group at Lehman Brothers Inc.
Mr. Spalding is also a director of Lear Corporation, AMTROL Inc. and Williams Scotsman, Inc.


         James A. Stern became a director of the Company upon consummation of the Tender Offer, and has been Chairman of Cypress since its formation in April 1994. Prior to joining Cypress, Mr. Stern spent his entire career with Lehman Brothers Inc., most recently as head of the Merchant Banking Group. During his twenty years with Lehman Brothers, he also served as head of Lehman's High Yield and Primary Capital Markets Groups, and was co-head of Investment Banking. In addition, Mr. Stern was a member of Lehman's Operating Committee. Mr. Stern is also a director of AMTROL Inc., Cinemark USA, Inc., Lear Corporation, Noel Group, Inc., R.P. Scherer Corporation, Genesis ElderCare Corp., WESCO International, Inc., and a trustee of Tufts University.


         Bahram Shirazi became a director of the Company upon consummation of the Tender Offer, and has been a principal of Cypress since its formation in April 1994. Prior to joining Cypress, he was a Vice President in the Merchant Banking Group at Lehman Brothers Inc. from 1992 to 1994.

Compensation of Directors

         The Company currently pays no compensation to its non-employee directors, nor does it pay any additional remuneration to employees or executive officers of the Company for serving as directors.

Compensation Committee Interlocks and Insider Participation; Compensation of Executive Officers

         The Company's newly formed compensation committee (the "Compensation Committee") is comprised of three non-employee directors and will be responsible for establishing the Company's executive compensation policies, reviewing the compensation of officers and key employees, recommending and approving changes in compensation and reviewing and recommending changes in the Company's employee benefit programs and management succession plans. The Compensation Committee currently consists of Messrs. Spalding, Stern and Shirazi.

         The annual base salaries of the Company's executive officers for fiscal 1998 are as follows: Mr. Baczko, $500,000; Mr. Szopinski, $250,000; Mr. Lakin, $250,000; Mr. Boyd, $163,000; and Mr. Everingham, $125,000.

Stock Option Grants

         In connection with the Transactions, all options to acquire Holdings Common Stock issued under Holdings' Amended and Restated 1986 Stock Incentive Plan and its 1996 Stock Incentive Plan (collectively, the "Previous Stock Option Plans") were modified to be exercisable solely for a cash amount equal to the difference between each option's exercise price and the price paid for each Former Share in the Merger. All modified options that were exercisable for value have been exercised and paid. On February 6, 1998, the Company terminated the Previous Stock Option Plans and cancelled all remaining options issued thereunder. The Company and Holdings intend to implement a new stock option plan.

Employment Agreements

         The Company intends to enter into employment agreements with Messrs. Baczko, Szopinski and Lakin. It is expected that these agreements will address typical employment issues including compensation, termination and the executives' ability to compete with the Company.

Severance Agreements

         Prior to the consummation of the Transactions, Holdings had entered into a severance agreement with Mr. Everingham, the Vice President, General Counsel and Secretary of Holdings and the Company. Under the severance agreement Holdings has agreed to pay Mr. Everingham a lump sum equal to half of his annual base salary if, within one year following the Merger, Mr. Everingham either is terminated by Holdings without Cause (as defined therein) or he terminates his employment with Holdings for Good Reason (as defined therein) (a "Qualifying Termination"). Under the severance agreement Holdings also has agreed to provide continuing medical insurance benefits to Mr. Everingham for a period of one year should a Qualifying Termination occur.

                  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                           OWNERS AND MANAGEMENT

         All of the outstanding capital stock of the Company is owned by Holdings. The authorized capital stock of Holdings consists of 100,000,000 shares of Holdings Common Stock and 1,000,000 shares of preferred stock, par value $1.00 per share. As of June 1, 1998, 31,000,000 shares of Holdings Common Stock and no shares of preferred stock were issued and outstanding on a fully diluted basis.

         The following table sets forth certain information as to the beneficial ownership of Holdings Common Stock as of April 1, 1998 by (i) owners of more than 5% of the outstanding shares of Holdings Common Stock,
(ii) each executive officer and director of Holdings, and (iii) all executive officers and directors of Holdings, as a group. Except as indicated in the footnotes to this table, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                                                     Shares Of Holdings Common Stock
                                                                  ------------------------------------
                                                                     Amount                Percentage
                                                                  Beneficially                 of
                                                                    Owned<F1>                  Class
                                                                 -------------            ------------
Beneficial Owners
------------------
Principal Shareholders:
   Cypress Merchant Banking Partners L.P.<F2> . . . . . . .          29,295,900                  94.5%
    c/o The Cypress Group L.L.C.
    65 East 55th Street
    New York, New York 10022

   Cypress Offshore Partners L.P.<F2><F3> . . . . . . . . .           1,517,353                   4.9%
    c/o The Cypress Group L.L.C.
    65 East 55th Street
    New York, New York 10022

Executive Officers and Directors:
   Joseph R. Baczko . . . . . . . . . . . . . . . . . . . . .             186,747                   <F4>
   Adam Szopinski . . . . . . . . . . . . . . . . . . . . .                  --                    --
   Larry T. Lakin . . . . . . . . . . . . . . . . . . . . .                  --                    --
   William C. Boyd  . . . . . . . . . . . . . . . . . . . .                  --                    --
   J. Theodore Everingham . . . . . . . . . . . . . . . . .                  --                    --
   David P. Spalding(b) . . . . . . . . . . . . . . . . . .                  --                    --
   James A. Stern(b)  . . . . . . . . . . . . . . . . . . .                  --                    --
   Bahram Shirazi . . . . . . . . . . . . . . . . . . . . .                  --                    --
All executive officers and directors as a group (8 persons)             186,747                   <F4>

____________________

<F1>   The amounts and percentage of Holdings Common Stock beneficially owned are reported on the basis of rules and regulations of the Commission governing the determination of beneficial ownership of securities. Under such rules and regulations, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities which that person has a right to acquire beneficial ownership of within 60 days. Under these rules and regulations, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities in which he has no economic interest.
<F2>   Cypress Offshore and CMBP are affiliates of Cypress.
       Messrs. Spalding and Stern are members of Cypress and may be deemed to share beneficial ownership of the shares of Holdings Common Stock shown as beneficially owned by the Cypress Funds. Both of such individuals disclaim beneficial ownership of such shares.
<F3>   Cypress Offshore owns its interest in Holdings through its wholly owned subsidiary, Cypress Garden Ltd.
<F4>   Represents holdings of less than 1%.
/TABLE

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The summaries of the following agreements do not purport to be complete and, while the Company believes that the summaries of the material provisions of such agreements are accurate and complete summaries of all material terms, such summaries are subject to, and qualified in their entirety by reference to, the agreements summarized below, including the definitions therein of certain terms.

Certain Fees Relating to the Transactions

         Pursuant to an agreement entered into on January 6, 1998 between Acquisition Corp. and Cypress Advisors Inc., an affiliate of Cypress, Holdings (as successor by merger to Acquisition Corp.) has paid Cypress Advisors Inc. $4.5 million in fees for providing services relating to the consummation of the Tender Offer, Merger, Senior Credit Facility, certain related transactions and the Offering. Cypress Advisors Inc. is also entitled to receive reimbursement for all expenses reasonably incurred by it in connection with the Transactions and the Offering. The Company believes that its agreement with Cypress is on terms no less favorable to Holdings than those which could have been achieved with unrelated third parties.

         Preceding his election as an executive officer of the Company, Mr. Baczko served as a consultant to Cypress and Acquisition Corp. in connection with the Transactions. In consideration thereof, Acquisition Corp. paid approximately $0.5 million to Mr. Baczko. Additionally, in connection with the Transactions, Mr. Szopinski received a signing bonus of approximately $0.2 million from Acquisition Corp.

Indemnification Agreement

         Pursuant to a letter agreement dated December 19, 1997, Acquisition Corp. agreed to indemnify the Cypress Funds and their directors, officers and limited partners against any losses or liabilities incurred by them which arise out of or are based upon the Tender Offer, the Schedule 14D-1 filed with the Commission in connection with the Tender Offer and any other transactions contemplated by the Schedule 14D-1. As successor by merger to Acquisition Corp., Holdings is bound by the terms of the indemnification agreement.

Registration Rights Agreement

         Pursuant to a registration rights agreement dated as of December 23, 1997 (the "Investor Registration Rights Agreement"), CMBP and Cypress Garden Ltd. (collectively, the "Cypress Entities") and any of their direct or indirect transferees have the right, under certain circumstances and subject to certain conditions, to request that Holdings (as successor by merger to Acquisition Corp.) register under the

Securities Act shares of Holdings Common Stock held by them. Subject to certain conditions and exceptions, the Cypress Entities and their transferees also have the right to require that the shares of Holdings Common Stock held by them be included in any registration under the Securities Act commenced by Holdings. The Investor Registration Rights Agreement provides that Holdings will pay all expenses in connection with the first six registrations requested by the Cypress Entities and in connection with any unrequested registration undertaken by Holdings. The agreement also provides that Holdings will indemnify sellers of Holdings Common Stock and their affiliates for any liability they might incur under the securities laws based on a material untrue statement or omission contained in the registration statement or prospectus unless such misstatement or omission was made in reliance on written information provided by the seller to Holdings specifically for use in the registration statement or prospectus.

Management Stockholders Agreement

         Holdings intends to enter into a stockholders agreement (the "Stockholders Agreement") with Mr. Baczko, the Company's new Chairman, CEO and President, in connection with his ownership of Holdings Common Stock. Among other things, the Stockholders Agreement is expected to provide for purchase and sale rights in the event that Mr. Baczko is no longer employed by the Company and Holdings and to place restrictions on the transfer of shares of Holdings Common Stock held by Mr. Baczko. The Stockholders Agreement will also grant Mr. Baczko certain registration rights under, and bind Mr. Baczko to certain of the conditions and obligations of, the Investor Registration Rights Agreement, provided that Mr. Baczko will not have demand registration rights.

Sale Participation Agreement

         The Cypress Entities intend to enter into a sale participation agreement (the "Sale Participation Agreement") with Mr. Baczko in connection with his ownership of Holdings Common Stock. Among other things, the Sale Participation Agreement is expected to contain customary tag-along and drag-along rights relating to the rights and obligations of Mr. Baczko to include his shares of Holdings Common Stock in sales of Holdings Common Stock by the Cypress Entities.

                             OTHER INDEBTEDNESS

         The following summaries of the material terms and conditions of the Senior Credit Facility and certain other indebtedness do not purport to be complete and, while the Company believes that they are accurate and complete summaries of all material terms, such summaries are qualified in their entirety by reference to the Senior Credit Facility and the other agreements summarized below.

Senior Credit Facility

    General. The Company has entered into a Senior Credit Facility dated as of December 24, 1997 (the "Credit Facility Closing Date") with various banks and financial institutions, including The Chase Manhattan Bank ("Chase"), as bank lender and administrative agent for the bank lenders party thereto, and Goldman Sachs Credit Partners L.P., as bank lender and documentation agent. The agreement provides for (i) a Term Loan Facility for up to $85 million in term loans available during the period ending 120 days after the Credit Facility Closing Date and (ii) a Revolving Credit Facility for up to an aggregate of $110 million in revolving credit loans and letters of credit, with outstanding letters of credit not to exceed $25 million. In connection with the Offering, the Company reduced commitments available under the Term Loan Facility to $25 million from $85 million.


    Use of Facility. The Term Loan Facility may be used, in general and subject to specified limitations on amounts: (i) to refinance a portion of the Holdings Notes, (ii) to refinance a portion of the Company's existing mortgages as necessary, (iii) to satisfy certain financial obligations under the former Chairman's employment agreement, (iv) to cover costs relating to the exercise of appraisal rights and options in connection with the Transactions, (v) to cover other transaction costs associated with the Transactions and (vi) for general corporate purposes. The Revolving Credit Facility may be used to repay a portion of the Company's existing indebtedness and for general corporate purposes. Letters of credit may be issued only for general corporate purposes.

    Security, Guarantees. The Company's obligations under the Senior Credit Facility are unconditionally guaranteed by Holdings and certain existing and subsequently acquired direct and indirect subsidiaries of Holdings. The Senior Credit Facility and guarantees are secured by substantially all of the assets of Holdings, the Company and certain existing and subsequently acquired direct and indirect subsidiaries of Holdings; such assets include real property not subject to other mortgages, personal property (including inventory) and the capital stock of the Company and Holdings' other direct and indirect subsidiaries.

    Maturity. Term loans provided pursuant to the Term Loan Facility mature seven years after the Credit Facility Closing Date. The Term Loan Facility will amortize in equal quarterly installments beginning in fiscal 1999 in an aggregate amount equal to 8.8% of the aggregate Term Loan Facility amount and increasing at each anniversary. Subsequent annual amortization will be 10.6%, 12.9%, 14.7%, 20.6% and 32.4% for fiscal years 2000, 2001, 2002, 2003 and 2004, respectively, subject to prepayment as described below. Revolving credit loans obtained pursuant to the Revolving Credit Facility mature six years after the Credit Facility Closing Date.

    Interest. Term loans provided pursuant to the Term Loan Facility will bear interest, at the Company's election, at an annual rate equal to the Adjusted LIBO Rate (as defined therein) plus 2.50% or Alternative Base Rate (as defined therein) plus 1.50%, provided that such margins may be reduced if the Company meets certain senior leverage ratio tests. Revolving credit loans obtained pursuant to the Revolving Credit Facility bear interest, at the Company's election, at an annual rate equal to the Adjusted LIBO Rate (as defined therein) plus 2.25% or Alternative Base Rate (as defined therein) plus 1.25%, provided that such margins may be reduced if the Company meets certain senior leverage ratio tests. The Alternate Base Rate is the highest of Chase's Prime Rate (as defined therein), the Federal Funds Effective Rate (as defined therein) plus 0.50% and the Base CD Rate (as defined therein) plus 1.00%. Adjusted LIBO Rate and the Base CD Rate will at all times include statutory reserves (and, in the case of the Base CD Rate, FDIC assessment rates).

    Fees. The Company is required to pay the lenders a commitment fee equal to 0.50% per annum on the undrawn portion of the commitments in respect to the Term Loan Facility and the Revolving Credit Facility, with such fee commencing to accrue on the Credit Facility Closing Date and payable quarterly in arrears after the Credit Facility Closing Date. The Company also is required to pay a letter of credit fee on the face amount of all outstanding letters of credit at an annual rate up to the applicable margin on Eurodollar Loans under the Revolving Credit Facility then in effect plus a fronting fee equal to 0.25% per annum, payable quarterly, on the face amount of each letter of credit. All commitment fees, letter of credit fees and fronting fees are computed on the basis of a year of 360 days and are payable for the actual number of days elapsed.

    Prepayments. Borrowings under the Term Loan Facility, in general, must be prepaid with (i) 75% of excess cash flow, subject to reduction based on the senior leverage ratio of the Company, (ii) 100% of the net cash proceeds of certain non-ordinary-course asset sales or other dispositions of property (including by casualty) by Holdings, the Company's or Holdings' existing and subsequently acquired direct and indirect subsidiaries not reinvested in the Company's business (subject to limited exceptions) and (iii) 100% of the net cash proceeds of certain issuances of equity and debt obligations of Holdings or the Company or their subsidiaries. In addition, the Company must repay all borrowings under the Revolving Credit Facility and refrain from taking additional revolving credit loans to the extent necessary in order that there be a period of at least 30 consecutive days in each fiscal year of Holdings during which no borrowings under the Revolving Credit Facility are outstanding. Subject to these provisions, term loans and revolving credit loans may be prepaid at any time at the option of the Company.

    Covenants. The Senior Credit Facility includes customary types of affirmative covenants including those that require the Company to
(i) provide certain financial information to the lenders, (ii) maintain all rights, privileges and permits material to the conduct of its business, (iii) give notice of the occurrence of certain material events,
(iv) maintain its material property and adequate insurance, (v) keep proper account of all transactions material to its business, (vi) allow the lenders to inspect its records and properties and (vii) comply with laws.

         The Senior Credit Facility also includes customary types of negative covenants applicable to the Company Holdings and their subsidiaries including limitations on certain types of indebtedness, liens, guarantees, loans, dividends, redemptions of debt and capital stock, mergers, asset sales, investments, capital expenditures, amendments to or waivers of the terms of other material indebtedness (including the Notes) and transactions with affiliates.

    Ratios. The Senior Credit Facility requires that the Company and Holdings comply with certain financial tests, including a maximum consolidated debt to consolidated EBITDA ratio and a minimum consolidated EBITDA to consolidated net cash interest expense ratio.

    Events of Default. The Senior Credit Facility contains customary types of events of default including defaults relating to material breach of a representation, warranty or covenant contained therein, non-payment of principal or interest, cross default and acceleration, bankruptcy, material judgments, certain ERISA events, actual or asserted invalidity of any guaranty or security document and change in control.

Mortgage Loans


      As of May 17, 1998, an aggregate of approximately $19.0 million was outstanding under 20 mortgage loans executed by the Company during 1995 and 1996 in favor of Midland Commercial Financing Corp. ("Midland") and Midland Loan Services, L.P. Amounts outstanding under the Midland mortgage loans bear interest at rates of either 8.31%, 8.70% or 9.28% per annum and will mature in the years 2005 and 2006. The Midland mortgage loans are secured by a total of 20 of the Company's store properties.

         On April 22, 1996, the Company executed six mortgage loans in favor of First Union National Bank of North Carolina ("First Union"). As of May 17, 1998, approximately $4.3 million was outstanding under the loans which are secured by six of the Company's store properties. Amounts outstanding under the First Union mortgages bear interest at rates of either 9.375% or 9.625% per annum and mature in April 2006.

         On January 25, 1996, the Company executed six mortgage loans in favor of People's Bank ("People's"). As of May 17, 1998, approximately $4.5 million was outstanding under the loans which are secured by six of the Company's store properties. Amounts outstanding under the People's mortgages bear interest at 7.80% per annum and mature in February 2001.

         On August 19, 1997, the Company executed a mortgage loan in favor of National Realty Funding L.C. ("National Realty"). As of May 17, 1998, approximately $1.6 million was outstanding under the loan which is secured by a Company property located in Huntington, New York. Amounts outstanding under the mortgage with National Realty bear interest at 9.10% per annum and mature in September 2007.

Capital Leases

         The Company has entered into capital leases covering approximately 40 real properties. The implicit interest rates under the leases vary between 9.3% and 18.2% and the leases expire between the years 1998 and 2011. As of May 17, 1998, the capitalized obligations outstanding under the leases totalled approximately $11.2 million.

                             THE EXCHANGE OFFER

General

         The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), to exchange up to $115,000,000 aggregate principal amount of Exchange Notes for a like aggregate principal amount of Old Notes properly tendered on or prior to the Expiration Date and not withdrawn as permitted pursuant to the procedures described below. The Exchange Offer is being made with respect to all of the Old Notes.

         As of the date of this Prospectus, $115,000,000 aggregate principal amount of the Old Notes is outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about
              , 1998, to all holders of Old Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions set forth under "-- Termination" below. The Company currently expects that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose of the Exchange Offer

         In connection with the Offering, the purchasers of the Old Notes became entitled to the benefits of certain registration rights. Pursuant to the Registration Rights Agreement, the Company agreed to use its best efforts to cause the Exchange Offer Registration Statement, of which this Prospectus is a part, to become effective with respect to the Exchange Offer for the Exchange Notes not later than 150 days after the date of the issuance of the Old Notes and to consummate the Exchange Offer within 30 business days of the Exchange Offer Registration Statement being declared effective. Subject to the terms and conditions stated herein, all Old Notes validly tendered and not withdrawn will be accepted for exchange upon consummation of the Exchange Offer. A copy of the Registration Rights Agreement has been filed as an exhibit to the Exchange Offer Registration Statement of which this Prospectus is a part.

         If (i) the Exchange Offer is not permitted by applicable law or
(ii) any holder of Old Notes notifies the Company within 20 business days following the consummation of the Exchange Offer that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer, (B) it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the Prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) it is a broker-dealer and owns Old Notes acquired directly from the Company or an affiliate of the Company, the Company will be required to file a Shelf Registration Statement to cover resales of the Notes by the holders thereof.

         If (i) the Company fails to file within 60 days of the closing of the Offering, or cause to become effective within 150 days of the closing of the Offering, the Exchange Offer Registration Statement, or (ii) the Company is obligated to provide a Shelf Registration Statement and such Shelf Registration Statement is not filed within 30 days, or declared effective within 150 days, of the date on which the Company became so obligated, or (iii) the Company fails to consummate the Exchange Offer within 30 business days of the date on which the Exchange Offer Registration Statement was required to be declared effective by the Commission or (iv) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but shall thereafter cease to be effective or usable in connection with resales of the Notes for the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (iv) above a "Registration Default"), then the Company shall pay to each holder of Transfer Restricted Securities (as defined herein), with respect to the first 90-day period following such Registration Default, liquidated damages in an amount equal to $0.05 per week per $1,000 in principal amount of Transfer Restricted Securities held by such holder. The amount of such liquidated damages will increase by an additional $0.05 per week per $1,000 in principal amount of Transfer Restricted Securities held by such holders for each subsequent 90-day period until such Registration Default has been cured, up to a maximum of $0.50 per week. Following the cure of all Registration Defaults, the accrual of all liquidated damages will cease.

         The Exchange Offer shall be deemed consummated for purposes of the Registration Rights Agreement upon the occurrence of (i) the filing and effectiveness under the Securities Act of the Exchange Offer Registration Statement relating to the Exchange Notes, (ii) the maintenance of the Exchange Offer Registration Statement continuously effective and the keeping of the Exchange Offer open for a period not less than 20 business days and (iii) the delivery by the Company to the Registrar under the Indenture of Exchange Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes tendered by holders thereof pursuant to the Exchange Offer.

Terms of the Exchange

         Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Old Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer in denominations of $1,000 and integral multiples thereof. The Exchange Notes have terms identical in all material respects to the terms of the Old Notes except that the Exchange Notes have been registered under the Securities Act, and therefore will not bear legends restricting their transfer and will not contain certain provisions providing for registration rights and liquidated damages relating to the Old Notes under certain circumstances described in the Registration Rights Agreement, which provisions will terminate as to all the Notes upon consummation of the Exchange Offer.

         The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

         The Company has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on no-action letters issued by the staff of the Commission to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or
(ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met.

         Each broker-dealer that receives Exchange Notes in exchange for Old Notes held for its own account, as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with resales of Exchange Notes where such Exchange Notes were acquired by such broker-dealer as a result of market-making or trading activities. The Company has agreed that for a period of 120 days after the consummation of the Exchange Offer it will make this Prospectus and any amendment or supplement to this Prospectus available to any such broker-dealer for use in connection with any such resale. See "Plan of Distribution".

         In connection with the issuance of the Old Notes, the Company arranged for the Old Notes initially purchased by qualified institutional buyers or in offshore transactions in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The Exchange Notes are also issuable and transferable in book-entry form through DTC. See "Description of Exchange Notes--Book-Entry, Delivery and Form".

         The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. See "--Exchange Agent." The Exchange Agent will act as agent for the tendering holders of Old Notes for the purpose of receiving Exchange Notes from the Company and delivering Exchange Notes to such holders.

         If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, any such unaccepted Old Notes will be returned without expenses to the tendering holder thereof as promptly as is practicable after the Expiration Date.

         Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all reasonable charges and expenses, other than certain applicable taxes and counsel fees, incurred in connection with the Exchange Offer. See "--Fees and Expenses".

Expiration Date; Extensions; Amendments

         The Exchange Offer will expire at 5:00 p.m., New York City time, on the Expiration Date. The term "Expiration Date" shall mean _______________ __, 1998 unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. The Expiration Date will be at least 20 business days after the commencement of the Exchange Offer in accordance with Rule 14e-1(a) under the Exchange Act. In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such notice may state that the Company is extending the Exchange Offer for a specified period of time. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer unless properly withdrawn. The Company does not anticipate extending the Expiration Date.

         The Company expressly reserves the right (i) to delay acceptance of the Old Notes, to extend the Exchange Offer or terminate the Exchange Offer and refuse to accept Old Notes not previously accepted, if any of the conditions set forth herein under "--Termination" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as is practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment.

         Without limiting the manner to which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

Interest on the Exchange Notes

         The Exchange Notes will bear interest from the last Interest Payment Date on which interest was paid on the Old Notes so surrendered or, if no interest has been paid on such Notes, from February 26, 1998, the date of issuance of the Old Notes, payable semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 1998, at the rate of 10 1/4% per annum. Holders of Old Notes accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from February 26, 1998 until the date of the issuance of the Exchange Notes. Consequently holders who exchange their Old Notes for Exchange Notes will receive the same interest payment on September 1, 1998 (the first interest payment date with respect to the Old Notes and the Exchange Notes) that they would have received had they not accepted the Exchange Offer.

Procedures for Tendering

         To tender in the Exchange Offer, a holder must properly complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

         Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its address set forth herein under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

         The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

         Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for the holders.

         The method of delivery of Old Notes and the Letters of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

         Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by DTC who desires to deliver such Old Notes by book-entry transfer at DTC.

         Any beneficial holder whose Old Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder and properly instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

         Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office of correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered
(i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

         If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Old Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Notes.

         If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

         All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Old Notes unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

         In addition, the Company expressly reserves the right in its sole discretion to (a) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "-- Termination," to terminate the Exchange Offer and (b) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

         By tendering, each holder of Old Notes will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any other person has an arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or, if an affiliate, such holder or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Guaranteed Delivery Procedures

         Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal, or any other required documents to the Exchange Agent prior to the Expiration Date, or if such holder cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

         (a) The tender is made through an Eligible Institution;

         (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Old Notes to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

         (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Old Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

Withdrawal of Tenders

         Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

         To withdraw a tender of Old Notes in the Exchange Offer, a facsimile transmission or letter notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must
(i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) include a statement that the Depositor is withdrawing its election to have Old Notes exchanged, and identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Old Notes to register the transfer of such Old Notes into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices will be determined solely by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as is practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be re-tendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

Termination

         The Exchange Offer shall not be subject to any conditions, other than (i) that the Exchange Offer does not violate applicable law or any applicable interpretation of the staff of the Commission, (ii) that no action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the Exchange Offer and (iii) that there shall not have been adopted or enacted any law, statute, rule or regulation that would render the Exchange Offer illegal. There can be no assurance that any such condition will not occur.

         If the Company determines that it may terminate the Exchange Offer, as set forth above, the Company may (i) refuse to accept any Old Notes and return any Old Notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration Date, subject to the rights of such holders of tendered Old Notes to withdraw their tendered Old Notes, or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Old Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Old Notes, if the Exchange Offer would otherwise expire during such period.

Consequences of Failure to Exchange

         Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. Old Notes not exchanged pursuant to the Exchange Offer will continue to remain outstanding in accordance with their terms. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act.

         Participation in the Exchange Offer is voluntary, and holders of Old Notes should carefully consider whether to participate. Holders of Old Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

         As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of, this Exchange Offer, the Company will have fulfilled a covenant contained in the Registration Rights Agreement. Holders of Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except for any such rights under the Registration Rights Agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this Exchange Offer. All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the Indenture. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Old Notes could be adversely affected.

         The Company may in the future seek to acquire, subject to the terms of the Indenture, untendered Old Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plan to acquire any Old Notes which are not tendered in the Exchange Offer.

Exchange Agent

         Bankers Trust Company, the Trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and inquiries for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

         By Mail:
                 BT Services Tennessee, Inc.
                 Corporate Trust and Agency Group
                 Securities Payment Unit
                 PO Box 291207
                 Nashville, TN  37229-1207

         By Overnight Courier:

                 BT Services Tennessee, Inc.
                 Corporate Trust and Agency Group
                 Securities Payment Unit
                 648 Grassmere Park Road
                 Nashville, TN  37211

         By Hand Delivery:
                 BT Services Tennessee, Inc.
                 Corporate Trust and Agency Group
                 Securities Payment Unit
                 123 Washington Street
                 1st Floor
                 New York, NY  10006

         Facsimile Transmission:
                 (615) 835-3701

         For Information Telephone:
                 (800) 735-7777

Fees and Expenses

         The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph or telephone.

         The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

         Reasonable expenses incurred in connection with the Exchange Offer, including expenses of the Exchange Agent and Trustee and accounting and legal fees, other than certain applicable taxes and counsel fees, will be paid by the Company.

         The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the person signing the Letter of Transmittal, and if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

                       DESCRIPTION OF EXCHANGE NOTES

General

         The Old Notes were, and the Exchange Notes will be, issued pursuant to the Indenture, dated as of February 26, 1998, between the Issuer and Bankers Trust Company, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture (which is filed as an exhibit to the Exchange Offer Registration Statement and of which this Prospectus forms a part) and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and, while the Company believes that the summary of the material provisions of the Indenture contained herein constitutes a complete and accurate summary of such material terms, such summary is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the Indenture will be made available as set forth under the caption "-- Additional Information". The definitions of certain terms used in the following summary are set forth below under the caption "--Certain Definitions". For purposes of this "Description of Exchange Notes", the term "Issuer" refers only to Frank's Nursery & Crafts, Inc. and not to any of its Subsidiaries.


         The Notes will be general unsecured obligations of the Issuer and will be subordinated in right of payment to all existing and future Senior Debt of the Issuer. See "--Subordination". As of May 17, 1998, the Issuer had approximately $64.3 million of Senior Debt outstanding, including $20.3 million of outstanding borrowings under the Senior Credit Facility. In addition, the Issuer had $106.7 million of additional borrowings available under the Senior Credit Facility. The Indenture permits the incurrence of additional indebtedness, including additional Senior Debt, subject to certain restrictions. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock".


         As of the date of the Indenture, none of the Issuer's Subsidiaries were Restricted Subsidiaries. Under certain circumstances, the Issuer will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

Principal, Maturity and Interest

         The Notes are limited in aggregate principal amount to $250.0 million and mature on March 1, 2008. An aggregate of $115,000,000 in principal amount of Notes was issued pursuant to the Offering, and an aggregate of $135,000,000 in principal amount of Notes may be issued in the future (subject to the covenant described under the caption "--Certain Covenants-- Incurrence of Indebtedness and Issuance of Preferred Stock"). Interest on the Notes will accrue at the rate of 10 1/4% per annum and will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 1998, to Holders of record on the immediately preceding February 15 and August 15. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of and premium and interest, if any, on the Notes will be payable at the office or agency of the Issuer maintained for such purpose within the City and State of New York or, at the option of the Issuer, payment of interest, if any, may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium and interest, if any, with respect to Notes the Holders of which have given wire transfer instructions to the Issuer will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Issuer, the Issuer's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

Subordination

         The payment of principal of and premium and interest, if any, on the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or Cash Equivalents of all Senior Debt of the Issuer, whether outstanding on the date of the Indenture or thereafter incurred.

         Upon any distribution to creditors of the Issuer in a liquidation or dissolution of the Issuer or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuer or its property, an assignment for the benefit of creditors or any marshaling of the Issuer's assets and liabilities, the holders of Senior Debt of the Issuer will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, regardless of whether such interest is an allowed claim in such proceeding) before the Holders of Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Debt are paid in full, any distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior Debt (except that Holders of Notes may receive Permitted Junior Securities and payments made from the trust described under the caption "--Legal Defeasance and Covenant Defeasance").

         The Issuer also may not make any payment upon or in respect of the Notes (except in Permitted Junior Securities or from the trust described under the caption "--Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of or premium or interest, if any, on any Designated Senior Debt occurs and is continuing or (ii) any other default occurs and is continuing with respect to any Designated Senior
Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Issuer or the holders of such Designated Senior Debt. Payments on the Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 180 consecutive days.

         The Indenture further requires that the Issuer promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.


         As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Notes may recover less ratably than creditors of the Issuer who are holders of Senior Debt. As of May 17, 1998, the Issuer had approximately $64.3 million of Senior Debt outstanding. The Issuer will be able to incur additional Senior Debt in the future, subject to certain limitations. See "--Certain Covenants-- Incurrence of Indebtedness and Issuance of Preferred Stock".


         "Designated Senior Debt" means (i) so long as the Senior Bank Debt is outstanding, any Indebtedness outstanding under the Senior Bank Debt and (ii) at any time thereafter, any other Senior Debt or Guarantor Senior Debt permitted under the Indenture the principal amount of which is $15.0 million or more and that has been designated by the Issuer as "Designated Senior Debt".

         "Guarantor Senior Debt" means with respect to any Guarantor
(i) all Indebtedness of such Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto, (ii) any other Indebtedness of such Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Subsidiary Guarantee of such Guarantor and (iii) all Obligations of such Guarantor with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Guarantor Senior Debt will not include
(a) any liability for federal, state, local or other taxes owed or owing by such Guarantor, (b) any Indebtedness of such Guarantor to any of its Subsidiaries or other Affiliates, (c) any trade payables or (d) any Indebtedness that is incurred in violation of the Indenture.

         "Permitted Junior Securities" means Equity Interests in the Issuer or debt securities of the Issuer or the relevant Guarantor that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) or Guarantor Senior Debt (and any debt securities issued in exchange for Guarantor Senior Debt), as applicable, to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt or the Subsidiary Guarantees are subordinated to Guarantor Senior Debt, as applicable, pursuant to the Indenture.

         "Senior Bank Debt" means all Obligations under or in respect of the Senior Credit Facility, together with any refunding, refinancing or replacement, in whole or in part, of such Indebtedness.

         "Senior Debt" of the Issuer means (i) all Indebtedness of the Issuer outstanding under Credit Facilities and all Hedging Obligations with respect thereto, (ii) any other Indebtedness of the Issuer permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes and (iii) all Obligations of the Issuer with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt of the Issuer will not include (a) any liability for federal, state, local or other taxes owed or owing by the Issuer, (b) any Indebtedness of the Issuer to any of its Subsidiaries or other Affiliates, (c) any trade payables or (d) any Indebtedness that is incurred in violation of the Indenture.

Optional Redemption

         Except as set forth in the following paragraph, the Notes will not be redeemable at the Issuer's option prior to March 1, 2003. Thereafter, the Notes will be subject to redemption at any time or from time to time at the option of the Issuer, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 of the years indicated below:

                                                       Percentage of
                                                         Principal
       Year                                               Amount
       ----                                            -------------
       2003  . . . . . . . . . . . . . . . . .           105.125%
       2004  . . . . . . . . . . . . . . . . .           102.562%
       2005 and thereafter . . . . . . . . . .           100.000%

         Notwithstanding the foregoing, prior to March 1, 2001, the Issuer may redeem up to 35% of the aggregate principal amount of Notes originally issued under the Indenture at a redemption price of 110.25% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, with the net cash proceeds of one or more public offerings of Capital Stock of (i) the Issuer or (ii) Holdings to the extent the net cash proceeds thereof are (a) contributed to the Issuer as a capital contribution to the common equity of the Issuer or (b) used to purchase Equity Interests of the Issuer (in either case, other than Disqualified Stock); provided that (i) at least 65% of the aggregate principal amount of the Notes remain outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuer and its

Subsidiaries) and (ii) each such redemption shall occur within 90 days after the date of the closing of any such offering of Capital Stock of the Issuer.

Selection and Notice

     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least
30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption

         Except as set forth below under the caption "--Repurchase at the Option of Holders", the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

         Change of Control

         Upon the occurrence of a Change of Control, the Issuer will be obligated to make an offer (a "Change of Control Offer") to each Holder of Notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Issuer will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 75 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

         On the Change of Control Payment Date, the Issuer will, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuer. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture provides that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Issuer will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

         The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require the Issuer to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

         The Senior Credit Facility prohibits, and future credit agreements or other agreements relating to Senior Debt to which the Issuer becomes a party may prohibit, the Issuer from purchasing any Notes following a Change of Control and provide that certain change of control events with respect to the Issuer would constitute a default thereunder. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing Notes, the Issuer could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such a consent or repay such borrowings, the Issuer will remain prohibited from purchasing Notes. The Issuer's failure to purchase tendered Notes following a Change of Control would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Senior Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes. See "--Subordination".

         The Issuer will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

         Asset Sales

         The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and
(ii) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary is in the form of cash; provided that the amount of (a) any liabilities (as shown on the Issuer's or such Restricted Subsidiary's most recent balance sheet) of the Issuer or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Issuer or such Restricted Subsidiary from further liability and (b) any securities, notes or other obligations received by the Issuer or such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) shall be deemed to be cash for purposes of this provision.

         Notwithstanding the immediately preceding paragraph, the Issuer and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraph if (i) the Issuer or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of (as evidenced by a resolution of the Issuer's Board of Directors set forth in an Officers' Certificate delivered to the Trustee), and (ii) at least 75% of the consideration for such Asset Sale constitutes assets or other property of a kind usable by the Issuer and its Restricted Subsidiaries in a Permitted Business; provided that any consideration not constituting assets or property of a kind usable by the Issuer and its Restricted Subsidiaries in a Permitted Business on the date of such Asset Sale received by the Issuer or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Proceeds subject to the provisions of the immediately succeeding paragraph.

         Within 270 days of the receipt of any Net Proceeds from an Asset Sale, the Issuer may apply such Net Proceeds, at its option, (i) to repay Senior Debt (and to correspondingly reduce commitments with respect thereto in the case of revolving borrowings) or (ii) to the acquisition of a controlling interest in a Permitted Business, the making of a capital expenditure or the acquisition of other long-term assets, in each case, used or useful in a Permitted Business. Pending the final application of any such Net Proceeds, the Issuer may temporarily reduce Senior Debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Issuer will be required to make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess

Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of an Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Certain Covenants

         Restricted Payments

         The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
(i) declare or pay any dividend or make any other payment or distribution on account of the Issuer's or any of its Restricted Subsidiary's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any Restricted Subsidiary) or to any direct or indirect holders of the Issuer's Equity Interests in their capacity as such (other than dividends or distributions
(a) payable in Equity Interests (other than Disqualified Stock) of the Issuer or (b) to the Issuer or any Wholly Owned Restricted Subsidiary of the Issuer); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer or any direct or indirect parent of the Issuer (other than any such Equity Interests owned by the Issuer or any Wholly Owned Restricted Subsidiary of the Issuer); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Issuer or any Restricted Subsidiary that is subordinated to the Notes, except a payment of interest or principal at Stated Maturity; or
(iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

         (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

         (b) the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

         (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted

Payments permitted by clauses (ii), (iii) and (iv) of the next succeeding paragraph), is less than the sum, without duplication, of (i) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
(ii) 100% of the aggregate net cash proceeds received by the Issuer as a contribution to its common equity capital or from the issue or sale since the date of the Indenture of Equity Interests of the Issuer (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Issuer that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Issuer and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) 50% of any dividends received by the Issuer or a Wholly Owned Restricted Subsidiary after the date of the Indenture from an Unrestricted Subsidiary of the Issuer, to the extent that such dividends were not otherwise included in Consolidated Net Income of the Issuer for such period, plus (iv) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of
(A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (v) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the date of the Indenture, the fair market value of the Issuer's Investment in such Subsidiary as of the date of such redesignation.

         The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests of the Issuer or subordinated Indebtedness of the Issuer or any Guarantor in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, other Equity Interests of the Issuer (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause
(c)(ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;
(iv) the payment of any dividend by a Restricted Subsidiary of the Issuer to the holders of its Equity Interests on a pro rata basis; (v) (a) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer held by any member of the Issuer's (or any of its Restricted Subsidiaries') management or Board of Directors pursuant to any management equity subscription agreement, stock option agreement or other similar agreement and (b) the payment of dividends to Holdings to permit Holdings to repurchase, redeem, or otherwise acquire or retire for value any Equity Interests of Holdings or any Restricted Subsidiary of Holdings held by any member of Holdings' (or any of its Restricted Subsidiaries') management or Board of Directors pursuant to any management equity subscription agreement, stock option agreement or other similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period and no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (vi) following the initial public offering of common stock of the Issuer or Holdings, the payment of dividends by the Issuer in an aggregate amount in any year not to exceed 6% of the aggregate net cash proceeds received by the Issuer in connection with such initial public offering and any subsequent public offering of common stock of the Issuer or Holdings; provided, however, that no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (vii) repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; (viii) any payment by the Issuer to Holdings to permit Holdings to pay any federal, state, local or other taxes that are then actually due and owing by Holdings; (ix) the payment of dividends to Holdings to the extent required to pay general corporate and overhead expenses incurred by Holdings; provided that such amounts shall not exceed $1.0 million in any twelve-month period; (x) the payment of dividends to Holdings to permit Holdings to redeem its Senior Notes and Convertible Notes; (xi) the payment of dividends to Holdings to permit Holdings to pay any Merger Consideration and any transaction costs in connection with the Transactions; provided that such amounts shall not exceed $5.0 million in the aggregate; (xii) the payment of dividends to Holdings to permit Holdings to pay financial advisory, financing, underwriting or placement fees to Cypress and its Affiliates; (xiii) the payment of dividends to Holdings to permit Holdings to pay any employment, noncompetition, compensation or confidentiality arrangements entered into with its employees in the ordinary course of business; (xiv) the payment of dividends to Holdings to permit Holdings to pay fees and indemnities to directors and officers of Holdings; and (xv) other Restricted Payments in an aggregate amount not to exceed $10.0 million.

         The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

         Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the definition of an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Incurrence of Indebtedness and

Issuance of Preferred Stock", the Issuer shall be in default of such covenant). The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock", calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period and (ii) no Default or Event of Default would be in existence immediately following such designation.

         Incurrence of Indebtedness and Issuance of Preferred Stock

         The Indenture provides that the Issuer will not, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) or issue any shares of Disqualified Stock and will not permit any of its Subsidiaries to incur Indebtedness or issue shares of preferred stock; provided, however, that, so long as no Default or Event of Default has occurred and is continuing, the Issuer may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Issuer's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued at the beginning of such four-quarter period.

         The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following (collectively, "Permitted Debt"):

            (i) the incurrence by the Issuer and the Guarantors of Indebtedness under one or more Credit Facilities in an aggregate principal amount at any time outstanding not to exceed $195.0 million (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and the Guarantors thereunder), less the aggregate amount of all Net Proceeds of Asset Sales applied to repay any such Indebtedness pursuant to clause (i) of the second paragraph of the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales";

           (ii) the incurrence by the Issuer and the Guarantors of Indebtedness represented by the Notes, the Exchange Notes and any Subsidiary Guarantees;

          (iii)  the incurrence by the Issuer and its Restricted
         Subsidiaries of the Existing Indebtedness;

           (iv) the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred by the first paragraph of this covenant, or by clauses (ii), (iii), (iv), (vi),
         (vii), (viii), (ix), (x) and (xii);

            (v) the incurrence of Indebtedness between or among the Issuer and any of its Wholly Owned Restricted Subsidiaries; provided, however, that (a) if the Issuer is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full of all Obligations with respect to the Notes and (b) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Wholly Owned Restricted Subsidiary, and any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Wholly Owned Restricted Subsidiary, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be;

           (vi) the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;

          (vii) the incurrence by any of the Issuer's Restricted Subsidiaries of Indebtedness or Preferred Stock incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Issuer (other than Indebtedness or preferred stock incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Issuer); provided that the principal amount (or accreted value, as applicable) or aggregate liquidation preference, as applicable, of such Indebtedness or Preferred Stock, as the case may be, together with any other outstanding Indebtedness and Preferred Stock incurred pursuant to this clause
         (vii) does not exceed $5.0 million;

         (viii) the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness (including Capital Lease Obligations) financing the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets), in each case, incurred no more than 180 days after such purchase, lease or improvement of such property in respect of such Indebtedness; provided, however, at the time of the incurrence of such

         Indebtedness and after giving effect thereto, the aggregate principal amount of all Indebtedness incurred pursuant to this clause (viii) and then outstanding shall not exceed the greater of $10.0 million and 10% of Adjusted Consolidated Assets;

           (ix) the incurrence by the Issuer of Indebtedness in connection with the acquisition of a Permitted Business in respect of such Indebtedness; provided, however, that the aggregate amount of Indebtedness incurred pursuant to this clause (ix) and then outstanding shall not exceed $20.0 million;

            (x) the guarantee by the Issuer or any of the Guarantors of Indebtedness that was permitted to be incurred by another provision of this covenant;

           (xi) the incurrence by the Issuer's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer that was not permitted by this clause (xi); and

          (xii) the incurrence by the Issuer or its Restricted Subsidiaries of Indebtedness in an aggregate principal amount which, together with all other Indebtedness of the Issuer outstanding on the date of such incurrence (other than Indebtedness permitted by clauses (i) through (xi) above or the first paragraph of this covenant) does not exceed $30.0 million; provided that the aggregate principal amount of Indebtedness incurred by Restricted Subsidiaries of the Company pursuant to this clause (xii) and then outstanding shall not exceed $2.0 million.

         For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and the payment of dividends on preferred stock in the form of additional shares of the same class of preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in the Fixed Charges of the Issuer as accrued.

         Limitation on Other Senior Subordinated Debt

         The Indenture provides that (i) the Issuer will not directly or indirectly incur any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Notes and (ii) no Guarantor will incur any Indebtedness that is subordinate or junior in right of payment to its Guarantor Senior Debt and senior in any respect in right of payment to such Guarantor's Subsidiary Guarantee.

         Liens

         The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

         Sale and Leaseback Transactions

         The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Issuer and the Guarantors may enter into a sale and leaseback transaction if (i) the Issuer or such Guarantor could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens", (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the proceeds of such transaction are applied in compliance with, the covenant described above under the caption "--Repurchase at the Option of Holders-- Asset Sales".

         Dividend and Other Payment Restrictions Affecting Subsidiaries

         The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock or
(2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Issuer or any of its Restricted Subsidiaries, (ii) make loans or advances to the Issuer or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of
(a) Existing Indebtedness as in effect on the date of the Indenture,
(b) the Senior Credit Facility as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Senior Credit Facility as in effect on the date of the Indenture, (c) the Indenture, the Notes, the Exchange Notes and the Subsidiary Guarantees, (d) applicable law, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (f) by reason of customary non-assignment or subletting provisions in leases entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) in the case of clause (iii) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages,
(i) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition, or (j) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

         Issuances and Sales of Equity Interests in Wholly Owned Restricted Subsidiaries

         The Indenture provides that the Issuer (i) will not, and will not permit any Wholly Owned Restricted Subsidiary of the Issuer to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of the Issuer to any Person (other than the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer), unless
(a) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary and
(b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Repurchase at the Option of Holders Asset Sales", and (ii) will not permit any Wholly Owned Restricted Subsidiary of the Issuer to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer.

         Merger, Consolidation or Sale of Assets

         The Indenture provides that the Issuer may not consolidate or merge with or into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless
(i) the Issuer is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Issuer under the Notes, the Indenture and the Registration Rights Agreement pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Issuer with or into a Wholly Owned Restricted Subsidiary of the Issuer, the Issuer or the entity or Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (a) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Issuer immediately preceding the transaction and (b) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock". Notwithstanding clause
(iv) above, the Issuer may consolidate with or merge with or into
(A) another Person if such Person is a single purpose corporation that has not conducted any business or incurred any Indebtedness or other liabilities and such transaction is being consummated solely to change the state of incorporation of the Issuer or (B) Holdings; provided, however, that, in the case of clause (B), (x) Holdings shall not have owned any assets other than assets owned by Holdings on the date of the Indenture, including the Capital Stock of the Issuer (and other immaterial assets incidental to its ownership of such Capital Stock) or conducted any business other than owning the Capital Stock of the Issuer, (y) Holdings shall not have any Indebtedness or other liabilities (other than ordinary course liabilities incidental to its ownership of the Capital Stock of the Issuer) and (z) immediately after giving effect to such consolidation or merger, the Issuer, Holdings or the Person formed by or surviving such consolidation or merger (if other than the Issuer or Holdings) shall have a pro forma Fixed Charge Coverage Ratio that is not less than the Fixed Charge Coverage Ratio of the Issuer immediately prior to suchconsolidation or merger.

         Transactions with Affiliates

         (a) The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Issuer or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person and (ii) the Issuer delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and
(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Issuer of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

         (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under the caption "--Restricted Payments", (ii) any issuance of securities, or other payments, benefits, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Issuer, (iii) the grant of stock options or similar rights to employees and directors of the Issuer pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Issuer or its Restricted Subsidiaries, but in any event not to exceed $2.0 million in the aggregate outstanding at any one time, (v) the payment of reasonable fees to directors of the Issuer and its Restricted Subsidiaries who are not employees of the Issuer or its Restricted Subsidiaries, (vi) any payment by the Issuer to Holdings to permit Holdings to pay any federal, state, local or other taxes that are then actually due and owing by Holdings, (vii) indemnification agreements with, and the payment of fees and indemnities to, directors, officers and employees of the Issuer and its Restricted Subsidiaries, in each case, in the ordinary course of business, (viii) any employment, compensation, noncompetition or confidentiality agreement entered into by the Issuer and its Restricted Subsidiaries with its employees in the ordinary course of business, (ix) the payment by the Issuer of fees, expenses and other amounts to Cypress and its Affiliates in connection with the Merger; provided that the aggregate amount paid under this clause (ix) shall not exceed $5.0 million, (x) payments by the Issuer or any of its Restricted Subsidiaries to Cypress and its Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement, or in respect of other investment banking activities, in each case, as determined by the Board of Directors in good faith, (xi) any agreement as in effect as of the date of the Indenture or any amendment or replacement thereto or any transaction contemplated thereby so long as any such amendment or replacement agreement is not more disadvantageous to the Holders of the Notes in any material respect than the original agreement as in effect on the date of the Indenture, and (xii) any Affiliate Transaction between the Issuer and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries of the Issuer.

         Subsidiary Guarantees

         (a) The Indenture provides that the Issuer will not permit any Restricted Subsidiary to guarantee the payment of any Indebtedness of the Issuer or any Indebtedness of any other Restricted Subsidiary (in each case, the "Guaranteed Debt") unless (i) if such Restricted Subsidiary is not a Guarantor, such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Subsidiary Guarantee of payment of the Notes by such Restricted Subsidiary, (ii) if the Notes or the Subsidiary Guarantee (if any) of such Restricted Subsidiary are subordinated in right of payment to the Guaranteed Debt, the Subsidiary Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary's guarantee with respect to the Guaranteed Debt substantially to the same extent as the Notes or the Subsidiary Guarantee are subordinated to the Guaranteed Debt under the Indenture, (iii) if the Guaranteed Debt is by its express terms subordinated in right of payment to the Notes or the Subsidiary Guarantee (if any) of such Restricted Subsidiary, any such guarantee of such Restricted Subsidiary with respect to the Guaranteed Debt shall be subordinated in right of payment to such Restricted Subsidiary's Subsidiary Guarantee with respect to the Notes substantially to the same extent as the Guaranteed Debt is subordinated to the Notes or the Subsidiary Guarantee (if any) of such Restricted Subsidiary, (iv) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee, and (v) such Restricted Subsidiary shall deliver to the Trustee an opinion of counsel to the effect that (A) such Subsidiary Guarantee of the Notes has been duly executed and authorized and (B) such Subsidiary Guarantee of the Notes constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity.

         (b) Notwithstanding the foregoing and the other provisions of the Indenture, any Subsidiary Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Issuer, of all of the Issuer's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such guarantee.

         Reports

         The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Issuer will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuer was required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Issuer and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial information and results of operations of the Unrestricted Subsidiaries of the Issuer) and, with respect to the annual information only, a report thereon by the Issuer's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer was required to file such reports, in each case, within the time periods specified in the Commission's rules and regulations. In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Issuer will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Issuer has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Act.

Events of Default and Remedies

         The Indenture provides that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on, if any, with respect to, the Notes (whether or not prohibited by the subordination provisions of the Indenture), (ii) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Issuer or any Restricted Subsidiary for 30 days to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control", "--Repurchase at the Option of Holders--Asset Sales", "--Certain Covenants--Restricted Payments", "-- Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" or "--Certain Covenants--Merger, Consolidation or Sale of Assets";
(iv) failure by the Issuer or any Restricted Subsidiary for 60 days after written notice by the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes to comply with any of its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more; (vi) failure by the Issuer or any of its Significant Subsidiaries to pay final judgments aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acing on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and (viii) certain events of bankruptcy or insolvency with respect to the Issuer or any of the Issuer's Restricted Subsidiaries that constitutes a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary. However, a default under clauses (iii), (iv) and (vi) will not constitute an Event of Default until the Trustee or the holders of 25% in aggregate principal amount of the outstanding Notes notify the Issuer of the default and the Issuer does not cure such default within the time specified after receipt of such notice.

         If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuer, any Restricted Subsidiary of the Issuer that constitutes a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

         The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

         The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer are required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

         No director, officer, employee or stockholder of the Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuer or any Guarantor under the Notes, the Subsidiary Guarantees, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

         The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and to have each Guarantor's obligation discharged with respect to its Subsidiary Guarantee ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of and premium and interest, if any, on the Notes when such payments are due from the trust referred to below, (ii) the Issuer's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and each Guarantor released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

         In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium and interest, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound; (vi) the Issuer shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Issuer shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and (viii) the Issuer shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

         A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any Note selected for redemption. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered Holder of a Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

         Except as provided in the next two succeeding paragraphs, the Indenture, the Notes and the Subsidiary Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture, the Notes or the Subsidiary Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of or tender offer or exchange offer for Notes).

         Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium or interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes,
(vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium or interest, if any, on the Notes,
(vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"), (viii) release any Guarantor from its Subsidiary Guarantee or (ix) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of Article 10 of the Indenture (which relate to subordination) will require the consent of the Holders of at least 662/3% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of Notes.

         Notwithstanding the foregoing, without the consent of any Holder of Notes, the Issuer, a Guarantor (with respect to a Subsidiary Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture, the Notes or any Subsidiary Guarantee to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Issuer's or any Guarantor's obligations to Holders of Notes in the case of a merger or consolidation or sale of substantially all of the Issuer's assets, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustee

         The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

         The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

         Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to Frank's Nursery & Crafts, Inc., 1175 West Long Lake Road, Troy, Michigan 48098, Attention: Chief Financial Officer.

Book-Entry, Delivery and Form

         Except as set forth below, Exchange Notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. Exchange Notes initially will be represented by one or more Exchange Notes in registered, global form without interest coupons (collectively, the "Global Exchange Notes"). The Global Exchange Notes will be deposited with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

         Except as set forth below, the Global Exchange Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Exchange Notes may not be exchanged for Exchange Notes in certificated form except in the limited circumstances described below. See "--Exchange of Book-Entry Exchange Notes for Certificated Exchange Notes". Except in the limited circumstances described below, owners of beneficial interests in the Global Exchange Notes will not be entitled to receive physical delivery of Certificated Exchange Notes (as defined below).

         Initially, the Trustee will act as Paying Agent and Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

         Depository Procedures

         The following description of the operations and procedures of DTC, Euroclear and Cedel are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Issuer takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

         DTC has advised the Issuer that DTC is a limited-purpose trust company created to hold securities for its participating organizations

(collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

         DTC has also advised the Issuer that, pursuant to procedures established by it, (i) upon deposit of the Global Exchange Notes, DTC will credit the accounts of Participants with portions of the principal amount of the Global Exchange Notes and (ii) ownership of such interests in the Global Exchange Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Exchange Notes).

         Investors in the Global Exchange Notes may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations (including Euroclear and Cedel) which are Participants in such system. All interests in a Global Exchange Note, including those held through Euroclear or Cedel, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Cedel may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Exchange Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Exchange Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

         Except as described below, owners of interests in the Global Exchange Notes will not have Exchange Notes registered in their names, will not receive physical delivery of Exchange Notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

         Payments in respect of the principal of, and premium, if any, and interest on a Global Exchange Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee will treat the persons in whose names the Exchange Notes, including the Global Exchange Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Issuer, the Trustee or any agent of the Issuer or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of any beneficial ownership interest in the Global Exchange Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Exchange Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Issuer that its current practice, upon receipt of any payment in respect of securities such as the Exchange Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Exchange Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Exchange Notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

         Except for trades involving only Euroclear and Cedel participants, interests in the Global Exchange Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See "--Same Day Settlement and Payment".

         Transfers between Participants in DTC will be effected in accordance with DTC's procedures and will be settled in same day funds, and transfers between participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures. Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Exchange Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositories for Euroclear or Cedel.

         DTC has advised the Issuer that it will take any action permitted to be taken by a Holder of Exchange Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Exchange Notes and only in respect of such portion of the aggregate principal amount of the Exchange Notes as to which such Participant or Participants has or have given such direction. However if there is an Event of Default under the Exchange Notes, DTC reserves the right to exchange the Global Exchange Notes for legended Exchange Notes in certificated form, and to distribute such Exchange Notes to its Participants.

         Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the Global Exchange Notes among Participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuer nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

         Exchange of Book-Entry Exchange Notes for Certificated Exchange
         Notes

         A Global Exchange Note is exchangeable for definitive Exchange Notes in registered certificated form ("Certificated Exchange Notes") if
(i) DTC (x) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Exchange Notes and the Issuer thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Exchange Notes or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Exchange Notes. In addition, beneficial interests in a Global Exchange Note may be exchanged for Certificated Exchange Notes upon request but only upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indentures. In all cases, Certificated Exchange Notes delivered in exchange for any Global Exchange Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

         Same Day Settlement and Payment

         The Indenture requires that payments in respect of the Exchange Notes represented by the Global Exchange Notes (including principal, premium and interest, if any,) be made by wire transfer of immediately available funds to the accounts specified by the Global Exchange Note Holder. With respect to Exchange Notes in certificated form, the Issuer will make all payments of principal, premium and interest, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Exchange Notes represented by the Global Exchange Notes are expected to be eligible to trade in the

PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Exchange Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Issuer expects that secondary trading in any certificated Exchange Notes will also be settled in immediately available funds.

         Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Exchange Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the settlement date of DTC. DTC has advised the Issuer that cash received in Euroclear or Cedel as a result of sales of interests in a Global Exchange Note by or through a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

Registration Rights; Liquidated Damages

         Pursuant to the Registration Rights Agreement, the Issuer agreed to file with the Commission the Exchange Offer Registration Statement with respect to the Exchange Notes and, upon the effectiveness of the Exchange Offer Registration Statement, to offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes. If (i) the Issuer is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies the Issuer prior to the 20th day following consummation of the Exchange Offer that (a) it is prohibited by law or Commission policy from participating in the Exchange Offer or (b) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (c) that it is a broker-dealer and owns Old Notes acquired directly from the Issuer or an affiliate of the Issuer, the Issuer will file with the Commission a Shelf Registration Statement to cover resales of the Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Issuer will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Old Note until (i) the date on which such Old Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an Old Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Old Note is distributed to the public pursuant to Rule 144 under the Act.

         The Registration Rights Agreement provides that (i) the Issuer will file an Exchange Offer Registration Statement with the Commission on or prior to 60 days after the date of the Indenture, (ii) the Issuer will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 150 days after the date of the Indenture, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Issuer will commence the Exchange Offer and use its best efforts to issue, on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Old Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Issuer will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 150 days after such obligation arises. If
(a) the Issuer fails to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Issuer fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement or
(d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Issuer will pay liquidated damages to each Holder of Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default, in an amount equal to $.05 per week per $1,000 principal amount of Notes held by such Holder. The amount of the liquidated damages will increase by an additional $.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages for all Registration Defaults of $.50 per week per $1,000 principal amount of Notes. All accrued liquidated damages will be paid by the Issuer on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

         Holders of Old Notes are required to make certain representations to the Issuer (as described in the Registration Rights Agreement and Letter of Transmittal) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding liquidated damages set forth above.

Certain Definitions

         Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, or assumed by such other Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person and
(ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

         "Adjusted Consolidated Assets" means at any time the total amount of assets of the Issuer and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), after deducting therefrom all current liabilities of the Issuer and its Restricted Subsidiaries (excluding intercompany items), all as set forth on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which financial statements are available prior to the date of determination.

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

         "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback), excluding sales of services and products in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "-- Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant) and (ii) the issue or sale by the Issuer or any of its Restricted Subsidiaries of Equity Interests of any of the Issuer's Restricted Subsidiaries, in the case of either clause (i) or
(ii), whether in a single transaction or a series of related transactions
(a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Issuer to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Issuer or to another Wholly Owned Restricted Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Issuer or to another Wholly Owned Restricted Subsidiary, (iii) the transfer of used, surplus or obsolete equipment in the ordinary course of business, (iv) the sale and leaseback of any assets within 90 days of the acquisition of such assets and (v) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments" will not be deemed to be Asset Sales.

         "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

         "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

         "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "Cash Equivalents" means (i) United States dollars,
(ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and
(v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within one year after the date of acquisition and (vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (v) of this definition.

         "Change of Control" means the occurrence of any of the following events:

            (i) prior to the first public equity offering, the Principals cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Issuer, whether as a result of issuance of securities of the Issuer, any merger, consolidation, liquidation or dissolution of the Issuer, any direct or indirect transfer of securities or otherwise (for purposes of this clause (i) and clause (ii) below, the Principals shall be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as the Principals beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent corporation);

           (ii) on or after the first public equity offering, any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Principals, is or becomes the beneficial owner (as defined in clause (i) above, except that for purposes of this clause (ii) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Issuer; provided, however, that the Principals beneficially own (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Issuer than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (ii), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person is the beneficial owner (as defined in this clause (ii)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent corporation and the Principals beneficially own (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation);

          (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Issuer (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Issuer was approved by a vote of 66 2/3% of the directors of the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Issuer then in office; or

           (iv) the merger or consolidation of the Issuer with or into another Person or the merger of another Person with or into the Issuer, or the sale of all or substantially all the assets of the Issuer to another Person (other than a Person that is controlled by the Principals), and, in the case of any such merger or consolidation, the securities of the Issuer that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Issuer are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

         "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, to the extent deducted in computing such Consolidated Net Income, (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale, (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period,
(iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period, minus (v) non-cash items increasing such Consolidated Net Income for such period, (other than accruals of income in the ordinary course of business in respect of future cash payments) in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained) and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

         "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Issuer or one of its Restricted Subsidiaries.

         "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (a) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date, plus (b) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (ii) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments) and (iii) all unamortized debt discount and expense and unamortized deferred charges as of such date, in each case, determined in accordance with GAAP.

         "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Issuer who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

         "Credit Facilities" means, with respect to the Issuer, one or more debt facilities (including, without limitation, the Senior Credit
Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (i) of the definition of Permitted Debt.

         "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

         "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments".

         "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

         "Existing Indebtedness" means Indebtedness in existence on the date of the Indenture (other than Indebtedness under Credit Facilities), until such Indebtedness is repaid.

         "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon) and
(iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Issuer (other than Disqualified Stock) or to the Issuer or a Restricted Subsidiary of the Issuer, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

         "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the Issuer or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Issuer or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

         "GAAP" means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

         "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

         "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and
(ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

         "Holdings" means FNC Holdings Inc. (formerly known as General Host Corporation) and its successors.

         "Indebtedness" means, with respect to any Person, (i) any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (ii) all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and (iii) to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

         "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Issuer or any Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the third paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments".

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

         "Net Income" means, with respect to any Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however,
(i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and
(ii) any extraordinary or non-recurring gain (but not loss), together with any related provision for taxes on such extraordinary or non-recurring gain (but not loss).

         "Net Proceeds" means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

         "Non-Recourse Debt" means Indebtedness: (i) as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise) or (c) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Notes being offered hereby) of the Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Issuer or any of its Restricted Subsidiaries.

         "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         "Permitted Business" means any business which is the same as or related, ancillary or complementary to the businesses of the Company on the date of the Indenture.

         "Permitted Investments" means (i) any Investment in the Issuer or in a Wholly Owned Restricted Subsidiary of the Issuer; (ii) any Investment in Cash Equivalents; (iii) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment
(a) such Person becomes a Wholly Owned Restricted Subsidiary of the Issuer or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer;
(iv) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption
"--Repurchase at the Option of Holders--Asset Sales"; (v) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer; (vi) any Investment existing on the date of the Indenture; (vii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (viii) loans or advances to employees made in the ordinary course of business consistent with past practices of the Issuer or any Restricted Subsidiary, but in any event not to exceed $2.0 million in the aggregate outstanding at any one time; (ix) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments; and (x) other Investments in any Person (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (x) that are at the time outstanding, not to exceed $10.0 million.

         "Permitted Liens" means (i) Liens securing Senior Debt or Guarantor Senior Debt of the Issuer and its Restricted Subsidiaries that was permitted by the terms of the Indenture to be incurred; (ii) Liens in favor of the Issuer or any of its Restricted Subsidiaries; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Issuer;
(iv) Liens on property existing at the time of acquisition thereof by the Issuer or any Restricted Subsidiary of the Issuer, provided that such Liens were in existence prior to the contemplation of such acquisition;
(v) Liens to secure the performance of statutory, regulatory, contractual or warranty requirements, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens existing on the date of the Indenture; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefore; (viii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof; (ix) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);
(x) judgment Liens not giving rise to an Event of Default; (xi) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries; (xii) any interest or title of a lessor under any Capital Lease Obligations; (xiii) purchase money Liens to finance property or assets of the Issuer or any Restricted Subsidiary of the Issuer acquired in the ordinary course of business; (xiv) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; (xv) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof; (xvi) Liens securing Hedging Obligations that are otherwise permitted to be incurred under the Indenture; (xvii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Issuer and its Restricted Subsidiaries; (xviii) Liens arising from filing Uniform Commercial Code financing statements regarding leases; and (xix) Liens incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer with respect to obligations that do not exceed $2.0 million at any one time outstanding.

         "Permitted Refinancing Indebtedness" means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Issuer or any of its Restricted Subsidiaries; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;
(iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of and is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Issuer or by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

         "Principals" means Cypress Merchant Banking Partners L.P., Cypress Offshore Partners L.P., Cypress Garden Ltd. and any Person who on the date of the Indenture is an Affiliate of any of the foregoing.

         "Related Party" with respect to any Principal means (i) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (i).

         "Restricted Investment" means an Investment other than a Permitted Investment.

         "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

         "Senior Credit Facility" means that certain credit agreement, dated as of December 24, 1997, by and among the Issuer, Cyrus Acquisition Corp., Holdings, the lenders party thereto, The Chase Manhattan Bank, as Administrative Agent, Syndication Agent, Collateral Agent, Issuing Bank and Swingline Lender and Goldman Sachs Credit Partners L.P., as Documentation Agent, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

         "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

         "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

         "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

         "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer; (c) is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Equity Interests or (2) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries; and (e) has at least one director on its Board of Directors that is not a director or executive officer of the Issuer any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Issuer or any of its Restricted Subsidiaries.

         "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

         "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

           CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
                              OF THE EXCHANGE

         The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below.

         The exchange of Old Notes for Exchange Notes in the Exchange Offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an Exchange Note, the holding period of the Exchange Note will include the holding period the Old Note and the basis of the Exchange Note will be the same as the basis of the Old Note immediately before the exchange.

         In any event, persons considering the exchange of Old Notes for Exchange Notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

                            PLAN OF DISTRIBUTION

         Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 120 days after the consummation of the Exchange Offer it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in
connection with any such resales. In addition, until              , 1998,
all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

         The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of 120 days after the consummation of the Exchange Offer, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

         By its acceptance of the Exchange Offer, any broker-dealer that receives Exchange Notes pursuant to the Exchange Offer hereby agrees to notify the Company prior to using the Prospectus in connection with the sale or transfer of Exchange Notes, and acknowledges and agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which requires the making of any changes in the Prospectus in order to make the statements therein not misleading or which may impose upon the Company disclosure obligations that may have a material adverse effect on the Company (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the Prospectus until the Company has notified such broker-dealer that delivery of the Prospectus may resume and has furnished copies of any amendment or supplement to the Prospectus to such broker-dealer.

                               LEGAL MATTERS

         Certain legal matters will be passed upon for the Company by Simpson Thacher & Bartlett, New York, New York.

                          INDEPENDENT ACCOUNTANTS

         The financial statements of Frank's Nursery & Crafts, Inc. as of January 25, 1998 and January 26, 1997 and for each of the two years in the period ended January 26, 1997 and for the four-week period and forty-eight week period ended January 25, 1998 and December 28, 1997, respectively, included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       INDEX TO FINANCIAL STATEMENTS

                       FRANK'S NURSERY & CRAFTS, INC.

                                                                 Page No.
                                                                 --------
Report of Independent Accountants . . . . . . . . . . . . . .      F-2

Balance Sheets  . . . . . . . . . . . . . . . . . . . . . . .      F-3

Statements of Operations  . . . . . . . . . . . . . . . . . .      F-4

Statements of Changes in Shareholder's Equity . . . . . . . .      F-5

Statements of Cash Flows  . . . . . . . . . . . . . . . . . .      F-6

Notes to Financial Statements   . . . . . . . . . . . . . . .      F-7

                     Report of Independent Accountants




To the Board of Directors and Shareholder of Frank's Nursery & Crafts, Inc.

     In our opinion, the accompanying balance sheets and the related statements of income, changes in shareholder's equity and of cash flows present fairly, in all material respects, the financial position of Frank's Nursery & Crafts, Inc. (a wholly-owned subsidiary of FNC Holdings Inc., formerly "General Host Corporation") at January 25, 1998 and January 26, 1997, and the results of their operations and their cash flows for the four-week period and forty-eight week period ending January 25, 1998 and December 28, 1997, respectively, and the two years ended January 26, 1997 and January 28, 1996, respectively, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



  /s/ Price Waterhouse LLP
-------------------------------
Price Waterhouse LLP
Bloomfield Hills, Michigan
March 13, 1998

                    Frank's Nursery & Crafts, Inc.
                  (a wholly-owned subsidiary of Holdings)

                               Balance Sheets
                           (dollars in thousands)

                                                     May 17,    January 25,   January 26,
                                                       1998        1998          1997
                                                    ---------   -----------   -----------
                                                   (Unaudited)
ASSETS
Current assets:

    Cash and cash equivalents  . . . . .           $  55,171     $  16,100    $   3,526
    Accounts and notes receivable  . . .               3,056         4,607        3,028
    Merchandise inventory  . . . . . . .             116,427        81,051       81,575
    Prepaid expenses and other current
      assets   . . . . . . . . . . . . . .             5,828         6,218        9,458
                                                    --------      --------    ---------
      Total current assets  . . . . . . .            180,482       107,976       97,587
                                                    --------      --------    ---------
    Property, plant and equipment, net               212,727       217,880      220,626
    Intangibles, less accumulated amortization
      of $930, $173 and $10,653 at May 17, 1998,
      January 25, 1998 and January 26, 1997,
      respectively  . . . . . . . . . . .             94,564        94,575       15,266
    Other assets and deferred charges . .             15,336        13,248       10,544
                                                    --------      --------    ---------
                                                    $503,109      $433,679     $344,023
                                                    ========      ========    =========
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
    Accounts payable   . . . . . . . . .             102,486        30,852       27,870
    Accrued expenses   . . . . . . . . .              46,247        53,677       39,186
    Notes payable to banks   . . . . . .                            10,000
    Current portion of long-term debt  .               1,823         1,780        2,254
                                                     -------        ------       ------
      Total current liabilities   . . . .            150,556        96,309       69,310
                                                     -------        ------       ------
Long-term debt:
    Senior debt  . . . . . . . . . . . .              59,155       102,189      127,761
    Subordinated debt  . . . . . . . . .             115,000        65,000       65,000
                                                     -------       -------      -------
       Total long-term debt  . . . . . . .           174,155       167,189      192,761
                                                     -------       -------      -------
Other liabilities and deferred credits . .            18,096         17,778       6,271
Commitments and contingencies

Shareholder's equity:
    Common stock $1.00 par value,
       5,000,000 shares authorized,
       246 shares issued   . . . . . . . . . .           246           246          246
    Capital in excess of par value   . . . .         165,754       165,754       48,146
    Intercompany payable (receivable)  .                (744)         (693)     115,147
    Retained earnings  . . . . . . . . .              (4,954)      (12,904)     (87,858)
                                                    --------      --------    ---------
       Total shareholders' equity  . . . .           160,302       152,403       75,681
                                                    --------      --------    ---------
                                                    $503,109      $433,679     $344,023
                                                    ========      ========    =========

                          See accompanying notes.

                         Frank's Nursery & Crafts, Inc.
                  (a wholly-owned subsidiary of Holdings)

                          Statements of Operations
                           (dollars in thousands)

                                                                     Post-           Pre-
                                                                  acquisition     acquisition
                                                                    Period          Period
                                                                 (Successor-     (Predecessor-
                                                                    basis)          basis)
                                         Sixteen Weeks Ended      Four-Weeks      Forty-Eight
                                        ---------------------        Ended        Weeks Ended
                                         May 17,      May 18,     January 25,     December 28,    January 26,    January 28,
                                          1998         1997          1998             1997           1997           1996
                                         -------     --------     -----------     ------------    -----------    -----------
                                       (Unaudited)  (Unaudited)

Revenues:
   Sales  . . . . . . . . . . . . .     $176,273     $178,243       $ 14,814        $515,204       $530,752        $593,270
   Other income (expense) . . . . .          562           35            (17)         (2,010)          (226)            507
                                        --------     --------       --------        --------       --------        --------
                                         176,835      178,278         14,797         513,194        530,526         593,777
                                        --------     --------       --------        --------       --------        --------
Costs and expenses:
   Cost of sales, including buying
     and occupancy . . . . . . . . .     114,078      121,946         17,532         367,008        383,099         429,181
   Selling, general and
     administrative  . . . . . . . .      42,867       44,106          8,568         136,622        138,355         148,502
   Provision for store closings
     and other costs . . . . . . . .                                                   6,677
   Impairment loss   . . . . . . . .                                                   1,720
   Interest and debt expense  . . .        6,792       6,624           1,601          19,632         20,863          23,845
                                        --------     --------       --------        --------       --------        --------
                                         163,737      172,676         27,701         531,659        542,317         601,528
                                        --------     --------       --------        --------       --------        --------
Income (loss) before income
   taxes and extraordinary
   loss . . . . . . . . . . . . .         13,098        5,602        (12,904)        (18,465)       (11,791)         (7,751)
Income taxes  . . . . . . . . . .             --           --             --              --             --              --
                                        --------     --------       --------        --------       --------        --------
Income (loss) before
   extraordinary loss  . . . . .          13,098        5,602        (12,904)        (18,465)       (11,791)         (7,751)
Extraordinary loss . . . . . . .          (5,148)          --             --             --              --              --
                                        --------     --------       --------        --------        --------        --------
Net income (loss) . . . . . . . .       $  7,950     $  5,602       $(12,904)       $(18,465)      $(11,791)        $(7,751)
                                        ========     ========       ========        ========       ========         =======

                          See accompanying notes.

                       Frank's Nursery & Crafts, Inc.
                  (A wholly-owned subsidiary of Holdings)

               Statements of Changes in Shareholder's Equity
           Fiscal Years Ended January 25, 1998, January 26, 1997
       and January 28, 1996 and the Sixteen Weeks Ended May 17, 1998
                           (dollars in thousands)

                                      Common      Capital in                                            Total
                                      Stock       Excess of        Intercompany       Retained       Shareholder's
                                      Issued      Par Value           Payable         Earnings          Equity
                                     -------      ---------        -------------      ---------      -------------
Balance at January 29, 1995  . .     $  246       $ 48,146           $ 74,041        $ (68,316)        $  54,117
Net loss   . . . . . . . . . . .                                                        (7,751)           (7,751)
Increase in intercompany
  payable . . . . . . . . . . .                                        59,892                             59,892
                                     -------      ---------         ---------        ---------          --------
Balance at January 28, 1996  . .         246         48,146           133,933          (76,067)          106,258
Net loss   . . . . . . . . . . .                                                       (11,791)          (11,791)
Decrease in intercompany
  payable . . . . . . . . . . .                                       (18,786)                           (18,786)
                                     -------      ---------         ---------        ---------          --------
Balance at January 26, 1997  . .         246         48,146           115,147          (87,858)           75,681
  Net loss for the forty-eight
    week (pre-acquisition) period
    ended December 28, 1997                                                            (18,465)          (18,465)
------------------------------------------------------------------------------------------------------------------
Changes due to acquisition:
  Equity contribution . . . . .                     166,000                                              166,000
  Purchase accounting
     adjustments  . . . . . . .                     (48,392)                           106,323           57,931
Decrease in intercompany
   liability  . . . . . . . . .                                      (114,706)                          (114,706)
                                     -------      ---------         ---------        ---------          --------
Balance at December 28, 1997  . .        246        165,754               441              -0-           166,441
Net loss for the four-week
  (post-acquisition) period
  ended January 25, 1998  . . . .                                                      (12,904)          (12,904)
Decrease in intercompany
  liability . . . . . . . . . . .                                      (1,134)                            (1,134)
                                     -------      ---------         ---------        ---------          --------
Balance at January 25, 1998  . .         246        165,754              (693)         (12,904)          152,403
Net income for the sixteen week
  period ended May 17, 1998
  (unaudited)  . . . . . . . . .                                                         7,950             7,950
Decrease in intercompany
  liability (unaudited) . . . .                                           (51)                               (51)
                                     -------      ---------         ---------        ---------          --------
Balance at May 17, 1998
  (unaudited)   . . . . . . . .      $   246      $ 165,754         $    (744)       $  (4,954)         $160,302
                                     =======      =========         =========        =========          ========

                          See accompanying notes.

                        Frank's Nursery & Crafts, Inc.
                  (a wholly-owned subsidiary of Holdings)

                          Statements of Cash Flows
                           (dollars in thousands)

                                                                     Post-           Pre-
                                                                  acquisition     acquisition
                                                                    Period          Period
                                                                 (Successor-     (Predecessor-
                                                                    basis)          basis)
                                         Sixteen Weeks Ended      Four-Weeks      Forty-Eight
                                        ---------------------        Ended        Weeks Ended
                                         May 17,      May 18,     January 25,     December 28,    January 26,    January 28,
                                          1998         1997          1998             1997           1997           1996
                                         -------     --------     -----------     ------------    -----------    -----------
                                       (Unaudited)  (Unaudited)

Cash flows from operating activities:
   Net Income (loss)  . . . . . .       $  7,950     $  5,602      $ (12,904)      $ (18,465)      $(11,791)      $  (7,751)
                                        --------     --------       --------        --------       --------        --------
   Adjustments to reconcile net
     income (loss) to net cash
     provided by (used for)
     operations:
       Extraordinary charge  . . . .       5,148        5,148                              0              0               0
       Depreciation and
         amortization  . . . . . . .       5,611        6,429          1,500          20,115         22,377          22,888
       Provision for store closings
         and other costs  . . . . .                                                    6,677
       Impairment loss  . . . . . .                                                    1,720
       Gains from sales of property,
         plant and equipment  . . .                                                   (2,981)
       Other .  . . . . . . . . . .          164         (269)        (1,343)         (3,188)           860             487
                                        --------     --------       --------        --------       --------        --------
                                          18,873       11,762        (12,747)         (3,878)        11,446          15,624
   Changes in current assets and
   current liabilities:
    Decrease (increase) in accounts
       and notes receivable  . . . .       1,447          858            129             242           (530)           232
    Decrease (increase) in
      inventory   . . . . . . . . . .    (35,376)     (27,361)        (2,892)           (757)         6,587           (924)
    Decrease (increase) in
      prepaid expense   . . . . . . .        390          445          1,473            (167)          (665)          (672)
    Increase (decrease) in
      accounts payable  . . . . . . .     71,634       60,350        (10,981)         13,963             91        (13,949)
    Increase (decrease) in
      accrued expenses  . . . . . . .     (7,429)       1,167        (11,040)         (8,061)         1,249        (11,982)
                                        --------     --------       --------        --------       --------        --------
    Net cash provided by (used for)
      operations   . . . . . . . . . .    49,539       47,221        (36,058)          9,098         18,178         (11,671)
                                        --------     --------       --------        --------       --------        --------

                                                                     Post-           Pre-
                                                                  acquisition     acquisition
                                                                    Period          Period
                                                                 (Successor-     (Predecessor-
                                                                    basis)          basis)
                                         Sixteen Weeks Ended      Four-Weeks      Forty-Eight
                                        ---------------------        Ended        Weeks Ended
                                         May 17,      May 18,     January 25,     December 28,    January 26,    January 28,
                                          1998         1997          1998             1997           1997           1996
                                         -------     --------     -----------     ------------    -----------    -----------
                                       (Unaudited)  (Unaudited)

Cash flows from investing activities:
   Addition to property, plant and
     equipment   . . . . . . . . . . .    (3,199)        (951)            34         (12,472)       (4,371)         (5,497)
   Proceeds from sales of property,
     plant and equipment . . . . . . .     3,931        3,077                         12,597           930             342
                                        --------     --------       --------        --------       --------        --------
   Net cash provided by (used for)
     investing activities  . . . . . .       732        2,126             34             125        (3,441)         (5,155)
                                        --------     --------       --------        --------       --------        --------
Cash flows from financing activities:
   Issuance of long-term debt  . . . .   115,000                                       1,625          5,137         34,984
   Debt issue costs   . . . . . . . .     (5,205)                                     (3,745)          (439)        (1,681)
   Increase (decrease) in
     in intercompany payable  . . . .        (51)     (31,437)       (1,134)        (114,706)       (18,786)        59,892
   Payment of long-term debt and
     capital lease obligations  . . .   (107,991)       (677)           (98)         (65,073)        (1,994)       (77,117)
   Equity contribution, net  . . . .                                                 166,000
   Other . . . . . . . . . . . . . .      (2,953)                     13,945          (4,939)
   Increase (decrease) in notes
     payable to banks  . . . . .         (10,000)                                     47,500
                                        --------     --------       --------        --------       --------        --------
   Net cash provided by (used for)
     financing activities  . . . .       (11,200)     (32,114)        12,713          26,662        (16,082)         16,078
                                        --------     --------       --------        --------       --------        --------
   Increase (decrease) in cash
     and cash equivalents  . . . .        39,071       17,233        (23,311)         35,885         (1,345)          (748)
   Cash and cash equivalents at
     beginning of period . . . . .        16,100        3,526         39,411           3,526          4,871           5,619
                                        --------     --------       --------        --------       --------        --------
   Cash and cash equivalents at
     end of period   . . . . . .        $ 55,171     $ 20,759       $ 16,100        $ 39,411       $  3,526        $ 4,871
                                        ========     ========       ========        ========       ========        ========

                          See accompanying notes.

                       Frank's Nursery & Crafts, Inc.
                  (a wholly-owned subsidiary of Holdings)
                       Notes to Financial Statements

NOTE 1: ACCOUNTING POLICIES

Frank's Nursery & Crafts, Inc. ("Frank's" or the "Company") is a wholly-owned subsidiary of FNC Holdings Inc. (formerly "General Host
Corporation"). Frank's is a leading specialty retailer of lawn and garden products, crafts and Christmas merchandise. Below are those accounting policies considered to be significant.

The Company operates entirely in one industry segment, the lawn and garden retail industry defined to include green goods, fertilizers, gardening accessories, lawn furniture, Christmas merchandise and snow removal, power and watering equipment.

The fiscal year is normally comprised of 52 or 53 weeks, ending on the last Sunday in January. The 1997, 1996 and 1995 fiscal years each reflect a 52-week period ended January 25, 1998, January 26, 1997 and January 28, 1996, respectively. Because of the acquisition (see Note 6), the accompanying financial statements for fiscal 1997 represent the financial position, results of operations and cash flows of Frank's for the forty-eight week period prior to the acquisition and the four-week period subsequent to the acquisition. The post-acquisition period has been presented on the purchase basis of accounting, and is therefore not comparable to the historical financial information presented for the forty-eight week pre-acquisition period. In addition, as a result of the cross guarantees on the debt, Holdings debt and related issue costs and interest accruals have been included in the Frank's financial statements. The financial statements have been prepared in accordance with generally accepted accounting principles and, as such, include amounts based on management's best estimates. Actual results could differ from those estimates.

Cash equivalents are highly liquid investments, such as U.S. government securities and bank certificates of deposit having original maturities of three months or less, and are carried at cost plus accrued interest.

Merchandise inventories are stated at the lower of cost or market, with cost being determined under the first-in, first-out method.

Pre-Opening costs are expensed as incurred.

Advertising costs are expensed when the advertising first takes place. Advertising expenditures were $24,006,000 for the forty-eight weeks ended

                       Frank's Nursery & Crafts, Inc.
                  (a wholly-owned subsidiary of Holdings)
                       Notes to Financial Statements

December 28, 1997, $753,000 for the four weeks ended January 25, 1998, $22,262,000 for 1996 and $24,373,000 for 1995.


Provisions for store closing costs are charged to operations in the period when the decision is made to close a retail unit.


Property, plant and equipment, including significant improvements thereto, are recorded at cost. Expenditures for repairs and maintenance are charged to expense as incurred. The cost of plant and equipment is depreciated over the estimated useful lives using the straight-line method. Estimated useful lives, including capital leases, are: buildings, 10-40 years or, if shorter, the terms of the lease; equipment, 3-20 years. Leasehold improvements are depreciated over the lease terms of the respective leases or the estimated useful lives. Upon sale or other disposition of assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss, if any, is recognized in the statement of income.

Intangibles, including costs in excess of net assets of acquired businesses, are amortized over 40 years using the straight-line method.

Impairment of long-lived assets, including goodwill, is reviewed on a store by store basis annually or when events and circumstances warrant such a review by the Company in accordance with Statement of Financial Accounting Standards No. 121, "Impairment of Long-Lived Assets," (FAS 121) by comparing estimated future undiscounted cash flows associated with the asset to the asset's carrying value to determine if an impairment exists. If the expected future cash flows are less than the carrying amount of such assets, the Company recognizes an impairment loss for the difference between the carrying amount and their estimated fair value. Fair value is estimated using expected discounted future cash flows. During the forty-eight weeks ended December 28, 1997 the Company recorded an impairment loss of $1,720,000 primarily for leasehold improvements at nine stores resulting principally from declining store traffic and declining gross margins.

Other postretirement benefits are recognized in the financial statements during the period in which service is provided.

Leases that meet the accounting criteria for capital leases are recorded as property, plant and equipment, and the related capital lease obligations (the aggregate present value of minimum future lease payments, excluding executory costs such as taxes, maintenance and insurance) are included in long-term debt. Depreciation and interest are charged to expense, and rent payments are treated as payments of long-term debt, accrued interest and executory costs. All other leases are accounted for as operating leases, and rent payments are charged to expense as incurred.

Income taxes for Frank's are included in the consolidated U.S. federal income tax return of Holdings. In preparing its financial statements, Frank's has determined its tax provision on a separate return basis.

                       Frank's Nursery & Crafts, Inc.
                  (a wholly-owned subsidiary of Holdings)
                       Notes to Financial Statements

Deferred income tax assets and liabilities are determined based on the difference between the financial carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.


Interim financial data is unaudited; however, in the opinion of management, the interim data include all adjustments, consisting only of normal recurring items, necessary for a fair statement of the results for the interim periods.

NOTE 2: PROVISION FOR STORE CLOSINGS

During 1993, previous management of the Company approved a plan to exit twenty-six unprofitable Frank's stores primarily in the Nashville, South Florida and Orlando markets and to dispose of certain other properties. At that time a reserve was recorded for the provision of long-term lease termination agreements, brokers fees and legal costs, the expected losses on the sale of real estate and the write-off of leasehold improvements and equipment of the closed stores. All of the stores were closed by March 1994. The Company terminated nine leased locations in fiscal 1994 and an additional six locations in fiscal 1995 through 1997, the costs of which approximated the original reserve for these locations. As a result, no adjustments had been recorded to the store closing reserve during this period.

As of January 26, 1997, there were eleven remaining locations of which five were vacant and six were subleased. The Company actively pursued tenants for the vacant locations and based on its periodic evaluation of store closing costs, management was optimistic that such locations could be sublet or terminated with minimal additional loss. During 1997, three sub-tenants defaulted. As a result of these unanticipated defaults, management reassessed recovery rates on the remaining locations and determined that an additional loss provision of $6.7 million was required to reflect the delay in exit strategy for those locations leased on a long-term basis. This $6.7 million adjustments to the reserve was recorded in the forty-eight week period ended December 28, 1997.

As a result of the acquisition, new management has revised the Company's exit strategy with respect to unprofitable Frank's stores by accelerating the timing for the disposal of those stores previously identified by former management, resulting in a $5.4 million additional store closing liability recorded under purchase accounting. This liability primarily represents the reduction in residual value expected to be recovered as a result of this accelerated exit strategy.

                       Frank's Nursery & Crafts, Inc.
                  (a wholly-owned subsidiary of Holdings)
                       Notes to Financial Statements


NOTE 3: INTERCOMPANY TRANSACTIONS AND ALLOCATIONS

Allocated Corporate Services:

The results of the Company include 100% of Holdings' costs incurred for certain corporate overhead, such as risk management, human resources, corporate law, corporate finance and accounting, treasury and public affairs. 100% of Holdings' costs incurred, aggregated $4,532,000, $10,000, $4,705,000, and $4,508,000 for the forty-eight weeks ended
December 28, 1997, the four weeks ended January 25, 1998 and for the fiscal years ended January 26, 1997 and January 28, 1996, respectively.


Cash Management:

Frank's utilized Holdings' centralized cash management services. Under this arrangement Frank's accounts receivable are collected and cash disbursements were funded by Holdings on a daily basis. Net activity between Holdings and Frank's was reflected in the intercompany payable as shown in the statements of cash flows.


NOTE 4: OTHER INCOME (EXPENSE)


                                                               Forty-
                                               Four             Eight
                                              Weeks             Weeks
                                              Ended             Ended
                                            January 25,      December 28,
                                              1998              1997              1996             1995
                                           -----------       -----------       ----------       ----------
Interest on cash and cash equivalents
  and marketable securities                  $  0              $ 1,035           $    0              $  0
Gain (loss) on the sale of property
  and the termination or sale
  of leases                                   (29)               1,382             (264)              469
Cost associated with the disposition            0               (4,594)               0                 0
Other                                          12                  167               38                38
                                             ----              -------           ------             ------
 Total                                       $(17)             $(2,010)          $(226)              $507
                                             ====              =======           ======             ======

                       Frank's Nursery & Crafts, Inc.
                  (a wholly-owned subsidiary of Holdings)
                       Notes to Financial Statements


NOTE 5: INCOME TAXES


Differences between income taxes of continuing operations and income taxes based on statutory federal income tax rates applied to income before taxes are as follows:

                                                               Forty-
                                               Four             Eight
                                              Weeks             Weeks
                                              Ended             Ended
                                            January 25,      December 28,
                                              1998              1997              1996             1995
                                           -----------       -----------       ----------       ----------
                                                                 (In thousands)

Federal income taxes based
  on statutory rates                        $(3,962)          $(6,703)     $(4,009)      $(2,635)
Increases (decreases) in rates
  resulting from:
  Limitation (utilization) of
    tax loss carryforwards                    3,946             6,508        3,850         2,097
  Amortization of intangibles
    and other acquisition costs                  15               183          136           136
  Other                                           1                12           23           402
                                            -------           -------      -------       -------
                                            $    --           $    --      $    --       $    --
                                            =======           =======      =======       =======

                       Frank's Nursery & Crafts, Inc.
                  (a wholly-owned subsidiary of Holdings)
                       Notes to Financial Statements

   The tax effects of the principal temporary deferred tax assets and liabilities are as follows:

                                        January 25, 1998            January 26, 1997
                                        ----------------            ----------------
                                                        (In thousands)
Liabilities:
Property, plant & equipment                $(14,765)                   $(14,708)
                                           --------                    --------
Gross deferred tax liabilities              (14,765)                    (14,708)
                                           --------                    --------
Assets:
Inventory                                     1,867                         736
Accrued expenses                              4,924                       3,241
Other                                         1,520                         606
Store closing reserve                         3,061                         796
NOL carryforward                             23,028                      14,866
                                           --------                    --------
Gross deferred tax assets                    34,400                      20,245
                                           --------                    --------
Net deferred tax asset                       19,635                       5,537
Valuation allowance                         (19,635)                     (5,537)
                                           --------                    --------
                                           $     --                      $   --
                                           ========                    ========

     Due to the Company's historical operating results, a valuation allowance for the net deferred tax asset balance is recorded at January 25, 1998 and January 26, 1997.

     As discussed in Note 1, Frank's files a consolidated tax return with Holdings. At January 25, 1998 the federal tax NOL carryforwards, for Holdings, on a consolidated basis, approximated $92,000,000. As a result of the valuation allowance, approximately $57,000,000 of these carryforwards have not been benefitted and utilization will be recognized against goodwill. The net operating loss will expire as follows: in January 2009 -- $39,000,000, January 2010 -- $3,000,000, January 2011 --
$6,000,000, January 2012 -- $8,500,000 and January 2013 -- $35,500,000.

     At January 25, 1998 the federal tax NOL carryforwards attributable to Frank's on a separate return basis approximated $67,700,000. As a result of the valuation allowance, approximately $57,400,000 of these carryforwards have not been benefitted and utilization will be recognized against goodwill. The net operating loss will expire as follows: in January 2009 - $30,000,000, January 2010 - $2,000,000, January 2011
$4,000,000 and January 2012 - $7,700,000 and January 2013 - $24,000,000.

     The Company underwent an ownership change on December 24, 1997. Net operating losses incurred prior to the ownership change will be subject to usage limitations imposed by tax law. Of the Company's entire net

                       Frank's Nursery & Crafts, Inc.
                  (a wholly-owned subsidiary of Holdings)
                       Notes to Financial Statements

operating loss carryforward of $67,700,000, approximately $16,000,000 will not be subject to the limitations imposed. The annual limitation is expected to be approximately $7,200,000 per year.


NOTE 6: PROPERTY, PLANT AND EQUIPMENT

                                        January 25, 1998            January 26, 1997
                                        ----------------            ----------------
                                                        (In thousands)
Land                                       $ 71,101                     $ 45,328
Buildings:
   Owned                                    160,170                      169,141
   Capital leases (Note 10)                  17,445                       17,445
Equipment                                    87,907                      110,361
Leasehold improvements                       48,183                       48,328
Construction in progress                      3,966                        3,251
                                           --------                     --------
                                            388,772                      393,854
Less accumulated depreciation,
  including capital lease amounts
  of $11,691 and $10,889                    170,892                      173,228
                                           --------                     --------
                                           $217,880                     $220,626
                                           ========                     ========

NOTE 7:  ACQUISITION

     On December 24, 1997 FNC Holdings Inc. was acquired through an equity tender offer and the purchase of treasury shares from Holdings, and Holdings, redeemed a majority in principal amount of Holdings' outstanding Senior Notes pursuant to a separate debt tender offer. In addition, Holdings and Frank's entered into a Senior Credit Facility (See Note 9). The proceeds of the initial draw under the Senior Credit Facility, together with an equity investment of $166 million by the investors, were used, among other thing, to fund the equity and debt tender offers, to pay merger consideration, to refinance certain indebtedness of Frank's and to pay fees and expenses related to the Transactions described above. As a result of the Transactions, $94,780,000 of goodwill was recorded.


     Pursuant to an agreement between Holding and Cypress Advisors, Inc., an affiliate of Cypress (the majority shareholder of Holdings), Holding has paid Cypress Advisors, Inc. $4.5 million in fees for providing services relating to the consummation of the Transactions described above. Fees paid to Cypress Advisors, Inc. have been included in the purchase price or debt acquisition costs as appropriate.

                       Frank's Nursery & Crafts, Inc.
                  (a wholly-owned subsidiary of Holdings)
                       Notes to Financial Statements

     If FNC Holdings Inc. had been acquired and the Offering completed on January 26, 1997, the pro forma net loss for the fiscal year ended January 25, 1998 would have decreased by $2,007,000.


NOTE 8:  ACCRUED EXPENSES

Accrued expenses are as follows:

                                        January 25, 1998            January 26, 1997
                                        ----------------            ----------------
                                                        (In thousands)
Taxes, other than income taxes              $ 6,907                      $ 6,072
Payroll and other compensation                6,626                        5,689
Insurance                                     2,131                        3,476
Interest                                      4,342                        6,832
Liabilities related to acquisition           13,363
Other                                        20,308                       17,117
                                           --------                     --------
                                           $53,677                      $ 39,186
                                           ========                     ========

         As a result of the merger on January 7, 1998 a liability of $13.4 million, from the acquisition corporation that represented the conversion rights for the untendered shares of Holdings common stock, was recorded by the Company.

NOTE 9: LONG-TERM DEBT

                                        January 25, 1998            January 26, 1997
                                        ----------------            ----------------
                                                        (In thousands)
Senior debt:
  Holdings 11 1/2% Senior Notes due
    February 15, 2002                      $ 25,235                     $ 78,000
  Mortgage notes due on varying dates
    from February 1, 2001 to
    September 1, 2007                        29,680                       38,979
  Notes payable to banks                     37,500
  Capital leases (Note 10)                   11,554                       12,518
  Other                                                                      518
                                           --------                     --------
                                            103,969                      130,015
Less current portion                          1,780                        2,254
                                           --------                     --------
                                            102,189                      127,761
                                           --------                     --------
Subordinated debt:
  Holdings 8% Convertible Subordinated
    Notes due February 15, 2002              65,000                       65,000
                                           --------                     --------
Total long-term debt                       $167,189                     $192,761
                                           ========                     ========

                       Frank's Nursery & Crafts, Inc.
                  (a wholly-owned subsidiary of Holdings)
                       Notes to Financial Statements

         The Holdings Senior Notes, issued at par, bear interest at 11 1/2%. The Holdings Convertible Subordinated Notes, issued at par, bear interest at 8% and are convertible into common stock of the General Host at a conversion price of $8.54 per share, subject to adjustments in certain events.

         The mortgage notes have interest rates varying from 7.8% to 9.625%, and the notes mature with balloon payments on varying dates from February 1, 2001 to May 1, 2006. The mortgage notes are secured by retail properties owned by the Company.

         At January 25, 1998 the Company has a senior secured credit facility with various banks and financial institutions which provides for
(i) a term loan facility of up to $85 million (the "Term Loan Facility") and (ii) a revolving credit facility of up to $110 million (the "Revolving Credit Facility"). Term loans will mature seven years after the closing date of the facility - December 24, 1997, in equal quarterly installments beginning in fiscal 1999 in an aggregate amount equal to 8.8% of the aggregate Term Loan Facility amount and increasing at each anniversary to 10.6%, 12.9%, 14.7%, 20.6% and 32.4% for fiscal years 2000, 2001, 2002,
2003, and 2004, respectively. Revolving credit loans mature in December, 2003. The Company's initial borrowing under the Senior Credit Facility consisted of $37.5 million in term loans and $10 million of revolving credit loans which remained outstanding as of January 25, 1998.

         Term loans provided pursuant to the Term Loan Facility will bear interest, at the Company's election, at an annual rate equal to the Adjusted LIBO Rate (London Interbank Offering Rate) plus 2.5% or Alternative Base Rate (as defined therein) plus 1.5%, provided that such margins may be reduced if the Company meets certain senior leverage ratio tests. Revolving credit loans obtained pursuant to the Revolving Credit Facility bear interest, at the Company's election, at an annual rate equal to the Adjusted LIBO Rate plus 2.25% or Alternative Base Rate plus 1/25%, provided that such margins may be reduced if the Company meets certain senior leverage ratio tests. The Alternative Base Rate is the highest of the bank's Prime Rate, the Federal Funds Effective Rate plus 0.50% and the base CD Rate plus 1.00%. In addition, there is a commitment fee equal to 0.50% per annum on the total undrawn portion of the Term Loan Facility and the Revolving Credit Facility.

         Among other obligations, the Senior Credit Facility requires the Company to satisfy certain tests and maintain specified financial ratios, including a minimum interest coverage ratio and a maximum leverage ratio. In addition, the Senior Credit Facility restricts, among other things, the Company's ability to incur additional indebtedness and to make acquisitions, investments and capital expenditures beyond a certain level.

         In March 1998 the Company issued $115 million of 10 1/4% Senior Subordinated Notes due March 1, 2008 (the "Offering") and utilized approximately $110.7 million to pay down $17.2 million of indebtedness under the Term Loan Facility and to repay the remaining outstanding
11 1/2% Senior Notes of $25.2 million and the $65 million of 8%

                       Frank's Nursery & Crafts, Inc.
                  (a wholly-owned subsidiary of Holdings)
                       Notes to Financial Statements

Convertible Subordinated Notes including premium of $2,208,000 and accrued interest of $1,013,000 on March 30, 1998. In conjunction with the Offering the Company wrote-off debt issue costs of $1,317,000 related to the 11 1/2% Senior Notes and the 8% Convertible Subordinated Notes.

          The Company was in compliance with all of the bank agreement covenants and other restrictions under all other debt agreements at January 25, 1998.

         Under the most restrictive provisions of any of the Holdings or Frank's debt agreements, total General Host shareholders' equity available to pay cash dividends or purchase treasury stock was below the required minimum level by $44,364,000 at January 25, 1998.


         Aggregate maturities of long-term debt for the five years subsequent to 1997, excluding capital lease obligations (Note 10), are $793,000 in 1998, $865,000 in 1999, $941,000 in 2000, $4,651,000 in 2001
and $91,066,000 in 2002.

NOTE 10: LEASES

         The Company's capital leases are principally for retail stores, for periods ranging up to 25 years. The Company's operating leases are principally for retail store locations.

         At January 25, 1998 lease obligations under capital leases, included in long-term debt (Note 9), and operating leases with lease terms longer than one year, are as follows:


                                        Capital Leases            Operating Leases
                                       ----------------           ----------------
                                                     (In thousands)
Payable in 1998                           $ 2,309                     $ 12,046
           1999                             2,363                       12,078
           2000                             2,322                       11,378
           2001                             2,202                       10,893
           2002                             2,078                       10,313
Payable after 2003                          8,353                       64,705
                                          -------                     --------
Total minimum lease obligations            19,627                     $121,413
                                                                      ========
Executory costs                               (13)
Amount representing future interest        (8,043)
                                          -------
Present value of net minimum lease
   obligations                            $11,571
                                          =======
Future sublease rental income                                         $  3,152
                                                                      ========

         Rent expense was $20,876,000 for the forty-eight weeks ended December 28, 1997, $1,343,000 for the four weeks ended January 25, 1998,

                       Frank's Nursery & Crafts, Inc.
                  (a wholly-owned subsidiary of Holdings)
                       Notes to Financial Statements

$21,915,000 in 1996 and $22,473,000 in 1995.  Rent expense includes additional rentals based on retail store sales (in excess of the minimums specified in leases) of $707,000 for the forty-eight weeks ended
December 28, 1997, $(186,000) for the four weeks ended January 25, 1998, $691,000 in 1996 and $815,000 in 1995 and is reduced by sublease rental income of $603,000 in 1997, $859,000 in 1996 and $832,000 in 1995.


NOTE 11: PENSION PLAN


         Retirement benefits for both salaried and hourly employees of the Company are provided through a noncontributory, defined contribution plan of Holdings. Contributions are determined by the Board of Directors of Holdings based upon assessment of the Company's fiscal year's profitability as related to pre-established financial objectives. There were no contributions made to the plan for 1997, 1996 and 1995. The plan also includes a 401(k) component, permitting employees to invest from 1% to 10% of their salary in the employee's choice of an equity fund, a balanced fund or a fixed income fund. The plan does not provide an employer match.


NOTE 12: DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS


         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and cash equivalents
The carrying value amount approximates fair value because of the short maturity of those investments.

Long-term debt
The fair value of the Company's long-term debt is estimated based upon the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

         The estimated fair values of the Company's financial instruments are as follows:

                                               January 25, 1998             January 26, 1997
                                             -----------------------      -----------------------
                                              Carrying       Fair         Carrying       Fair
                                               Amount       Value         Amount        Value
                                             ---------    ----------     ---------      ---------
                                                          (In thousands)
Cash and cash equivalents                     $16,100       $16,100         $3,526         $3,526
Long-term debt                               $168,969      $169,978       $195,015       $178,180

                       Frank's Nursery & Crafts, Inc.
                  (a wholly-owned subsidiary of Holdings)
                       Notes to Financial Statements


NOTE 13: LITIGATION AND OTHER CONTINGENCIES


         In the normal course of business the Company is subject to various claims. In the opinion of management, any ultimate liability arising from or related to these claims should not have a material adverse effect on future results of operations or the consolidated financial position of the Company.


NOTE 14: SUPPLEMENTAL CASH FLOW INFORMATION


         Interest payments were $21,523,000 for the forty-eight weeks ended December 28, 1997, $301,000 for the four weeks ended January 25, 1998, $19,685,000 in 1996, and $23,286,000 in 1995. Income tax payments were
$47,000 for the forty-eight weeks ended December 28, 1997, $55,000 in 1996 and $449,000 in 1995.

     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to
its date.
                              ___________


                           TABLE OF CONTENTS
                                                                     Page
                                                                     ----
Prospectus Summary  . . . . . . . . . . . . . . . . . . . . . . . .   10
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
The Transactions  . . . . . . . . . . . . . . . . . . . . . . . . .   37
Use of Proceeds   . . . . . . . . . . . . . . . . . . . . . . . . .   40
Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . .   41
Unaudited Pro Forma Financial Data  . . . . . . . . . . . . . . . .   42
Selected Historical Financial and Other Data  . . . . . . . . . . .   47
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations   . . . . . . . . . . . . . . . . . . . . . . . . . .   50
Business    . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   71
Security Ownership of Certain Beneficial
   Owners and Management. . . . . . . . . . . . . . . . . . . . . .   75
Certain Relationships and Related Transactions. . . . . . . . . . .   77
Other Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . .   79
The Exchange Offer  . . . . . . . . . . . . . . . . . . . . . . . .   83
Description of Exchange Notes . . . . . . . . . . . . . . . . . . .   94
Certain United States Federal Income
   Tax Consequences of the Exchange . . . . . . . . . . . . . . . .  136
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . .  136
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . .  137
Independent Accountants . . . . . . . . . . . . . . . . . . . . . .  137
Index to Financial Statements . . . . . . . . . . . . . . . . . . .  138


   Until _______________, 1998 (90 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                       Frank's Nursery & Crafts, Inc.




                         _________________________

                                PROSPECTUS
                         _________________________




   Offer to Exchange up to $115,000,000 of its 10 1/4% Series B Senior Subordinated Notes due 2008 which have been Registered under the Securities Act for any of its outstanding 10 1/4% Senior Subordinated Notes due 2008

                                  PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Officers and Directors


         Section 561 of the Michigan Business Corporation Act authorizes indemnification of directors and officers of Michigan corporations. The Registrant's Restated Articles of Incorporation provide that no director of the corporation shall be personally liable to the corporation or its shareholders for money damages for any action taken or any failure to take any action as a director, except liability for any of the following: (i) the amount of a financial benefit received by a director to which he or she is not entitled, (ii) intentional infliction of harm on the corporation or the shareholders, (iii) a violation of Section 551 of the Michigan Business Corporation Act or (iv) an intentional criminal act.
The Registrant's By-laws permit it to indemnify directors and officers against expenses, attorneys' fees, judgments, fines and settlements reasonably incurred in connection with any threatened, pending or completed action or proceeding brought by a third party so long as the director or officer acted in good faith and in a manner reasonably believed not to be opposed to the best interests of the Company. The By-laws also allow the Registrant to indemnify directors and officers against expenses and attorneys' fees related to any threatened, pending or completed action brought by or in the right of the Company so long as the director acted in good faith and in a manner reasonably believed not to be opposed to the best interests of the Company. Where the action is brought by or in the right of the Company, however, no indemnification is allowed as to any claim where the director or officer is judged to be liable for negligence or misconduct in the performance of his or her duties to the Company unless such indemnification is specifically approved by the court in which such action was brought.


         Though the Registrant's By-laws permit indemnification in the situations described above, each request for indemnification must be individually authorized by (i) the board by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding,
(ii) by independent legal counsel in a written opinion if such quorum is not obtainable or (iii) the Company's shareholders. To the extent that a director or officer is successful on the merits or otherwise in defense of any action, suit or proceeding, the Registrant's By-laws dictate that he or she must be indemnified against expenses actually and reasonably incurred.

         The Registrant maintains insurance coverage for losses incurred by its directors and officers as a result of any actual or alleged Wrongful Act (as defined therein) performed by them during the Policy Period (as defined therein) or Discovery Period (as defined therein) while acting in their respective capacities as directors or officers of the Company. The insurance policy also covers losses incurred by the Company arising from a Securities Claim (as defined therein) raised against the Company or a claim made against its directors or officers during the Policy Period or Discovery Period where the Registrant has indemnified the directors and officers for their personal losses.

Item 21.  Exhibits and Financial Statements

         (a) Exhibits
                 See list of Exhibits.

         (b) Financial Statement Schedules

                 Schedules other than those listed above are omitted because the conditions requiring their filing do not exist, or because the required information is provided in the Consolidated Financial Statements, including the notes thereto.

Item 22.  Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Exchange Offer Registration Statement;

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Exchange Offer Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Exchange Offer Registration Statement;


                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Exchange Offer Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Exchange Offer Registration Statement through the date of responding to the request.

                 (5) To supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the Exchange Offer Registration Statement when it became effective.

                 (6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration Form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

                 (7) That every prospectus: (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Exchange Offer Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on the 29th day of June, 1998.

                                        Frank's Nursery & Crafts, Inc.


                                        By:   /s/Joseph R. Baczko
                                            --------------------------
                                            Name: Joseph R. Baczko
                                            Title:  Chief Executive Officer
                                                    and President


         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

      Signature               Title                                Date
      ---------              -------                              ------

 /s/ Joseph R. Baczko     Chairman of the Board of Directors,    June 29, 1998
 ---------------------    Chief Executive Officer and
   Joseph R. Baczko       President (Principal Executive
                          Officer)

 /s/ Adam Szopinski       Executive Vice President, Chief        June 29, 1998
 ---------------------    Operating Officer and Director
   Adam Szopinski

 /s/ Larry T. Lakin       Executive Vice President, Chief        June 29, 1998
 ---------------------    Financial Officer and Director
   Larry T. Lakin         (Principal Financial and Accounting
                          Officer)

 /s/ David P. Spalding    Director                               June 29, 1998
 ---------------------
   David P. Spalding

 /s/ James A. Stern       Director                               June 29, 1998
 --------------------
   James A. Stern

 /s/ Bahram Shirazi       Director                               June 29, 1998
 --------------------
   Bahram Shirazi

                               EXHIBIT INDEX
Exhibit
-------
Number                     Document Description
-------                    ---------------------


2.1 Agreement and Plan of Merger dated as of November 22, 1997, between FNC Holdings Inc. (formerly known as General Host Corporation) and Cyrus Acquisition Corp.*

3.1        Restated Articles of Incorporation of Frank's Nursery & Crafts,
           Inc.

3.2        By-laws of Frank's Nursery & Crafts, Inc.*

4.1 Indenture dated as of February 26, 1998 between Frank's Nursery & Crafts, Inc. and Bankers Trust Company*

4.2 Registration Rights Agreement dated as of February 26, 1998 by and among Frank's Nursery & Crafts, Inc. and Goldman, Sachs & Co. and Chase Securities Inc.*

5.1        Opinion of Simpson Thacher & Bartlett*

10.1 Credit Agreement dated as of December 24, 1997 among Frank's Nursery & Crafts, Inc., Cyrus Acquisition Corp., General Host Corporation, the lenders party thereto, The Chase Manhattan Bank and Goldman Sachs Credit Partners L.P.*

12.1       Amended statements regarding computation of ratios

23.1 Consent of Simpson Thacher & Bartlett (included as part of its opinion filed as Exhibit 5.1)*

23.2       Consent of Price Waterhouse LLP

25.1 Statement of Eligibility on Form T-1 of Bankers Trust Company under the Trust Indenture Act of 1939*

99.1       Financial Data Schedules*

99.2 Form of Letter of Transmittal used in connection with the Exchange Offer

99.3 Form of Notice of Guaranteed Delivery used in connection with the Exchange Offer

99.4       Form of Exchange Agent Agreement

*Previously filed.